UNITED STATES

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Horizon Pharma Public Limited Company

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PRELIMINARY PROXY STATEMENT

DATED MARCH 22, 2019 — SUBJECT TO COMPLETION

HORIZON PHARMA PUBLIC LIMITED COMPANY

ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 2, 2019

NOTICE AND PROXY STATEMENT

                    , 2019

Dear Fellow Shareholder:

2018 was an exceptional year for Horizon.  In addition to generating record net sales of $1.2 billion, an increase of 14 percent over 2017, and adjusted EBITDA of $451 million1, an increase of 16 percent, we made tremendous progress executing our strategy to build a robust and differentiated pipeline and maximize the growth of KRYSTEXXA®, our biologic medicine for uncontrolled gout2.  We also generated strong results for our shareholders with a one-year total shareholder return of 34 percent in a year when the Nasdaq Biotechnology Index (NBI) declined 9 percent.

KRYSTEXXA, with its 65 percent year-over-year growth, was the key driver of our net sales performance for the year.  It was a year of expansion and investment in our flagship medicine to accelerate its growth potential.  We doubled the commercial team and our addressable patient population and supported the expansion with investment in the commercial infrastructure.  Strong demand for this medicine based on the clinical conviction physicians have for KRYSTEXXA was the driving force behind its growth to $259 million in net sales for the year – more than four times the annual sales when we acquired it three years ago.  We are confident in the long-term potential of KRYSTEXXA, the only approved medicine for uncontrolled gout, and continue to project peak U.S. net sales of more than $750 million.

At Horizon, we do things differently.  Our commercial execution in transforming KRYSTEXXA from an underperforming, underutilized medicine is a great example.  So is our evolution to the rare disease biopharma company we are today.  Instead of the typical biopharma model, starting out with a pipeline and raising capital to finance development opportunities, we started by developing a successful business, using our business development capabilities and strong commercial execution to build our foundation.  Using the resulting cash flows and growth, we built our rare disease medicine portfolio.  Then we moved to where we are today – investing in a pipeline of robust and differentiated medicines to drive sustainable growth over the longer-term – and to make even more of a difference to patients in need of innovative therapies for disease areas many others won’t address.

We are making a great deal of progress with our pipeline – particularly with teprotumumab, our late-stage fully human monoclonal antibody (mAb) insulin-like growth factor 1-receptor (IFG-1R), and a candidate for the treatment of active thyroid eye disease (TED), a rare eye disease with no approved treatment.  In 2018, we completed enrollment in teprotumumab’s Phase 3 confirmatory trial ahead of schedule.  We also presented 48-week off-treatment data from its breakthrough Phase 2 trial that demonstrated durability of response.  More recently, we were pleased to announce that the Phase 3 trial met its primary endpoint, demonstrating a dramatic, highly significant 82.9 percent response rate in the reduction in proptosis – or bulging of the eye – in patients treated with teprotumumab compared to 9.5 percent for placebo patients (p<0.001), paving the way for the potential approval of this medicine by the U.S. Food and Drug Administration (FDA).  We are very excited about teprotumumab’s prospects – for the many patients suffering the painful, debilitating effects of TED, and for you, our shareholders, as we believe that if approved, it could achieve U.S. peak net sales of greater than $750 million.

New to our pipeline in 2018 was our MIRROR trial, a clinical program designed to evaluate the effectiveness of combining KRYSTEXXA with the immunomodulator methotrexate, which, if successful, could increase the number of patients who benefit from KRYSTEXXA.  We also advanced our two next-generation programs for uncontrolled gout, designed to sustain our leadership position well into the future.  More recently, we added a new program to discover novel therapies for the treatment of gout.

To support our expanding pipeline, we considerably enhanced our research and development (R&D) organization in 2018.  Shao-Lee Lin, M.D., Ph.D., joined Horizon early in 2018 to accelerate the development of our R&D portfolio, bringing an impressive record of developing new medicines.  She soon transformed the leadership team, adding scientific expertise and to enhance our R&D capabilities and business development process.

In addition to building our pipeline, we are aligning our capital structure to be closer to that of R&D-focused rare disease biopharma companies, which generally have lower debt levels.  We recently announced plans to pay down approximately $550 million of our outstanding debt, which was $2.0 billion at December 31, 2018, using available cash and proceeds from our

[1]

In 2018, GAAP net loss and non-GAAP net income were $74 million and $315 million, respectively.  Non-GAAP net income and adjusted earnings before interest, taxes, depreciation and amortization and other amounts (adjusted EBITDA) are non-GAAP measures.  These measures are used and provided by us as non-GAAP financial measures so that our investors have a more complete understanding of our financial performance.  In addition, these non-GAAP financial measures are among the indicators our management uses for planning and forecasting purposes and measuring our performance.  Please refer to the discussion of non-GAAP financial measures and the reconciliations thereof to GAAP measures beginning on page 104 of our Annual Report on Form 10-K for the year ended December 31, 2018, which discussion and reconciliations are incorporated herein by reference.

[2]	Uncontrolled gout is chronic gout that is refractory (unresponsive) to conventional gout therapies.

recent $345 million underwritten public offering. This initiative will lower our outstanding debt and leverage ratio, and at the same time allow us the flexibility to take advantage of business development opportunities.  We subsequently paid down $300 million of the debt.  Our current outstanding debt is now $1.7 billion, and we are on track to pay down the remaining $250 million of our $550 million target.

Transformation describes our journey over the last several years.  Horizon today is much different than it was when we started out as a public company in 2011.  Today, we are a biopharma company focused primarily on rare diseases.  Our disciplined business development strategy, along with our strong commercial execution, has driven rapid, transformational growth and delivered a five-year total shareholder return of 156 percent, significantly ahead of our peer group3 and the NBI.  And importantly for the future, we are building a robust pipeline of innovative medicines.  That is why the Board is recommending changing the name of the Company to Horizon Therapeutics plc, to better reflect who we are today and our vision for the future.  We are transforming health by building healthier communities, urgently and responsibly.  As a company, we are going to incredible lengths to impact incredible lives.

One way we do this is ensuring that patients have access to our medicines, regardless of their ability to pay.  In 2018, we provided nearly $2.0 billion in patient assistance.  But our dedication goes well beyond our medicines.  We help our patients and their caregivers better manage and live with their disease, and we help their treating physicians as well, through the services we offer, our awareness campaigns and disease advocacy efforts – a holistic approach.

It’s personal for us.  We are a company of dedicated, engaged people making a difference every day – whether in the results we achieve, the commitments we make or the recognition we receive.  In 2018, PEOPLE Magazine cited us as one of its “50 Companies That Care,” and Fortune Magazine named us the Number One Best Workplace in BioPharma – in addition to several other workplace awards.  We joined Pledge 1%, a corporate philanthropy movement that empowers companies to donate 1% of product, 1% of equity, 1% of profit or 1% of employee time to improve communities around the world – and we are among the first biopharma companies to make this commitment.

We also received recognition for the value we place on diversity, with Crain’s Chicago Business recognizing us as one of the Best Places for Women to Work in Chicago.  We firmly believe that people from different backgrounds and life experiences greatly contributes to our success and the contributions we make to the patients and diverse communities we serve.  I am proud to be a signatory of the CEOAction for Diversity and Inclusion pledge, a CEO-driven business commitment to advance diversity and inclusion within the workplace.  And our Board recognizes the importance and value of diversity as well, formally instituting its policy on diversity to publicly affirm the Board’s belief that maintaining a diverse membership enhances its deliberations and enables the Board to better represent all of our constituents.

In sum, we made significant progress in 2018 on multiple fronts.  We are building on that momentum in 2019, continuing to deliver on our core principles – strong commercial execution, a disciplined business development strategy, clinical development of innovative medicines and expanding patient access – all aimed at making a difference and creating value for our patients, for our employees and for you, our shareholders.

You are cordially invited to attend the Annual General Meeting of Shareholders on Thursday, May 2, 2019, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

It is important that your shares be represented and voted, whether or not you plan to attend the Annual General Meeting.  Please take a moment now to vote your shares by internet, by toll-free telephone call or by signing, dating and returning the enclosed proxy card.

Thank you for your continued support.

Sincerely,

Timothy P. Walbert Chairman, President and Chief Executive Officer

[3]	The peer group used for total shareholder return (TSR) calculations for the five-year period ended December 31, 2018 is our peer group shown on page 44.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of

Shareholders to Be Held on Thursday, May 2, 2019, at 3:00 p.m. Local Time at Our Corporate

Headquarters Located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Dear Shareholder:

We will be holding the Annual General Meeting of Shareholders of Horizon Pharma plc on Thursday, May 2, 2019, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland for the following purposes:

1.	Proposal 1: To elect, by separate resolutions, the two nominees for Class II directors named herein to hold office until the 2022 Annual General Meeting of Shareholders.

2.

Proposal 2:  To approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019, and to authorize the Audit Committee of our Board of Directors (Board) to determine the auditors’ remuneration.

3.	Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.

4.	Proposal 4: To authorize us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.

5.

Proposal 5:  To approve an authorized share capital increase from €40,000 and $30,000 to €40,000 and $60,000 by the creation of an additional 300,000,000 ordinary shares of nominal value $0.0001 per share.

6.	Proposal 6: To renew the Board’s existing authority to allot and issue ordinary shares for cash and non-cash consideration under Irish law.

7.

Proposal 7:  To renew the Board’s existing authority to allot and issue ordinary shares for cash without first offering those ordinary shares to existing shareholders pursuant to the statutory pre-emption right that would otherwise apply under Irish law.

8.

Proposal 8:  To approve a motion to adjourn the Annual General Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the Annual General Meeting to approve Proposal 7.

9.	Proposal 9: To approve a change of name of our Company to Horizon Therapeutics Public Limited Company.

10.	Proposal 10: To approve our Amended and Restated 2014 Equity Incentive Plan.

11.	Proposal 11: To approve our Amended and Restated 2014 Non-Employee Equity Plan.

12.	To conduct any other business properly brought before the meeting.

The Board recommends that you vote FOR each of the nominees for director named herein and FOR Proposals 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11.

Our Irish statutory financial statements for the fiscal year ended December 31, 2018, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting.  There is no requirement under Irish law that such statements be approved by the shareholders and no such approval will be sought at the Annual General Meeting.

For the purposes of our Articles of Association, Proposals 1 and 2 and the receipt and consideration of the Irish statutory financial statements by us at the Annual General Meeting are deemed to be ordinary business and Proposals 3, 4, 5, 6, 7, 8, 9, 10 and 11 are deemed to be special business.  The Annual General Meeting will also include a review of the Company’s affairs.  Shareholders of record as of March 13, 2019, the record date for the Annual General Meeting, are entitled to notice of the Annual General Meeting and to vote at the Annual General Meeting or any adjournment or postponement thereof.

We ask that you review the Proxy Statement carefully and complete, sign, date and return the enclosed proxy card in the envelope provided or vote over the internet or by telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The Proxy Statement and Annual Report to shareholders are available at www.proxyvote.com.

By Order of the Board of Directors

Anne-Marie Dempsey

Company Secretary

Dublin 4, Ireland

                    , 2019

PROXY STATEMENT SUMMARY	1

Index of Frequently Requested Information	12

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	13

PROPOSAL 1—ELECTION OF DIRECTORS	18

THE BOARD OF DIRECTORS AND ITS COMMITTEES	23

Overview	23

Independence of the Board of Directors	23

Code of Ethics	23

Board Leadership Structure	23

Role of the Board in Risk Oversight	24

Director Selection	24

Committees of the Board of Directors	25

Shareholder Rights Agreement	27

Shareholders Communications with the Board of Directors	28

EXECUTIVE OFFICERS	29

COMPENSATION DISCUSSION AND ANALYSIS	32

Executive Summary	33

Objectives and Philosophy	42

Compensation Determination Process	43

Elements of Executive Compensation	44

Additional Compensation Policies and Practices	53

EXECUTIVE COMPENSATION	57

Summary Compensation Table	57

Grants of Plan-Based Awards	59

Pay Ratio	61

Outstanding Equity Awards at December 31, 2018	62

Option Exercises and Stock Vested	63

Pension Benefits	63

Nonqualified Deferred Compensation	63

Potential Payments Upon Termination or Change-in-Control	64

NON-EMPLOYEE DIRECTOR COMPENSATION	66

EQUITY COMPENSATION PLAN INFORMATION	68

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	69

Policies and Procedures for Transactions with Related Persons	69

Certain Related-Person Transactions	69

PROPOSAL 2—APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION	71

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION	73

PROPOSAL 4—AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES	74

PROPOSAL 5—APPROVE AN AUTHORIZED SHARE CAPITAL INCREASE FROM €40,000 AND $30,000 TO €40,000 AND $60,000 BY THE CREATION OF AN ADDITIONAL 300,000,000 ORDINARY SHARES OF NOMINAL VALUE $0.0001 PER SHARE	75

BACKGROUND TO PROPOSALS 6 AND 7	77

PROPOSAL 6—RENEW THE BOARD’S EXISTING AUTHORITY TO ALLOT AND ISSUE ORDINARY SHARES FOR CASH AND NON-CASH CONSIDERATION UNDER IRISH LAW	81

PROPOSAL 7—RENEW THE BOARD’S EXISTING AUTHORITY TO ALLOT AND ISSUE ORDINARY SHARES FOR CASH WITHOUT FIRST OFFERING THOSE ORDINARY SHARES TO EXISTING SHAREHOLDERS PURSUANT TO THE STATUTORY PRE-EMPTION RIGHT THAT WOULD OTHERWISE APPLY UNDER IRISH LAW	82

PROPOSAL 8—ADJOURNMENT PROPOSAL	83

PROPOSAL 9—APPROVE A CHANGE OF NAME OF OUR COMPANY TO HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY	84

PROPOSAL 10—APPROVE THE AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN	85

PROPOSAL 11—APPROVE THE AMENDED AND RESTATED 2014 NON-EMPLOYEE EQUITY PLAN	98

OTHER INFORMATION	106

Security Ownership of Certain Beneficial Owners and Management	106

Section 16(a) Beneficial Ownership Reporting Compliance	108

Householding of Proxy Materials	108

Shareholder Proposals	108

Presentation of Irish Statutory Financial Statements	109

Special Note Regarding Forward-Looking Statements	109

OTHER MATTERS	110

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider.  You should read the entire Proxy Statement carefully before voting.  For more complete information regarding our business and 2018 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent filings with the Securities and Exchange Commission (SEC).

Meeting and Voting Information Time and Date: 3:00 p.m. local time on May 2, 2019 Place: Our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland Record Date: March 13, 2019 How to Vote: Shareholders as of the record date are entitled to vote and may do so in person at the Annual General Meeting, by returning the completed enclosed proxy card, via the internet at www.proxyvote.com or by telephone at 1-800-690-6903 within the United States, U.S. territories and Canada.

Voting Items and Board Recommendations

	Proposal	Page Number	Board Recommendations
1	Election of Directors	18	FOR All Nominees

2	Approval of the Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration	71	FOR

3	Approval, on an Advisory Basis, of Executive Compensation	73	FOR

4	Authorization to Make Market Purchases or Overseas Market Purchases of our Ordinary Shares	74	FOR

5	Approval of an Authorized Share Capital Increase from €40,000 and $30,000 to €40,000 and $60,000 by the Creation of an Additional 300,000,000 Ordinary Shares of Nominal Value $0.0001 Per Share	75	FOR

6	Renewal of the Board’s Existing Authority to Allot and Issue Ordinary Shares for Cash and Non-cash Consideration under Irish Law	81	FOR

7	Renewal of the Board’s Existing Authority to Allot and Issue Ordinary Shares for Cash Without First Offering Those Ordinary Shares to Existing Shareholders Pursuant to the Statutory Pre-emption Right that Would Otherwise Apply under Irish Law	82	FOR

8	Approval of a Motion to Adjourn the Annual General Meeting, or Any Adjournments thereof, to Another Time and Place to Solicit Additional Proxies if There are Insufficient Votes at the Time of the Annual General Meeting to Approve Proposal 7	83	FOR

9	Approval of a Change of Name of Our Company to Horizon Therapeutics Public Limited Company	84	FOR

10	Approval of Our Amended and Restated 2014 Equity Incentive Plan	85	FOR

11	Approval of Our Amended and Restated 2014 Non-Employee Equity Plan	98	FOR

2018 at a Glance

A Year of Strong Performance Generating Record Net Sales and Strong Shareholder Return

Except for 5-year total shareholder return, growth percentages represent comparison to full-year 2017.

(1)

Adjusted EBITDA is a non-GAAP measure.  Please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures beginning on page 104 of our Annual Report on Form 10-K for the year ended December 31, 2018, which discussion and reconciliations are incorporated herein by reference.

A Year of Significant Progress

Business Overview

We made significant progress in 2018 on our strategy to build a robust and differentiated pipeline and maximize the growth of KRYSTEXXA, our biologic medicine for uncontrolled gout, and our flagship medicine.  As a result, we generated record full-year net sales of $1.2 billion, an increase of 14 percent over 2017, and one-year total shareholder return of 34 percent in a year when the Nasdaq Biotechnology Index (NBI) declined 9 percent.  In addition to advancing our existing pipeline programs, we added several new programs designed to enhance our leadership position in uncontrolled gout.  We also transformed our research and development (R&D) organization, augmenting its scientific expertise with a new leadership team.  We accelerated the growth of KRYSTEXXA by investing in its commercial infrastructure — doubling its commercial team and our addressable patient population.

Our Strategy

We are constantly driving toward our aspiration, which is to be a leading rare disease biopharma company that delivers innovative therapies to patients and generates high returns for our shareholders.  We have made a great deal of progress in that regard and are building on the resulting momentum.

We have taken a different approach, however, from typical biopharma companies.  Instead of starting out with a pipeline only, raising capital to finance development opportunities, we first developed a successful commercial business, generating cash flows and significant growth.  We then deployed our cash flows and access to capital to the development of leading-edge therapeutic products for rare diseases.

Our Evolution to a Rare Disease Biopharma Company:  A Different Approach

Horizon today has a growing pipeline of development programs, 11 on-market medicines and total net sales of $1.2 billion — a significant transformation from our beginnings as a public company in 2011, when we had two medicines and total net sales of $7 million.  Today, our medicines for rare and rheumatic diseases make up nearly 70 percent of our total net sales.

Our strategy is to build a robust and differentiated pipeline and to maximize growth of KRYSTEXXA, our on-market medicine for uncontrolled gout.

We are also aligning our capital structure to be closer to that of R&D-focused rare disease biopharma companies, which generally have lower debt levels.  We recently announced plans to pay down approximately $550 million of our outstanding debt, which was $2.0 billion at December 31, 2018, using available cash and proceeds from our recent $345 million underwritten public offering.  This initiative which will lower our outstanding debt and leverage ratio, and at the same time allow us the flexibility to take advantage of business development opportunities.  We subsequently paid down $300 million of the debt.  Our current outstanding debt is now $1.7 billion, and we are on track to pay down the remaining $250 million of our $550 million target.  This initiative exemplifies our disciplined approach to debt and efficient use of capital, which together with our strong cash balance enable continued investment in our pipeline and KRYSTEXXA.

Our Future:  Our Expanding Pipeline

Expanding our pipeline to drive long-term sustainable growth is a strategic priority.

Our lead pipeline candidate, teprotumumab, which we acquired in 2017, is a fully human monoclonal antibody insulin-like growth factor 1-receptor (IGF-1R) for the treatment of active thyroid eye disease (TED).  TED is a rare, autoimmune inflammatory eye disease in which local inflammation and tissue expansion behind the eye can lead to proptosis (eye bulging).  Proptosis can result in double vision, misalignment of the eyes, and an inability to close the eyelids, making the tasks of daily life challenging.  Currently, there are no U.S. Food and Drug Administration (FDA) approved treatments available for treating TED.  Following the presentation of breakthrough Phase 2 results in 2017, in February 2019 we announced the Phase 3 trial topline data, which demonstrated a highly statistically significant reduction in proptosis, with 82.9 percent of teprotumumab patients meeting the primary endpoint versus 9.5 percent of placebo patients.  We continue to expect to submit a biologics license application to the FDA in mid-2019.  We are also conducting an extension study, known as OPTIC-X, which will help inform us if patients would benefit from longer treatment or retreatment with teprotumumab.

In uncontrolled gout, our R&D strategy is to maximize the benefits of KRYSTEXXA, as well as to enhance and sustain our leadership position through the development of new medicines.  For KRYSTEXXA, which is the only approved treatment for uncontrolled gout, we are investigating ways to improve the patient response rate so that it can benefit more patients.  (Uncontrolled gout is chronic gout that is refractory to conventional therapies.)  Our MIRROR trial is evaluating the combination of KRYSTEXXA and methotrexate, which is the immunomodulator most commonly used by rheumatologists, with the goal to increase the number of patients that can benefit from KRYSTEXXA.  Based on recent positive external case series data, we are adapting the trial to support the potential for registration, with enrollment expected to begin in the second quarter of 2019.  We will also be initiating a clinical trial in the second half of 2019 to study the effect of KRYSTEXXA on serum uric acid levels in kidney transplant patients with uncontrolled gout.  In addition, we are working on three preclinical programs designed to build on and sustain our leadership position in uncontrolled gout well into the future:  two next-generation biologics for uncontrolled gout and the other a long-term collaboration to discover and develop novel therapeutics for gout.

In support of our expanding pipeline and the value-maximization of our on-market medicines, in 2018, we considerably augmented the scientific expertise and acumen of our R&D organization.  Shao-Lee Lin, M.D., Ph.D., joined Horizon in January 2018 in the new role of chief scientific officer and head of R&D.  Dr. Lin is an immunologist, rheumatologist and allergist with more than 20 years of academic and industry experience.  She has established a new leadership team that oversees our R&D programs, partners with business development on pipeline opportunities and manages the therapeutic area development strategies and portfolios.

Our Pipeline

(1)   Being developed under a collaboration agreement.

MIRROR:  Methotrexate to Increase Response Rates in Patients with Uncontrolled GOut Receiving KRYSTEXXA.

OPTIC:  Treatment of Graves’ Orbitopathy (Thyroid Eye Disease) to Reduce Proptosis with Teprotumumab Infusions in a Randomized,

        Placebo-Controlled, Clinical Study.

Teprotumumab is an investigational candidate, and its safety and efficacy have not been established.

Driving Growth Today and Tomorrow:  Our Orphan and Rheumatology Segment

We have two segments:  orphan and rheumatology, and primary care.  The orphan and rheumatology segment is the strategic driver of our growth today.  Its compound annual growth rate from 2014 to 2018 of 101 percent underscores the value of our focus on rare disease medicines.

The orphan and rheumatology segment includes KRYSTEXXA, our flagship on-market medicine.  In addition, if approved, teprotumumab, our late-stage development biologic candidate, will be part of this segment’s portfolio.  The segment also includes a durable base of rare disease medicines:  RAVICTI®, for the treatment of urea cycle disorders; PROCYSBI®, for the treatment of nephropathic cystinosis and ACTIMMUNE®, for the treatment of chronic granulomatous disease.

We believe the orphan and rheumatology segment offers tremendous potential for future growth.  KRYSTEXXA and teprotumumab, if approved, both offer significant growth potential, and we estimate peak annual net sales of more than $750 million for each.

Our Orphan and Rheumatology Segment:

Driving Growth Now and In the Future

(1)	Horizon peak sales estimate for U.S. net sales only.

Teprotumumab is an investigational candidate and its safety and efficacy have not been established.

CAGR: compound annual growth rate.

The Foundation of Our Success:  Strong Business Development and Commercial Execution

The foundation of our success since we launched as a public company in 2011 lies in our strong business development capabilities and commercial execution.

Business development is an integral factor in our success — both since launch and going forward — and was a key component of our transformation into a biopharma company focused on rare disease medicines.  In 2014, we began rapidly diversifying our portfolio with rare disease medicines through key transactions that brought us ACTIMMUNE, RAVICTI, KRYSTEXXA and PROCYSBI over the next three years.  In 2017, we made our first acquisition of a development-stage candidate medicine — teprotumumab — beginning the expansion of our pipeline, which is a current strategic priority.

Being able to quickly take advantage of strategic opportunities is one of our business development strengths, and it has served us well with the many acquisitions we have completed that have performed above and beyond our expectations.  Given the importance of acquisitions to our strategy, it is important that we retain the flexibility to efficiently raise capital going forward, particularly since many acquisitions are highly competitive.

We Have Transformed to Become a Biopharma Company Focused on Rare Disease Medicines

Through Our Business Development Capabilities

Rare Disease Medicine Acquisitions 2014-2019

Commercial execution — Acquiring assets is not a guarantee of success.  We, however, have a strong record of successfully commercializing our medicines and improving the performance of the medicines we acquire.  We attribute our successful results to the deep expertise and knowledge of our commercial teams, coupled with the holistic approach we employ supporting our patient and physician communities.  KRYSTEXXA is a prime example of the value of our approach:  it was an underperforming asset when we acquired it in 2016.  In only two years we transformed it into the flagship growth driver it is for us today — more than quadrupling its net sales to $259 million in 2018.  Our commercial team understands the market for KRYSTEXXA, and we invested in 2018 to accelerate the potential we see for the medicine — more than $750 million in peak annual net sales.

Our Purpose:  To Help Build Healthier Communities, Urgently and Responsibly

At Horizon, we are making the world a better place — one patient, one medicine, one community at a time.  That’s why we go to incredible lengths to impact incredible lives — to make health a priority, not a privilege.  That’s what drives our insistence that patients have access to our medicines, regardless of their ability to pay, supporting patients in 2018 with nearly $2.0 billion in assistance, representing 46 percent of our full-year gross sales.  We are transforming health by building healthier communities both urgently and responsibly.  As a company we are going to incredible lengths to impact incredible lives.  It’s in our DNA — who we are as a company and who we are as individuals.  For us, it’s personal — we want to make a difference.  Our social responsibility programs, patient advocacy support and awareness, dedication to individual employee volunteerism — all reflect our ideals, a commitment to our patients and the communities we serve.

Our dedication and commitment are evident in the recognition we receive.  We were honored in 2018 to be spotlighted by PEOPLE Magazine as one of the “50 Companies That Care” — companies that succeed in business while also demonstrating respect, compassion and concern for their communities, employees and the environment.  This distinction is a realization of what we strive for — to be a positive force for good amid a constantly changing health care system.  We also became a member of Pledge 1%, a corporate philanthropy movement that empowers companies to donate 1% of product, 1% of equity, 1% of profit or 1% of employee time to improve communities around the world.  We are one of the first biopharma companies to join the initiative, which includes 6,000-plus organizations across 100 countries.

Horizon is a great place to work and our employees tell us so.  We continue to place in multiple third-party workplace recognition surveys, including being named by FORTUNE Magazine as the Number One “Best Workplace in BioPharma.” We are also proud to have been named by Crain’s Chicago Business as one of the “Best Places to Work for Women in Chicago” in 2018.  The percentage of women of our total employee population is above the industry standard for all levels in the Company, including upper management levels, reflecting the value we place on diversity.  But diversity encompasses more than gender:  we believe that people from different backgrounds and life experiences fuel innovation, which helps provide life-changing solutions for our patients — fostering healthier communities and making the world a better place.

Consistently Recognized as One of the Best Places to Work —

And as a Company That Cares

Total Shareholder Return

Our disciplined approach, with our clear strategy, business development acumen and strong commercial execution, has driven rapid transformational growth.  As a result, we have outperformed both our peer group and the NBI over the one-, three- and five-year periods ended December 31, 2018.  With our durable base of rare disease medicines, our high-growth KRYSTEXXA medicine and the pipeline we are building for future growth, including our late-stage development candidate teprotumumab, we believe Horizon is well positioned for sustainable long-term growth.

Note:  The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ended December 31, 2018 is our peer group shown on page 44.

Director Nominees and Continuing Directors

Name	Age	Director Since	Principal Position	Independent	Other Current Public Boards

2019 Director Nominees(1)
Michael Grey	66	2011	Chairman and Chief Executive Officer, Mirum Pharmaceuticals, Inc.	Yes	2
Jeff Himawan, Ph.D.	53	2007	Managing Director, Essex Woodlands Health Ventures, L.P.	Yes	2

Continuing Directors
Timothy P. Walbert	51	2008	Chairman, President and Chief Executive Officer, Horizon Pharma plc	No	1
Gino Santini	62	2012	Chairman, AMAG Pharmaceuticals, Inc.	Yes	4
James Shannon, M.D.	62	2017	Director, MannKind Corporation	Yes	2
William F. Daniel	67	2014	Director, Malin Corporation plc	Yes	1
H. Thomas Watkins	66	2014	Chairman, Vanda Pharmaceuticals Inc.	Yes	1
Pascale Witz	52	2017	President, PWH Advisors	Yes	3

(1)	There are three directors whose term of office expires in 2019, one of whom, Ronald Pauli, will not be subject to re-election at the 2019 Annual General Meeting.

Board Highlights

The Nominating and Corporate Governance Committee of our Board examines multiple factors when evaluating directors, including their knowledge, skills and experience, including experience in our industry and with respect to clinical development, business, finance, management and public service.  The Committee believes in an expansive definition of diversity that includes differences of experience, education, talents, gender and race, among other things.  The table below highlights the extensive experience of our directors as well as a balance of skills on our Board:

Our Board, which is predominantly independent, includes a range of expertise, experience, diversity, as well as newer and longer-tenured directors.  The Board values diversity, believing that maintaining a diverse membership enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents.  In this respect, the goal of the Nominating and Corporate Governance Committee is to ensure that the Board has diversity of experience and perspectives, as well as race, gender, geography and areas of expertise — as is set forth in the Diversity Policy the Board instituted in 2018, which is available on our website at www.horizonpharma.com.

Corporate Governance Highlights

	Independent Oversight		Continuous Improvement
•	Eight out of nine of our directors are independent	•	Annual Board and committee self-evaluations
•	All Board committees are comprised solely of independent directors	• •	Risk oversight by the Board and committees Ongoing shareholder engagement efforts
•	Lead independent director with clearly delineated duties
•	Diverse Board in terms of experience, education and talents supported by the Board’s Diversity Policy
	Strong Governance Practices		Shareholder Rights
•	Regular executive sessions of independent directors	•	Majority voting for elections of directors
•	Independent compensation consultant reporting directly to the Compensation Committee	•	Shareholder ability to call extraordinary general meeting
•	Board and committees may engage outside advisors independently of management	•	Directors may be removed by ordinary resolution with majority vote of the shareholders
•	Share ownership guidelines for directors and executive officers
•	Annual advisory shareholder vote on executive compensation
•	Incentive compensation recoupment “clawback” policy
•	One-year holding period post-issuance on all post-2017 equity grants for executive officers

Executive Compensation Overview

Our executive compensation program emphasizes three major pay considerations, and this is how we currently achieve them:

Pay Considerations
Long-Term Performance	Executive and Shareholder Alignment	Risk Mitigation

What We Do	What We Don’t Do
Align executive compensation with corporate and individual performance	No guaranteed bonuses or salary increases
Maintain strong share ownership guidelines for our directors and executives	No repricing of stock options without shareholder approval
Maintain appropriate balance between short- and long-term compensation, which discourages short-term risk-taking at the expense of long-term results	No dividends or dividend equivalents paid on unearned shares
Engage an independent advisor reporting directly to the Compensation Committee	No NEO excise tax gross-ups
Apply anti-pledging and anti-hedging policy for our shares
Cap annual and long-term incentive payouts
Conduct compensation risk assessments
Require a one-year post-issuance holding period on all post-2017 equity grants for executive officers
Apply an incentive compensation recoupment “clawback” policy

With a strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our talented management team in such a manner as to encourage — and reward — successful execution of this business strategy.  We utilize the following compensation elements to achieve this:

Element	Form	Corporate Performance Period	Objective
Base Salary	Cash (fixed)	N/A	Recognition of an individual’s role and responsibilities; provide competitive pay for retention purposes
Short-Term Incentive	Cash (variable)	Annual	Variable pay designed to reward achievement of annual financial and corporate objectives and individual goals
Long-Term Incentives	PSU Awards (variable) RSU Awards (variable) Cash Incentive Program (CIP) (variable)	Multi-year or Annual N/A Annual	Promote an ownership culture and aligns the interests of executives with those of shareholders; provide meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive shareholder value creation; and support our retention strategy

Shareholder Engagement

We value the views of our shareholders.  During the governance outreach we have conducted over the past five years, we have had significant and meaningful dialogue with our shareholders regarding our compensation and governance.  Feedback from our outreach informs the Compensation Committee’s thinking when evaluating our current compensation program and considering potential modifications going forward.

Changes to our compensation program and corporate governance over the past several years that were heavily influenced by shareholder feedback include:

•

Incentive compensation recoupment policy.  This policy enables us to recover performance-based cash and equity compensation, if it is determined not to have been earned by our executive officers, in the event of restatement of financial results.

•

Annual long-term incentive grants.  Our philosophy on granting equity has changed as a result of feedback.  In January 2018, we shifted from “front-loaded” awards covering a multi-year period to regular, annual grants of long-term incentives.

•

Balance between short-term and long-term performance metrics.  Shareholder feedback informed our decision to combine both a short-term business performance metric and long-term relative TSR metric for the performance share unit (PSU) awards granted as part of our annual long-term incentive plan.  We have continued to use performance-based equity compensation in our regular long-term incentive program, influenced by feedback from our on-going engagement with shareholders regarding executive compensation.

•

Board diversity.  Diversity is an important a principle for us at Horizon as it is for many of our investors.  During 2018, the Board formally instituted a policy on board diversity.  Given that our business and operations are diverse and global in nature, our Nominating and Corporate Governance Committee takes into account a broad range of diversity considerations when assessing potential candidates, including diversity of experience and perspectives as well as gender, race, geography and areas of expertise.  The addition to the Board in 2017 of Pascale Witz, with her extensive global healthcare management experience, and James Shannon, M.D., with his significant clinical development and management experience, are examples of how we have further diversified our Board.

In 2018, during our spring engagement cycle before the Annual General Meeting, we offered engagement opportunities to 67 percent of our shareholders, and dialogued with 32 percent of our shareholders.  At our 2018 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of 95 percent of the shares voted.  We believe this high level of support is a result of our comprehensive shareholder outreach and engagement program to solicit feedback, understand investor viewpoints and incorporate their feedback into further discussions of our compensation programs and corporate governance.

In addition, our shareholder engagement provides a forum for educating shareholders on key issues of importance to the Company.  For example, during our 2018 fall engagement cycle, we had discussions with 31 percent of our shareholders on the share-issuance authority we are required to receive from our investors as part of being an Irish plc, as well other governance- and compensation-related topics.  Given that not all of our holders were familiar with the share-issuance authority requirements, we wanted to provide them with the opportunity to learn about the requirements and understand the nuances of our situation as an Irish plc listed on The Nasdaq Stock Market LLC (Nasdaq), a U.S. stock exchange.  Our shareholders appreciated the outreach, and the feedback from this engagement was very positive.

We value the dialogue we have with our shareholders and remain committed to conducting consistent engagement going forward.

Please see our Compensation Discussion and Analysis on page 32 for additional information on our compensation philosophy.

Index of Frequently Requested Information	Page
2018 Pay-for-Performance Overview	39
Board Leadership Structure	23
Board Meeting Attendance	23
Code of Ethics	23
Compensation Consultant	43
Corporate Governance Highlights	9
Director Biographies	19
Director Independence	23
Director Selection / Qualifications	24
Diversity Policy	25
Executive Compensation Overview	10
Executive Officers	29
Executive Share Ownership Guidelines	53
Hedging and Pledging Policies	53
Independent Accountant Fees	71
Majority Voting for Directors	18
Peer Group Companies	44
Realizable Value of CEO Compensation	40
Related Party Transactions	69
Risk Oversight	24
Severance Benefits	55
Shareholder Communications with the Board	28
Shareholder Engagement	11
Procedures for Shareholder Proposals and Director Nominations for the 2020 Annual General Meeting	108
Total Shareholder Return	7
Year at a Glance	2

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board is soliciting your proxy to vote at the Annual General Meeting, including at any adjournments or postponements of the meeting.  You are invited to attend the Annual General Meeting to vote on the proposals described in this Proxy Statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

How do I attend the Annual General Meeting?

The meeting will be held on Thursday, May 2, 2019, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.  Directions to the Annual General Meeting may be found at https://www.google.com/maps/place/Connaught+House,+Burlington+Rd,+Dublin+4,+Ireland.  Information on how to vote in person at the Annual General Meeting is provided below.  However, you do not need to attend the Annual General Meeting to vote your ordinary shares.

Who can vote at the Annual General Meeting?

Only shareholders of record at the close of business on March 13, 2019 will be entitled to vote at the Annual General Meeting.  On this record date, there were 184,433,612 of our ordinary shares outstanding and entitled to vote.

Shareholder of Record (shares registered in your name).  If on March 13, 2019, your shares were registered in your name in our Register of Members, which is maintained by our transfer agent, Computershare Shareowner Services LLC, then you are a shareholder of record.  As a shareholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner (shares registered in the name of a broker or bank).  If on March 13, 2019, your shares were not registered in your name in our Register of Members, but rather held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual General Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual General Meeting.  However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are 11 matters scheduled for a vote:

•	Election of two Class II directors named in this Proxy Statement to hold office until the 2022 Annual General Meeting of Shareholders (Proposal 1);

•

Approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019 and the authorization of the Audit Committee of our Board to determine the auditors’ remuneration (Proposal 2);

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement (Proposal 3);

•	Authorization for us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares (Proposal 4);

•

Approval of an authorized share capital increase from €40,000 and $30,000 to €40,000 and $60,000 by the creation of an additional 300,000,000 ordinary shares of nominal value $0.0001 per share (Proposal 5);

•	Renewal of the Board’s existing authority to allot and issue ordinary shares for cash and non-cash consideration under Irish law (Proposal 6);

•

Renewal of the Board’s existing authority to allot and issue ordinary shares for cash without first offering those ordinary shares to existing shareholders pursuant to the statutory pre-emption right that would otherwise apply under Irish law (Proposal 7);

•

Approval of a motion to adjourn the Annual General Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the Annual General Meeting to approve Proposal 7 (Proposal 8);

•	Approval of a change of name of our Company to Horizon Therapeutics Public Limited Company (Proposal 9);

•	Approval of our Amended and Restated 2014 Equity Incentive Plan (Proposal 10); and

•	Approval of our Amended and Restated 2014 Non-Employee Equity Plan (Proposal 11).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may vote “For” or “Against” each Class II director nominee or you may abstain from voting for all or any of the nominees.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record.  If you are a shareholder of record, you may vote in person at the Annual General Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual General Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual General Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 within the United States, U.S. territories and Canada using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your vote must be received by 11:59 p.m., Eastern Time on May 1, 2019, to be counted.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your vote must be received by 11:59 p.m. Eastern Time on May 1, 2019, to be counted.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner.  If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us.  Simply complete and mail the voting instruction form to ensure that your vote is counted.  Alternatively, you may vote by telephone or through the internet as instructed by your broker or bank.  To vote in person at the Annual General Meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Joint Holders.  In the case of joint holders of record, any one of such holders may vote either in person or by proxy in respect thereof as if he or she were the sole holder thereof, but the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in our Register of Members.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of March 13, 2019.

What happens if I do not vote?

Shareholder of Record.  If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual General Meeting, your shares will not be voted.

Beneficial Owner.  If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (NYSE) deems the particular proposal to be a “routine” matter.  Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation) and certain corporate governance proposals, even if management-supported.  We have been advised by the NYSE that your broker or nominee may not vote your shares on Proposals 1, 3, 10 or 11 without your instructions, but may vote your shares on Proposals 2, 4, 5, 6, 7, 8 and 9.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, then our designated proxy holders (one of the individuals named on your proxy card) will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.  If any other matter is properly presented at the meeting, your proxy holder will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We have retained Alliance Advisors, a proxy solicitation firm, to solicit proxies in connection with the Annual General Meeting at a cost of approximately $35,000 plus expenses.  The cost of soliciting proxies incurred by us and Alliance Advisors, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of our ordinary shares, will be borne by us.  Our directors, officers and other employees may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the proxy cards in each set of proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record.  Yes, you may revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Company Secretary at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

•	You may attend the Annual General Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner.  If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Do I need a ticket to attend the Annual General Meeting?

You will need an admission ticket or proof of ownership of ordinary shares to enter the Annual General Meeting.  If you are a shareholder of record, your admission ticket is the top half of the proxy card sent to you.  If you plan to attend the Annual General Meeting, please so indicate when you vote and bring the ticket with you to the Annual General Meeting.  If your shares are held in the name of a bank, broker or other holder of record, you do not need an admission ticket, but you will need proof of ownership to be admitted to the Annual General Meeting.  A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.  If you arrive at the Annual General Meeting without an admission ticket or proof of ownership of ordinary shares, we will admit you only if we are able to verify that you are one of our shareholders.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Against,” abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, as applicable, broker non-votes.  Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual General Meeting.  Abstentions and broker non-votes will not, however, be considered votes cast at the Annual General Meeting.  Because the approval of all of the proposals is based on the votes cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares.  These un-voted shares are counted as “broker non-votes.”

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting.  A quorum will be present if shareholders holding a majority of the issued and outstanding ordinary shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 184,433,612 ordinary shares outstanding and entitled to vote.  Thus, the holders of 92,216,807 ordinary shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or, provided that you are a shareholder of record, if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, within one hour of the time appointed for the Annual General Meeting, the Annual General Meeting will stand adjourned to May 9, 2019, at 3:00 p.m. local time at the same location, or such other time or place as the Board may determine.

Assuming there is a quorum of shares present at the Annual General Meeting, how many votes are needed to approve each proposal?

	Proposal	Vote Required

1.	Election of Directors	Majority of the votes cast
2.	Approval of the Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration	Majority of the votes cast
3.	Approval, on an Advisory Basis, of Executive Compensation	Majority of the votes cast
4.	Authorization to Make Market Purchases or Overseas Market Purchases of our Ordinary Shares	Majority of the votes cast
5.	Approval of an Authorized Share Capital Increase from €40,000 and $30,000 to €40,000 and $60,000 by the Creation of an Additional 300,000,000 Ordinary Shares of Nominal Value $0.0001 Per Share	Majority of the votes cast
6.	Renewal of the Board’s Existing Authority to Allot and Issue Ordinary Shares for Cash and Non-Cash Consideration under Irish Law	Majority of the votes cast
7.	Renewal of the Board’s Existing Authority to Allot and Issue Ordinary Shares for Cash Without First Offering Those Ordinary Shares to Existing Shareholders Pursuant to the Statutory Pre-Emption Right that Would Otherwise Apply under Irish Law	75% of the votes cast
8.	Approval of a Motion to Adjourn the Annual General Meeting, or Any Adjournments Thereof, to Another Time and Place to Solicit Additional Proxies If There are Insufficient Votes at the Time of the Annual General Meeting to Approve Proposal 7	Majority of the votes cast
9.	Approval of a Change the Name of our Company to Horizon Therapeutics Public Limited Company	75% of the votes cast
10.	Approval of Amended and Restated 2014 Equity Incentive Plan	Majority of the votes cast
11.	Approval of Amended and Restated 2014 Non-Employee Equity Plan	Majority of the votes cast

Proposal 7 will be redundant in the event Proposal 6 is not approved.

How can I find out the results of the voting at the Annual General Meeting?

Preliminary voting results will be announced at the Annual General Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual General Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the Irish statutory financial statements?

We are presenting our Irish statutory financial statements, including the reports of the directors and the statutory auditors thereon, at the Annual General Meeting, and we are making a copy of them available for download in PDF format in the Investors section (see Annual Reports subsection) of our website (www.horizonpharma.com) on or before April 11, 2019.  Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our Annual General Meetings of Shareholders.  The Irish statutory financial statements cover the results of operations and financial position of Horizon Pharma plc for the year ended December 31, 2018.  Irish law requires the directors to prepare financial statements for each financial year giving a true and fair view of the state of the group’s and parent company’s affairs at the end of the financial year and of the group’s profit or loss for the financial year.  Under that law, the directors have prepared the group’s consolidated financial statements in accordance with U.S. accounting standards, as defined in Section 279 of the Irish Companies Act 2014, to the extent that the use of those accounting standards in the preparation of the consolidated financial statements does not contravene any provision of the Irish Companies Act 2014 or of any regulations made thereunder and have prepared the Irish statutory financial statements in accordance with accounting standards issued by the Financial Reporting Council and promulgated by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland).

We will mail without charge, upon written request, a copy of the Irish statutory financial statements to shareholders of record or beneficial owners of our ordinary shares.  Requests should be sent to: Horizon Pharma plc, Attention: Company Secretary, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

What proxy materials are available on the internet?

The Proxy Statement and the Annual Report to shareholders are available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors and each class has a three-year term.  The Board currently consists of nine members, as follows:

•	Class I: William F. Daniel, H. Thomas Watkins and Pascale Witz, whose terms will expire at our 2021 Annual General Meeting of Shareholders;

•	Class II: Michael Grey, Jeff Himawan, Ph.D. and Ronald Pauli, whose terms will expire at our 2019 Annual General Meeting of Shareholders; and

•	Class III: Gino Santini, James Shannon, M.D. and Timothy P. Walbert, whose terms will expire at our 2020 Annual General Meeting of Shareholders.

The authorized number of directors may be changed only by resolution of the Board.  Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors.  This classification of the Board may have the effect of delaying or preventing changes in our control or management.  Our directors may be removed by ordinary resolution with majority vote of our shareholders at a general meeting provided that notice of such resolution has been given in accordance with Section 146 of the Irish Companies Act 2014.  Vacancies on the Board may be filled only by persons elected by a majority of the directors then in office, provided that a quorum is present.  A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are currently three directors in Class  II whose term of office expires in 2019, one of whom, Ronald Pauli, will not be subject to re-election at the 2019 Annual General Meeting.  Each of the nominees listed below in Class  II is currently one of our directors who was nominated for election by the Board, upon the recommendation of the Nominating and Corporate Governance Committee.  In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.  If elected, each of these nominees would serve until the 2022 Annual General Meeting of Shareholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, disqualification or removal.

Class II—Directors Whose Terms Expire at the 2019 Annual General Meeting of Shareholders and are Nominees for Election

Michael Grey Chairman and Chief Executive Officer, Mirum Pharmaceuticals, Inc.

Mr. Grey has served as chairman and chief executive officer of Mirum Pharmaceuticals, Inc., a private biotechnology company, since May 2018, as executive chairman of Amplyx Pharmaceuticals, Inc. (Amplyx), a private pharmaceutical company, since January 2017; Reneo Pharmaceuticals, Inc. (Reneo), a private pharmaceutical company, since December 2017; and Spruce Biosciences, Inc., a private biotechnology company, since April 2017.  He has also served as a venture partner at Pappas Ventures since January 2010.  Mr. Grey served from October 2015 to January 2017 as the president and chief executive officer of Amplyx, and from September 2014 to December 2017 as chairman and chief executive officer of Reneo.  From February 2011 to June 2014, Mr. Grey served as president and chief executive officer of Lumena Pharmaceuticals, Inc., a biotechnology company, which was acquired by Shire plc in June 2014.  He has 40 years of experience in the pharmaceutical and biotechnology industries and has held senior positions at a number of companies, including president and chief executive officer of SGX Pharmaceuticals, Inc. (sold to Eli Lilly and Company in 2008), president and chief executive officer of Trega Biosciences, Inc. (sold to LION Bioscience, Inc. in 2001) and president of BioChem Therapeutic Inc. Prior to these, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings PLC, culminating in his position as vice president, corporate development and director of international licensing.  Mr. Grey received a bachelor of science degree in chemistry from the University of Nottingham in the United Kingdom.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Grey is qualified to serve as a director on the basis of his extensive experience managing pharmaceutical and biopharmaceutical companies, which brings important strategic insight to the Board as it plans our future growth.

Age: 66

Director Since: Sept. 2011

Lead Independent Director
Since: Aug. 2012

Board Committees:

•  Nominating and Corporate Governance

•  Transaction

Current Public Company Directorships:

•  BioMarin Pharmaceutical Inc.

•  biotechnology company

•  Mirati Therapeutics Inc.

•  biotechnology company

Jeff Himawan, Ph.D. Managing Director, Essex Woodlands Health Ventures, L.P.

Dr. Himawan has been a managing director of Essex Woodlands Health Ventures, a venture capital firm, since 2004.  Prior to that, he was an adjunct partner at Essex Woodlands from 1999 to 2001, and he was a venture partner from 2001 to 2004.  Dr. Himawan co-founded Seed-One Ventures, an early-stage venture capital firm, where he served as a managing director from 1996 to 2001.  Dr. Himawan received a bachelor of science degree in biology from the Massachusetts Institute of Technology and his doctorate in biological chemistry and molecular pharmacology from Harvard University.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that, with his doctorate in biological chemistry and molecular pharmacology and as a successful venture capitalist, Dr. Himawan brings important scientific and strategic insight to the Board as well as experience working with the investment community.

Age: 53

Director Since: July 2007

Board Committees:

•  Compensation (Chair)

•  Transaction

Current Public Company Directorships:

•  Catalyst Biosciences, Inc.

•  biopharmaceutical company

•  MediciNova, Inc.

•  biopharmaceutical company

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Class III—Directors Continuing in Office Until the 2020 Annual General Meeting of Shareholders

Gino Santini Chairman, AMAG Pharmaceuticals, Inc.

Mr. Santini currently serves as the chairman of the board of directors of AMAG Pharmaceuticals, in addition to serving on three other public company boards and on the board of directors of Artax Biopharma Inc. and Intarcia Therapeutics, Inc., each a private biopharmaceutical company, and is retired from a distinguished career with Eli Lilly and Company, a public pharmaceutical company.  Mr. Santini previously served on the board of directors of Sorin SpA, a public medical products group, from 2012 to 2015, when it was acquired by LivaNova PLC and Vitae Pharmaceuticals, Inc., a public biotechnology company, from 2014 to 2016, when it was acquired by Allergan plc.  During his tenure at Eli Lilly and Company from June 1983 to December 2010, Mr. Santini held various leadership positions.  Mr. Santini, fluent in four languages, holds an undergraduate degree in mechanical engineering from the University of Bologna and a master’s degree in business administration from the University of Rochester.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Santini’s extensive international and domestic commercial and business development experience brings important insight to the Board as it plans our future growth.

Age:  62

Director Since:  March 2012

Board Committees:

•  Compensation

•  Transaction (Chair)

Current Public Company Directorships:

•  AMAG Pharmaceuticals, Inc.

•  biopharmaceutical company

•  Intercept Pharmaceuticals, Inc.

•  biopharmaceutical company

•  Collegium Pharmaceutical, Inc.

•  biopharmaceutical company

•  Allena Pharmaceuticals, Inc.

•  biopharmaceutical company

James Shannon, M.D. Director, MannKind Corporation

Dr. Shannon currently serves on the board of directors for MannKind Corporation, a public biopharmaceutical company focused on treatments for diabetes.  From May 2012 to March 2015, Dr. Shannon served as the chief medical officer of GlaxoSmithKline (GSK), a public biopharmaceutical company, where he was responsible for matters of patient safety, general medical governance, medical ethics and integrity, medical information as well as investigations involving human subjects relating to any GSK medicine in development or on the market.  Prior to that, Dr. Shannon spent more than a decade with Novartis, a public pharmaceutical company.  In his last role with the company, as global head of pharma development, he was responsible for all of Novartis’s development activities, from pre-clinical through Phase 4 and oversaw an annual development budget of approximately $4 billion.  Dr. Shannon received his science and medical degrees from Queen’s University in Belfast, Northern Ireland.  He also serves on the board of directors of Immodulon Therapeutics Limited, a private biopharmaceutical company, and MyTomorrows, a health-based platform that collaborates with drug developers to provide early access to treatments for patients who have exhausted all other options.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Dr. Shannon is qualified to serve as a director on the basis of his extensive clinical development experience, which brings important insight to the Board as it plans our future growth.

Age:  62

Director Since:  Aug. 2017

Board Committees:

•  Compensation

•  Transaction

Current Public Company Directorships:

•  MannKind Corporation.

•  biopharmaceutical company

•  ProQR Therapeutics NV

•  therapeutics company

Timothy P. Walbert Chairman, President and Chief Executive Officer, Horizon Pharma plc

Mr. Walbert has served as our president, chief executive officer and director of the Company since June 2008 and served as our chairman since March 2010.  From May 2007 to June 2009, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., a public biopharmaceutical company that was acquired by Takeda America Holdings, Inc. in June 2009.  Prior to that, Mr. Walbert served as executive vice president, commercial operations of NeoPharm, Inc., a public biopharmaceutical company.  From June 2001 to August 2005, Mr. Walbert served as divisional vice president and general manager of immunology, where he built and led the global development and launch of the multi-indication biologic HUMIRA and divisional vice president, global cardiovascular strategy at Abbott, now AbbVie.  From 1998 to 2001, he served as director, CELEBREX North America and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company.  Mr. Walbert serves as the chairman of the board of directors of Egalet Corporation, a public pharmaceutical company.  He also sits on the board of directors of the Illinois Biotechnology Innovation Organization (iBIO), the Biotechnology Innovation Organization (BIO), World Business Chicago (WBC) and the Greater Chicago Arthritis Foundation.  Mr. Walbert is also a member of the Illinois Innovation Council, the National Organization of Rare Disorders (NORD) Advisory Board and serves on the Board of Trustees of Muhlenberg College.  He previously served on the board of directors of Raptor Pharmaceutical Corp. (Raptor), a public biopharmaceutical company, from 2010 to 2014; XOMA Corporation, a public biotechnology company, from 2011 to 2017; and Sucampo Pharmaceuticals, Inc., a public biopharmaceutical company, from 2016 to 2018.  Mr. Walbert received his bachelor of arts degree in business from Muhlenberg College, in Allentown, Pennsylvania.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Walbert is qualified to serve as a director on the basis of his valuable industry experience, which brings important strategic insight to the Board as it plans our future growth.

Age: 51 Chair Since: March 2010 Director Since: June 2008 Board Committees: • None Current Public Company Directorships: • Egalet Corporation (Chair) • pharmaceutical company

Class I—Directors Continuing in Office Until the 2021 Annual General Meeting of Shareholders

William F. Daniel Director, Malin Corporation plc

Mr. Daniel, a chartered director and chartered accountant, is currently a member of the board of directors of Malin Corporation plc, an Ireland-based public global life sciences company.  He was president of the Institute of Directors of Ireland from May 2013 to May 2015, and was originally elected to the board of the Institute of Directors in Ireland in June 2010.  Prior to that, Mr. Daniel was executive vice president and company secretary of Elan Corporation plc, a public biotechnology company, and served in that role from December 2001 to December 2013, until the merger of Elan with Perrigo Company plc.  He was previously an executive director of Elan between 2003 and 2007, having joined the organization as financial controller in 1994.  Mr. Daniel graduated with a degree in commerce from the University College Dublin.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Daniel is qualified to serve as a director on the basis of his valuable financial and corporate governance expertise, which brings important strategic insight to the Board as it plans our future growth.

Age: 67 Director Since: Sept. 2014 Board Committees: • Audit (Chair) • Compensation Current Public Company Directorships: • Malin Corporation plc • global life sciences company

H. Thomas Watkins Chairman, Vanda Pharmaceuticals, Inc.

Mr. Watkins currently serves as the chairman of the board of Vanda Pharmaceuticals, Inc., a public biotechnology company.  Prior to that, he was director, president and chief executive officer of Human Genome Sciences, Inc. (HGS), a public biopharmaceutical company, from 2004 until HGS was acquired by GlaxoSmithKline in 2012.  Before leading HGS, Mr. Watkins spent over twenty years in senior roles at Abbott Laboratories and its affiliates in the United States and Asia, most recently serving as the president of TAP Pharmaceutical Products, Inc. (TAP), which was jointly owned by Abbott and Takeda Pharmaceutical Company, Inc.  During his tenure, he led the growth of TAP from approximately $2 billion to over $4 billion in annual revenue.  Mr. Watkins began his career in 1974 with Arthur Andersen & Co. From 1979 to 1985, he was a management consultant with McKinsey and Company, Inc., working with multinational companies in the United States, Europe and Japan.  Mr. Watkins holds a bachelor’s degree from the College of William and Mary, and a master’s degree in business administration from the University of Chicago Graduate School of Business.  Mr. Watkins is a member of the board of directors of HemoShear Therapeutics, LLC, a private biotechnology company, and of the board of visitors of The College of William and Mary.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Watkins is qualified to serve as a director on the basis of his valuable industry experience, which brings important strategic insight to the Board as it plans our future growth.

Age:  66

Director Since:  Apr. 2014

Board Committees:

•  Audit

•  Nominating and Corporate Governance (Chair)

Current Public Company Directorships:

•  Vanda Pharmaceuticals, Inc. (Chair)

•  biopharmaceutical company

Pascale Witz President, PWH Advisors

Ms. Witz founded PWH Advisors, a strategic consultancy firm advising healthcare and investment companies, in November 2016 and has served as its president since that time.  From September 2015 to May 2016, Ms. Witz served as executive vice president, global diabetes and cardiovascular at Sanofi, a pharmaceutical company.  During her tenure at Sanofi, she launched multiple medicines across three continents and strengthened the pipeline through licensing and partnerships.  Prior to joining Sanofi, Ms. Witz served more than 17 years at GE Healthcare where, in her final role as president and chief executive officer of its medical diagnostics business, she ran a $2 billion integrated pharmaceutical organization that encompassed research and development through commercial.  She previously served on the board of directors of Savencia SA, a public food and dairy company, from 2016 to 2018, and of Tesoro, Inc., then a public biopharmaceutical company, from 2018 to January 2019.  Ms. Witz received her master’s degree of business administration in economics and marketing from INSEAD and her master of science in biochemistry from INSA Lyon.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Ms. Witz is qualified to serve as a director on the basis of her valuable industry experience, which brings important strategic insight to the Board as it plans our future growth.

Age:   52

Director Since:  Aug. 2017

Board Committees:

•  Audit

•  Nominating and Corporate Governance

Current Public Company Directorships:

•  Fresenius Medical Care AG & Co. KGaA

•  medical supply company

•  Regulus Therapeutics

•  biotechnology company

•  PerkinElmer

•  human and environmental health company

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Overview

In 2018, the Board held six meetings and did not act by unanimous written consent without a meeting.  Each Board member attended 93% or more of the aggregate number of meetings of the Board and of the committees on which he or she served.  It is our policy to encourage directors and nominees for director to attend annual general meetings of shareholders.  All our current directors attended our 2018 Annual General Meeting of Shareholders.

The Board is committed to exercising good corporate governance practices.  As part of this commitment, the Board regularly monitors developments in corporate governance and reviews processes, policies and procedures in light of such developments.  Key information regarding our corporate governance initiatives can be found on our website, www.horizonpharma.com, including our Memorandum and Articles of Association, Code of Business Conduct and Ethics, and the charters for the Audit, Compensation, Nominating and Corporate Governance and Transaction Committees.  The Board believes that its strong corporate governance policies and practices, including the substantial percentage of independent directors on the Board and the robust duties of its lead independent director, empower the Board to effectively oversee our Chief Executive Officer and provide an effective and appropriately balanced Board governance structure.

Independence of the Board of Directors

Other than Mr. Walbert, our chairman, president and chief executive officer, all members of the Board are independent and all members of committees of the Board are independent.  The Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq Stock Market (Nasdaq) listing standards:  Mr. Daniel, Mr. Grey, Dr. Himawan, Mr. Pauli, Mr. Santini, Dr. Shannon, Mr. Watkins and Ms. Witz.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us.  Mr. Walbert is not an independent director by virtue of his current employment with us.  To determine independence, the Board reviewed all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm.

As required under applicable Nasdaq listing standards, in fiscal year 2018, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the Code) that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code is available on our website at www.horizonpharma.com.  If we make any substantive amendments to the Code or grants any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on its website or in a current report on Form 8-K.

Board Leadership Structure

The Board has determined that the current leadership structure, in which the offices of Chairman and Chief Executive Officer are held by one individual and an independent director acts as lead independent director, ensures that the appropriate level of oversight, independence, and responsibility is applied to all Board decisions, including risk oversight, and is in our best interests and those of our shareholders.

Chairman/Chief Executive Officer

The Board is currently chaired by our President and Chief Executive Officer, Mr. Walbert.  We believe that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that the Board and management act with a common purpose for the following reasons:

•	coherent leadership and direction for the Board and executive management;

•	clear accountability and a single focus for the chain of command to execute our strategic initiatives and business plans;

•	Mr. Walbert’s extensive industry expertise, external public board experience, leadership experience and history and knowledge of our business; and

•

by leading management and chairing the Board, we benefit from the Chief Executive Officer’s strategic and operational insights, enabling a focused vision encompassing the full range, from long-term strategic direction and day-to-day execution.

Lead Independent Director

We require the election, by the independent directors of the Board, of a lead independent director to serve during any period when there is no independent Chairman of the Board.  Because Mr. Walbert is currently serving as Chief Executive Officer and Chairman of the Board, the independent directors of the Board elected Mr. Grey as the lead independent director.  The lead independent director serves as the liaison between the Chairman of the Board and the independent directors and his responsibilities include:

•	facilitates communication with the Board and presides over regularly conducted executive sessions of the independent directors and sessions where the Chairman of the Board is not present;

•	establishes the agenda for meetings of the independent directors and reviews and approves matters, schedule sufficiency, and, where appropriate, information provided to other Board members;

•	has the authority to call meetings of the independent directors and, if requested by major shareholders, ensures that he is available for consultation and direct communication; and

•

conveys messages from meetings of the independent directors to the Chief Executive Officer and makes himself available to discuss with other directors any concerns they may have about us or our performance.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight.  In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.  Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken and provides oversight of the performance of our internal audit function and external auditors.  The Audit Committee also reviews and receives regular briefings concerning information security and technology risks (including cybersecurity), including discussions of our information security and risk management programs.  Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and monitors compliance with legal, regulatory and ethical requirements.  Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  Our Transaction Committee evaluates potential strategic transactions and financing opportunities, including the risks that such transactions could pose to the Company.

Director Selection

The Nominating and Corporate Governance Committee will consider candidates for the Board who are recommended by shareholders, directors, third-party search firms engaged by the Board and other sources.  When selecting candidates for recommendation to the Board, the Nominating and Corporate Governance Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation.  In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with our business and industry, having high moral character and mature judgment and being able to work collegially with others.  In addition, factors such as the following may be considered:

•

the independence standards established by the Company, the presence of any material interests that could cause a conflict between our interests and the interests of the director nominee, and the director nominee’s ability to exercise his or her best business judgment in the interest of all shareholders;

•

the director nominee’s ability to devote sufficient time to the business of the Board and at least one of the standing committees of the Board, in light of the number of other boards on which the director nominee serves (for profit and not-for-profit) and the other business and professional commitments of the director nominee;

•	the appropriate size and the diversity of the Board;

•

the knowledge, skills and experience of the director nominee, including experience in the industry in which the Company operates, as well as in the general areas of clinical development, business, finance, management and public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; and

•	the director nominee’s experience with accounting rules and practices.

During 2018, we paid a fee to one third-party search firm that was retained by the Board to identify potential nominees and assist our Nominating and Corporate Governance Committee in evaluating such potential nominees.

Diversity Policy

The Board believes that maintaining a diverse membership enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents, and as such has a formal diversity policy.  As part of the policy, the Nominating and Corporate Governance Committee annually reviews the tenure, performance, and contributions of existing Board members to the extent they are candidates for re-election and considers all aspects of each candidate’s qualifications and skills with the goal of ensuring the Board has diversity of experience and perspectives as well as race, gender, geography, and areas of expertise.

To further this goal, the Board is committed to including in each director search highly qualified candidates who reflect diverse experiences and backgrounds, including diversity of gender and race.  The diversity policy is available on our website at www.horizonpharma.com.

Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual General Meeting of Shareholders must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee.  See “Other Information — Shareholder Proposals” in this Proxy Statement for additional information.

Committees of the Board of Directors

The Board has four standing committees: the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Transaction Committee.  All committees are comprised of independent directors within the meaning of the applicable Nasdaq listing standards.  A description of each committee of the Board is described below.

The following table provides membership and meeting information for fiscal year 2018 for each of the Board committees:

	Audit	Compensation	Nominating and Corporate Governance	Transaction
Timothy P. Walbert
Michael Grey
William F. Daniel
Jeff Himawan, Ph.D.
Ronald Pauli(1)
Gino Santini
James Shannon, M.D.(2)
H. Thomas Watkins
Pascale Witz(3)
Total meetings in fiscal year 2018	5	6	4	7

= Chair	= Member	= Lead Independent Director

(1)

Mr. Pauli has served on the Nominating and Corporate Governance Committee since February 2018.  Mr. Pauli will not be subject to re-election at the 2019 Annual General Meeting and will no longer serve on any committees of the Board after the 2019 Annual General Meeting.

(2)	Dr. Shannon has served on the Compensation Committee since February 2018.
(3)	Ms. Witz has served on the Audit Committee since February 2018.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to, among other things: (i) our corporate accounting and financial reporting practices, (ii) the system of internal control over financial reporting, (iii) the audit process, (iv) the quality and integrity of our financial statements, (v) the qualifications, independence and performance of our independent registered public accounting firm, (vi) the qualifications, independence and performance of our internal audit function and (vii) enterprise risk management.  Each of the independent registered public accounting firm, internal audit and management periodically meet privately with the Audit Committee.

The Board has determined that Mr. Daniel qualifies as an “audit committee financial expert,” within the meaning of applicable SEC rules.  In making this determination, the Board has considered Mr. Daniel’s formal education, the nature and scope of his previous experience and his financial and corporate governance expertise.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (Exchange Act), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Audit Committee

William F. Daniel, Chairman

Ronald Pauli

H. Thomas Watkins

Pascale Witz

Compensation Committee

The Compensation Committee oversees, reviews and approves or recommends for adoption our compensation policies, plans and programs, reviews and approves or recommends to the full Board, as appropriate, the compensation to be paid to our executive officers and directors, and prepares and reviews the Compensation Committee report included in our annual proxy statement.  In making its compensation decisions and recommendations, the Compensation Committee may take into account the recommendations of the Chief Executive Officer and other senior management.  Other than giving such recommendations, however, the Chief Executive Officer and other senior management have no formal role and no authority to determine the amount or form of executive and director compensation.  The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy Statement captioned, ‘‘Compensation Discussion and Analysis.’’

The Compensation Committee may, at our expense, retain legal counsel (which may, but need not be, our regular corporate counsel) and other consultants and advisors, other than in-house legal counsel and certain other types of advisors, to assist it with its functions only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.  The Compensation Committee has authority to approve such advisors’ fees and other retention terms and to terminate its relationship with any advisor that it retains.  In addition, the Compensation Committee has authority to delegate its responsibilities to subcommittees or individual committee members.

In October 2016, our Compensation Committee engaged Radford, an Aon Hewitt Company (Radford), as its independent consultant.  For additional information regarding our processes and procedures for the consideration and determination of executive compensation, including the role of Radford in determining and recommending executive compensation, the aggregate cost of Radford’s executive and director compensation consulting services during 2018, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis — Compensation Determination Process.” With respect to director compensation matters, our Compensation Committee recommends to our Board and our Board determines and sets non-employee director compensation.  Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “Non-Employee Director Compensation.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of the Company.  None of our executive officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions on behalf of the Board, including, but not limited to, (i) making recommendations to the Board regarding corporate governance issues; (ii) identifying, reviewing and evaluating candidates to serve as our directors consistent with criteria approved by the Board and reviewing and evaluating incumbent directors; (iii) serving as a focal point for communication between such candidates, non-committee directors and our management; (iv) nominating candidates to serve as directors; (v) making other recommendations to the Board regarding affairs relating to our directors; and (vi) providing oversight assistance in connection with our legal, regulatory and ethical compliance programs, policies and procedures as established by management and the Board.

The process used by the Nominating and Corporate Governance Committee to identify a nominee to serve as a member of the Board depends on the qualities being sought.  From time to time, the Board engages an executive search firm to assist the Nominating and Corporate Governance Committee in identifying individuals qualified to be Board members.  The process used by the Nominating and Corporate Governance Committee to identify nominees is described in the section of this Proxy Statement captioned, ‘‘Director Selection.’’

Transaction Committee

The functions of the Transaction Committee include, but are not limited to:

•

reviewing, considering and evaluating proposed product or business acquisitions or divestitures, licensing, distribution, promotion, collaboration and other commercial agreements and arrangements, joint ventures, and any other business development transactions;

•	reviewing, considering and evaluating proposed financing opportunities, including the issuance of equity, debt and convertible securities;

•	reviewing, considering and evaluating proposed modifications to Existing Debt Dealings (as defined in the charter of the Transaction Committee);

•	monitoring negotiations and other communications with third parties in connection with potential business development transactions, financing opportunities and debt discharge opportunities;

•	meeting with management to identify and assist the Board in evaluating opportunities that will further our business development strategy;

•	periodically reviewing and evaluating prior transactions and financings for consistency with, and achievement of, our strategic business goals, objectives or plans; and

•

authorizing potential business development transactions, other business growth and diversification opportunities, general financing opportunities and opportunities for Existing Debt Dealings that the Transaction Committee determines to fall within the scope of our goals and business development strategy and that are in the best interest of our shareholders.

  Shareholder Rights Agreement

Description of Our Short-Term Shareholder Rights Agreement

In February 2019, we entered into a short-term shareholder rights agreement, commonly referred to as a poison pill.  In general terms, the shareholder rights agreement works by causing significant dilution to any person or group that acquires 10% (or 15% in the case of an existing “13G Investor” as defined in the shareholder rights agreement) or more of our outstanding ordinary shares without the prior approval of the Board.  The shareholder rights agreement, which has a limited 12-month term expiring in February 2020, is not intended to prevent an acquisition of the company on terms that the Board considers favorable to and in the best interests of all shareholders.  Rather, the shareholder rights agreement aims to provide the Board with adequate time to fully assess any takeover proposal in full compliance with its fiduciary duties and to encourage anyone seeking to acquire us to negotiate with the Board prior to attempting a takeover.

Irish Takeover Rules Preclude a “Wait-and-See” Approach Under an “On-the-Shelf” Strategy

As an Irish public company, we are subject to the Irish Takeover Panel Act 1997, as amended, and the Irish Takeover Rules made thereunder.  Under the Irish Takeover Rules, we are precluded from adopting a shareholder rights agreement in the event that we receive an offer to acquire our company or we have reason to believe that such an offer is or may be imminent.  Many U.S.-incorporated companies, particularly those companies incorporated in Delaware, generally have the ability to design, prepare and draft a shareholder rights agreement in advance and put it “on-the-shelf,” with the actual adoption of the shareholder rights agreement delayed until a takeover proposal develops or becomes imminent.  However, as a result of the application of the Irish Takeover Rules, we do not have the ability to “wait-and-see” under this “on-the-shelf” shareholder rights agreement strategy available to U.S.-incorporated companies.

Rationale for Adoption of Our Short-Term Shareholder Rights Agreement

The Board decided to adopt the shareholder rights agreement in response to the takeover environment in general and the Board’s belief that we face a heightened risk of receiving takeover proposals at inadequate prices, given several factors: our evolution into a biopharma company focused on rare disease medicines; the highly positive Phase 3 clinical trial results of our rare disease drug candidate teprotumumab for the treatment of active thyroid eye disease (TED) announced on February 28, 2019; the strong financial performance we delivered in 2018; the expected $750 million in peak sales for each of KRYSTEXXA and teprotumumab; and the investments we are making in 2019, all of which are discussed in our letter to shareholders at the beginning of this Proxy Statement, as well as the summary to this Proxy Statement beginning on page 2.  In addition, in making the determination, the Board considered our balance sheet cash, our debt levels and our capacity to continue to invest in building a pipeline of rare disease medicines.

Furthermore, as a result of our strong financial performance and our evolution into a rare disease-focused biopharma company, our stock-trading multiples as a percentage of net sales and adjusted EBITDA have increased to be more aligned with biopharma companies we view as comparable.  However, we do not believe analysts and investors have fully valued us as a biopharma company.  Instead, they continue to value us as a specialty pharma company, and we believe this adds to the risk of receiving an inadequately priced takeover proposal.

The adoption of the plan is not in response to any specific approach; as explained above, under the Irish Takeover Rules, we are precluded from adopting a shareholder rights agreement in such a case.

In consideration of these factors, and due to the application of the Irish Takeover Rules, which preclude a “wait-and-see” approach under an “on-the-shelf” shareholder rights agreement strategy available to U.S.-incorporated companies, explained above, the Board determined that it was necessary and advisable to adopt the shareholder rights agreement in order to guard against attempts to acquire control of the Company at an inadequate price that would be unfair to our shareholders.  The Board balanced its assessment of that risk with what it believed was an appropriately limited term of the shareholder rights agreement, concluding that a short, 12-month term was an adequate response to that risk.  Ultimately, the Board adopted the shareholder rights agreement to enable all of our shareholders to realize the long-term value of their investment in the Company.  During recent discussions with investors, our shareholders have generally been supportive of our strategy and the Board’s decision to adopt our shareholder rights agreement.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Company Secretary of Horizon Pharma at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland or by communicating online to the Board as a group.  This information and an online communications form are available on our website at www.horizonpharma.com.  Each communication will be reviewed by our Company Secretary to determine whether it is appropriate for presentation to the Board or such director on a periodic basis.  Examples of inappropriate communications include advertisements, solicitations or hostile communications.

EXECUTIVE OFFICERS

The following table sets forth information regarding executive officers as of March 1, 2019:

Name	Age	Position with the Company
Timothy P. Walbert	51	Chairman, President and Chief Executive Officer
Brian K. Beeler	46	Executive Vice President, General Counsel
Robert F. Carey	60	Executive Vice President, Chief Business Officer
Geoffrey M. Curtis	44	Executive Vice President, Corporate Affairs and Chief Communications Officer
Michael A. DesJardin	61	Executive Vice President, Technical Operations
Paul W. Hoelscher	54	Executive Vice President, Chief Financial Officer
Vikram Karnani	44	Executive Vice President, Chief Commercial Officer
Jeffrey D. Kent, M.D., FACG	57	Senior Vice President, Head of Medical Affairs and Outcomes Research
Irina P. Konstantinovsky	49	Executive Vice President, Chief Human Resources Officer
Shao-Lee Lin, M.D., Ph.D.	52	Executive Vice President, Head of Research and Development, Chief Scientific Officer
Barry J. Moze	65	Executive Vice President, Chief Administrative Officer

The following is biographical information as of March 1, 2019 for our executive officers other than Mr. Walbert, whose biographical information is included in Proposal 1.

Brian K. Beeler.  Mr. Beeler has served as our executive vice president, general counsel since May 2015.  Mr. Beeler previously served as our senior vice president, legal and chief compliance officer from January 2015 until May 2015 and as our associate general counsel and chief compliance officer from January 2013 until January 2015.  Prior to joining Horizon, Mr. Beeler served as associate general counsel for Fenwal, Inc., a global blood technology company, from December 2008 until December 2012.  Before that, Mr. Beeler was senior counsel, business development, commercial and research and development at TAP Pharmaceuticals and Takeda Pharmaceuticals North America and also previously served as chief compliance officer at Schwartz Pharma.  Mr. Beeler received a bachelor’s degree in history from Purdue University, a master’s degree in business administration from the Kellogg School of Management at Northwestern University and a JD from the Indiana University School of Law.

Robert F. Carey.  Mr. Carey has served as our executive vice president, chief business officer since March 2014.  Prior to that, Mr. Carey spent more than 11 years as managing director and head of the life sciences investment banking group at JMP Securities LLC, a full-service investment bank.  Prior to JMP, Mr. Carey was a managing director in the healthcare groups at Dresdner Kleinwort Wasserstein and Vector Securities.  Mr. Carey also has held roles at Shearson Lehman Hutton and Ernst & Whinney.  Mr. Carey serves on the board of directors of Sangamo Therapeutics, Inc., a public pharmaceutical company, and AIT Therapeutics, Inc., a public medical device and biopharmaceutical company.  Mr. Carey previously served on the board of directors of Argos Therapeutics Inc., a public pharmaceutical company, from 2014 to 2018.  Mr. Carey received his bachelor of business administration degree in accounting from the University of Notre Dame.

Geoffrey M. Curtis.  Mr. Curtis has served as our executive vice president, corporate affairs and chief communications officer since August 2018.  Prior to that, from May 2017 he served as our senior vice president of corporate affairs and chief communications officer, and as group vice president of corporate communications from December 2015, when he joined the Company.  From May 2012 until April 2015, Mr. Curtis served as senior vice president at Edelman Public Relations and, as part of its National Health Media Team, he led media strategy and execution for a large portfolio of pharmaceutical, biotech and medical device clients.  Prior to that, Mr. Curtis was group director of the media practice at WCG, a marketing and communications firm and part of W20 Group, from July 2006 until May 2012 and held a similar role at GCI Group from March 2004 until July 2006.  Prior to joining GCI, Mr. Curtis served as a public affairs manager in the Pharmaceutical Products Division at Abbott, where he led internal and external communications programs for the immunology, neuroscience and oncology franchises.  Mr. Curtis has a bachelor’s degree in English from Lake Forest College in Lake Forest, Illinois.

Michael A. DesJardin.  Mr. DesJardin has served as our executive vice president, technical operations since February 2017.  Mr. DesJardin previously served as our senior vice president, technical operations from October 2016 to November 2016 and as our senior vice president, life cycle management from December 2016 to January 2017.  Mr. DesJardin joined Horizon from Raptor in October 2016 as part of the Raptor acquisition.  While at Raptor, Mr. DesJardin was the senior vice president of technical operations from April 2015 to October 2016.  Prior to that, Mr. DesJardin served as senior vice president of product development at Jazz Pharmaceuticals Public Limited Company (formerly Jazz Pharmaceuticals, Inc.) (Jazz) from July 2004 to March 2015.  Mr. DesJardin spent nine years as an executive director and engineering fellow at ALZA Corporation and spent 15 years at the Dow Chemical Company working in pharmaceutical and agricultural chemical development for Marion Merrill Dow.  Mr. DesJardin has over 38 years of experience in pharmaceutical development.  Mr. DesJardin received a bachelor of science degree in chemical engineering from the University of California, Berkeley and is a registered professional engineer in the State of California.

Paul W. Hoelscher.  Mr. Hoelscher has served as our executive vice president, chief financial officer since October 2014.  Previously, Mr. Hoelscher was our executive vice president, finance from June 2014 through September 2014.  Prior to joining Horizon, Mr. Hoelscher served as senior vice president, finance-treasury and corporate development of OfficeMax, Inc., from August 2013 to May 2014, and as vice president, finance-treasury and corporate development of OfficeMax from August 2012 to July 2013.  Prior to that, Mr. Hoelscher served in various finance roles at Alberto Culver Company from 1992 to 2012 and in various positions in the audit practice at KPMG LLP from 1986 to 1993.  He currently serves on the board of trustees of the Illinois Chapter of the Leukemia and Lymphoma Society.  Mr. Hoelscher received his bachelor of science degree in accountancy from the University of Illinois at Urbana-Champaign and is a certified public accountant.

Vikram Karnani.  Mr. Karnani has served as our executive vice president, chief commercial officer since March 2018.  Prior to that, he served as our senior vice president, rheumatology business unit from February 2017 to March 2018, and before that, from July 2014 until February 2017, he served as our general manager, specialty business unit.  Prior to joining Horizon, Mr. Karnani was with Fresenius Kabi, a global health care company, where he served as vice president of the therapeutics and cell therapy business, from October 2011 to July 2014.  Mr. Karnani also held various positions in business development, corporate strategy and strategic marketing within Fenwal Inc., a global blood technology company that was acquired by Fresenius Kabi, from November 2008 to October 2011.  Mr. Karnani brings nearly 16 years of cross-functional expertise across a multitude of industries, including medical devices, management consulting, semiconductors and cellular telecommunications.  Mr. Karnani has a master’s degree from the Kellogg School of Management at Northwestern University, a master’s degree in electrical engineering from Case Western Reserve University and a bachelor of science degree in electrical engineering from University of Bombay, India.

Jeffrey D. Kent, M.D., FACG.  Dr. Kent has served as our senior vice president, head of medical affairs and outcomes research since joining Horizon in May 2012.  Before that Dr. Kent was executive director, medical affairs at Astellas Pharmaceuticals, a public Japanese biopharmaceutical company, from 2011 to 2012.  Prior to Astellas, he spent more than eight years as global project head for medical affairs in immunology within Abbott Laboratories, then a public health care and pharmaceutical company.  Dr. Kent also worked at G.D. Searle & Company (now Pfizer) from 1999 to 2003, and served in various capacities in research and development, including global director for valdecoxib (Bextra) development.  A Fellow of the American College of Gastroenterology (FACG), Dr. Kent received his M.D. from the Jefferson Medical College in Philadelphia, Pennsylvania.  He completed a residency in Internal Medicine at Thomas Jefferson University Hospital and a fellowship in gastroenterology and hepatology at Rush Presbyterian St. Luke’s Hospital in Chicago.

Irina P. Konstantinovsky.  Ms. Konstantinovsky has served as our executive vice president, chief human resources officer since September 2017.  Prior to Horizon, from August 2012 to September 2017, she was vice president of global talent at Baxter International Inc. a healthcare products company, where she led a team of talent professionals worldwide and oversaw organizational effectiveness, leadership development, inclusion and diversity and talent acquisition.  She and her team were responsible for talent management strategies, programs and systems for more than 50,000 employees worldwide.  Prior to Baxter, Ms. Konstantinovsky spent 15 years in senior partner and director roles at Towers Watson (currently Willis Towers Watson), a global human-resources consulting firm serving Fortune 1000 companies.  While in these roles, she served as the interim chief human resource officer at Capital BlueCross for two years.  Ms. Konstantinovsky has a bachelor of arts in education from the University of Buenos Aires and two master’s degrees, one in higher education and one in industrial and labor relations from Cornell University.  In addition, she serves on the board of the Human Resource Management Association of Chicago and the YWCA of Metropolitan Chicago.

Shao-Lee Lin, M.D., Ph.D.  Dr. Lin has served as our executive vice president, head of research and development and chief scientific officer since January 2018.  Prior to Horizon, Dr. Lin was a corporate officer and vice president, therapeutic areas, development excellence and international development at AbbVie, Inc., a pharmaceutical company, from March 2015 to December 2017.  In that role, she led immunology, virology, neuroscience and general medicine, across on-market and pipeline compounds as well as international development across all therapeutic areas.  Prior to AbbVie, Dr. Lin was vice president, inflammation and respiratory development at Gilead Sciences, Inc., a biopharmaceutical company, from July 2012 to February 2015.  She also held leadership positions in immunology and other therapeutic areas while at Amgen Inc., a biotechnology company.  Dr. Lin received her medical degree and doctorate at the Johns Hopkins University School of Medicine and completed fellowships and post-doctoral work in rheumatology, allergy and immunology at the University of California San Diego and The Scripps Clinic and Research Institute.  She has a bachelor of science in biochemistry and chemical engineering from Rice University.  Dr. Lin is currently adjunct faculty at Northwestern University.  She has previously been on the faculty of Rockefeller University as a Clinical Scholar and also served as adjunct faculty at Cornell, University of California Los Angeles (UCLA) and Stanford medical schools.

Barry J. Moze.  Mr. Moze has served as our executive vice president, chief administrative officer since February 2017.  Prior to that, Mr. Moze was our executive vice president, chief operating officer from February 2016 to January 2017 and was our executive vice president, corporate development from May 2014 to January 2016.  Prior to joining Horizon, Mr. Moze spent more than 28 years as a partner of Crystal Clear Communications, a consulting firm focused on the development and execution of corporate strategies.  Prior to Crystal Clear, Mr. Moze was a founder and president of Review Services and Asset Management Group, a licensed investment advisory firm.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses the compensation philosophy, policies and principles underlying our executive compensation decisions made for 2018 compensation.  This CD&A provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following executive officers who have been named in the Summary Compensation Table included in this Proxy Statement and whom we refer to as our named executive officers (NEOs).

Timothy P. Walbert	Chairman, President and Chief Executive Officer

Paul W. Hoelscher	Executive Vice President, Chief Financial Officer

Shao-Lee Lin, M.D., Ph.D.	Executive Vice President, Head of Research and Development and Chief Scientific Officer

Robert F. Carey	Executive Vice President, Chief Business Officer

Barry J. Moze	Executive Vice President, Chief Administrative Officer

Quick CD&A Reference Guide

Executive Summary	Page 33

Objectives and Philosophy	Page 42

Compensation Determination Process	Page 43

Elements of Executive Compensation	Page 44

Additional Compensation Policies and Practices	Page 53

 Executive Summary

2018 at a Glance

A Year of Strong Performance Generating Record Net Sales and Strong Shareholder Return

Except for 5-year total shareholder return, growth percentages represent comparison to full-year 2017.

(2)

Adjusted EBITDA is a non-GAAP measure.  Please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures beginning on page 104 of our Annual Report on Form 10-K for the year ended December 31, 2018, which discussion and reconciliations are incorporated herein by reference.

A Year of Significant Progress

Business Overview

We made significant progress in 2018 on our strategy to build a robust and differentiated pipeline and maximize the growth of KRYSTEXXA, our biologic medicine for uncontrolled gout, and our flagship medicine.  As a result, we generated record full-year net sales of $1.2 billion, an increase of 14 percent over 2017, and one-year total shareholder return of 34 percent in a year when the Nasdaq Biotechnology Index (NBI) declined 9 percent.  In addition to advancing our existing pipeline programs, we added several new programs designed to enhance our leadership position in uncontrolled gout.  We also transformed our research and development (R&D) organization, augmenting its scientific expertise with a new leadership team.  We accelerated the growth of KRYSTEXXA by investing in its commercial infrastructure – doubling its commercial team and our addressable patient population.

Our Strategy

We are constantly driving toward our aspiration, which is to be a leading rare disease biopharma company that delivers innovative therapies to patients and generates high returns for our shareholders.  We have made a great deal of progress in that regard and are building on the resulting momentum.

We have taken a different approach, however, from typical biopharma companies.  Instead of starting out with a pipeline only, raising capital to finance development opportunities, we first developed a successful commercial business, generating cash flows and significant growth.  We then deployed our cash flows and access to capital to the development of leading-edge therapeutic products for rare diseases.

Our Evolution to a Rare Disease Biopharma Company: A Different Approach

Horizon today has a growing pipeline of development programs, 11 on-market medicines and total net sales of $1.2 billion – a significant transformation from our beginnings as a public company in 2011, when we had two medicines and total net sales of $7 million.  Today, our medicines for rare and rheumatic diseases make up nearly 70 percent of our total net sales.

Our strategy is to build a robust and differentiated pipeline and to maximize growth of KRYSTEXXA, our on-market medicine for uncontrolled gout.

We are also aligning our capital structure to be closer to that of R&D-focused rare disease biopharma companies, which generally have lower debt levels.  We recently announced plans to pay down approximately $550 million our outstanding debt, which was $2.0 billion at December 31, 2018, using available cash and proceeds from our recent $345 million underwritten public offering.  This initiative will lower our outstanding debt and leverage ratio, and at the same time allow us the flexibility to take advantage of business development opportunities.  We subsequently paid down $300 million of the debt.  Our current outstanding debt is now $1.7 billion, and are on track to pay down the remaining $250 million of our $550 million target.  This initiative exemplifies our disciplined approach to debt and efficient use of capital, which together with our strong cash balance enable continued investment in our pipeline and KRYSTEXXA.

Our Future: Our Expanding Pipeline

Expanding our pipeline to drive long-term sustainable growth is a strategic priority.

Our lead pipeline candidate, teprotumumab, which we acquired in 2017, is a fully human monoclonal antibody insulin-like growth factor 1-receptor (IGF-1R) for the treatment of active thyroid eye disease (TED).  TED is a rare, autoimmune inflammatory eye disease in which local inflammation and tissue expansion behind the eye can lead to proptosis (eye bulging).  Proptosis can result in double vision, misalignment of the eyes, and an inability to close the eyelids, making the tasks of daily life challenging.  Currently, there are no U.S. Food and Drug Administration (FDA) approved treatments available for treating TED.  Following the presentation of breakthrough Phase 2 results in 2017, in February 2019 we announced the Phase 3 trial topline data, which demonstrated a highly statistically significant reduction in proptosis, with 82.9 percent of teprotumumab patients meeting the primary endpoint versus 9.5 percent of placebo patients.  We continue to expect to submit a biologics license application to the FDA in mid-2019.  We are also conducting an extension study, known as OPTIC-X, which will help inform us if patients would benefit from longer treatment or retreatment with teprotumumab.

In uncontrolled gout, our R&D strategy is to maximize the benefits of KRYSTEXXA, as well as to enhance and sustain our leadership position through the development of new medicines.  For KRYSTEXXA, which is the only approved treatment for uncontrolled gout, we are investigating ways to improve the patient response rate so that it can benefit more patients.  (Uncontrolled gout is chronic gout that is refractory to conventional therapies.) Our MIRROR trial is evaluating the combination of KRYSTEXXA and methotrexate, which is the immunomodulator most commonly used by rheumatologists, with the goal to increase the number of patients that can benefit from KRYSTEXXA.  Based on recent positive external case series data, we are adapting the trial to support the potential for registration, with enrollment expected to begin in the second quarter of 2019.  We will also be initiating a clinical trial in the second half of 2019 to study the effect of KRYSTEXXA on serum uric acid levels in kidney transplant patients with uncontrolled gout.  In addition, we are working on three preclinical programs designed to build on and sustain our leadership position in uncontrolled gout well into the future: two next-generation biologics for uncontrolled gout and the other a long-term collaboration to discover and develop novel therapeutics for gout.

In support of our expanding pipeline and the value-maximization of our on-market medicines, in 2018, we considerably augmented the scientific expertise and acumen of our R&D organization.  Shao-Lee Lin, M.D., Ph.D., joined Horizon in January 2018 in the new role of chief scientific officer and head of R&D.  Dr. Lin is an immunologist, rheumatologist and allergist with more than 20 years of academic and industry experience.  She has established a new leadership team that oversees our R&D programs, partners with business development on pipeline opportunities and manages the therapeutic area development strategies and portfolios.

Our Pipeline

(1)   Being developed under a collaboration agreement.

MIRROR:  Methotrexate to Increase Response Rates in Patients with Uncontrolled GOut Receiving KRYSTEXXA.

OPTIC:  Treatment of Graves’ Orbitopathy (Thyroid Eye Disease) to Reduce Proptosis with Teprotumumab Infusions in a Randomized,

        Placebo-Controlled, Clinical Study.

Teprotumumab is an investigational candidate, and its safety and efficacy have not been established.

Driving Growth Today and Tomorrow: Our Orphan and Rheumatology Segment

We have two segments: orphan and rheumatology, and primary care.  The orphan and rheumatology segment is the strategic driver of our growth today.  Its compound annual growth rate from 2014 to 2018 of 101 percent underscores the value of our focus on rare disease medicines.

The orphan and rheumatology segment includes KRYSTEXXA, our flagship on-market medicine.  In addition, if approved, teprotumumab, our late-stage development biologic candidate, will be part of this segment’s portfolio.  The segment also includes a durable base of rare disease medicines: RAVICTI®, for the treatment of urea cycle disorders; PROCYSBI®, for the treatment of nephropathic cystinosis and ACTIMMUNE®, for the treatment of chronic granulomatous disease.

We believe the orphan and rheumatology segment offers tremendous potential for future growth.  KRYSTEXXA and teprotumumab, if approved, both offer significant growth potential, and we estimate peak annual net sales of more than $750 million for each.

Our Orphan and Rheumatology Segment:

Driving Growth Now and In the Future

(1)	Horizon peak sales estimate for U.S. net sales only.

Teprotumumab is an investigational candidate and its safety and efficacy have not been established.

CAGR: compound annual growth rate.

The Foundation of Our Success: Strong Business Development and Commercial Execution

The foundation of our success since we launched as a public company in 2011 lies in our strong business development capabilities and commercial execution.

Business development is an integral factor in our success – both since launch and going forward – and was a key component of our transformation into a biopharma company focused on rare disease medicines.  In 2014, we began rapidly diversifying our portfolio with rare disease medicines through key transactions that brought us ACTIMMUNE, RAVICTI, KRYSTEXXA and PROCYSBI over the next three years.  In 2017, we made our first acquisition of a development-stage candidate medicine – teprotumumab – beginning the expansion of our pipeline, which is a current strategic priority.

Being able to quickly take advantage of strategic opportunities is one of our business development strengths, and it has served us well with the many acquisitions we have completed that have performed above and beyond our expectations.  Given the importance of acquisitions to our strategy, it is important that we retain the flexibility to efficiently raise capital going forward, particularly since many acquisitions are highly competitive.

We Have Transformed to Become a Biopharma Company Focused on Rare Disease Medicines

Through Our Business Development Capabilities

Rare Disease Medicine Acquisitions 2014-2019

Commercial execution – Acquiring assets is not a guarantee of success.  We, however, have a strong record of successfully commercializing our medicines and improving the performance of the medicines we acquire.  We attribute our successful results to the deep expertise and knowledge of our commercial teams, coupled with the holistic approach we employ supporting our patient and physician communities.  KRYSTEXXA is a prime example of the value of our approach: it was an underperforming asset when we acquired it in 2016.  In only two years we transformed it into the flagship growth driver it is for us today – more than quadrupling its net sales to $259 million in 2018.  Our commercial team understands the market for KRYSTEXXA, and we invested in 2018 to accelerate the potential we see for the medicine – more than $750 million in peak annual net sales.

Our Purpose: To Help Build Healthier Communities, Urgently and Responsibly

At Horizon, we are making the world a better place – one patient, one medicine, one community at a time.  That’s why we go to incredible lengths to impact incredible lives – to make health a priority, not a privilege.  That’s what drives our insistence that patients have access to our medicines, regardless of their ability to pay, supporting patients in 2018 with nearly $2.0 billion in assistance, representing 46 percent of our full-year gross sales.  We are transforming health by building healthier communities both urgently and responsibly.  As a company we are going to incredible lengths to impact incredible lives.  It’s in our DNA – who we are as a company and who we are as individuals.  For us, it’s personal – we want to make a difference.  Our social responsibility programs, patient advocacy support and awareness, dedication to individual employee volunteerism – all reflect our ideals, a commitment to our patients and the communities we serve.

Our dedication and commitment are evident in the recognition we receive.  We were honored in 2018 to be spotlighted by PEOPLE Magazine as one of the “50 Companies That Care” – companies that succeed in business while also demonstrating respect, compassion and concern for their communities, employees and the environment.  This distinction is a realization of what we strive for – to be a positive force for good amid a constantly changing health care system.  We also became a member of Pledge 1%, a corporate philanthropy movement that empowers companies to donate 1% of product, 1% of equity, 1% of profit or 1% of employee time to improve communities around the world.  We are one of the first biopharma companies to join the initiative, which includes 6,000-plus organizations across 100 countries.

Horizon is a great place to work and our employees tell us so.  We continue to place in multiple third-party workplace recognition surveys, including being named by FORTUNE Magazine as the Number One “Best Workplace in BioPharma.” We are also proud to have been named by Crain’s Chicago Business as one of the “Best Places to Work for Women in Chicago” in 2018.  The percentage of women of our total employee population is above the industry standard for all levels in the Company, including upper management levels, reflecting the value we place on diversity.  But diversity encompasses more than gender: we believe that people from different backgrounds and life experiences fuel innovation, which helps provide life-changing solutions for our patients – fostering healthier communities and making the world a better place.

Consistently Recognized as One of the Best Places to Work –

And as a Company That Cares

Total Shareholder Return

Our disciplined approach, with our clear strategy, business development acumen and strong commercial execution, has driven rapid transformational growth.  As a result, we have outperformed both our peer group and the NBI over the one-, three- and five-year periods ended December 31, 2018.  With our durable base of rare disease medicines, our high-growth KRYSTEXXA medicine and the pipeline we are building for future growth, including our late-stage development candidate teprotumumab, we believe Horizon is well positioned for sustainable long-term growth.

Note: The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ended December 31, 2018 is our peer group shown on page 44.

Our Pay Program

Our philosophy continues to be based on attracting and retaining top talent with experience in building and leading a successful rare disease biopharma company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities.  In thoughtfully doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Say-on-Pay Results and Shareholder Engagement

We value the views of our shareholders and we have had significant and meaningful engagement with our shareholders regarding our compensation and governance.  Feedback from these outreach efforts informs the Compensation Committee’s thinking when evaluating our current compensation program and when considering potential modifications to the program on a go-forward basis.  For the past five years, we have conducted continued and consistent engagement with our shareholders, led by the Chairman of our Compensation Committee, and we plan to continue this practice.

In 2018, prior to our Annual General Meeting, we offered engagement opportunities to 67 percent of our shareholders, and dialogued with 32 percent of our shareholders.  At our 2018 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of 95 percent of the shares voted.  We believe this high level of support is a result of our comprehensive shareholder outreach and engagement program to solicit feedback, understand investor viewpoints and incorporate their feedback into further discussions of our compensation programs and corporate governance.

Changes to our compensation program and corporate governance over the past several years that were heavily influenced by shareholder feedback include:

•

Incentive compensation recoupment policy.  This policy enables us to recover performance-based cash and equity compensation if it is determined not to have been earned by our executive officers, in the event of restatement of financial results.

•

Annual long-term incentive grants.  Our philosophy on granting equity has changed as a result of feedback. In January 2018, we shifted from “front-loaded” awards covering a multi-year period to regular, annual grants of long-term incentives.

•

Balance between short-term and long-term performance metrics.  Shareholder feedback informed our decision to combine both a short-term business performance metric and long-term relative TSR metric for the performance share unit (PSU) awards granted as part of our annual long-term incentive plan.  We have continued to use performance-based equity compensation in our regular long-term incentive program, influenced by feedback from our on-going engagement with shareholders regarding executive compensation.

•

Board diversity.  Diversity is an important a principle for us at Horizon as it is for many of our investors.  During 2018, the Board formally instituted a policy on board diversity.  Given that our business and operations are diverse and global in nature, our Nominating and Corporate Governance Committee takes into account a broad range of diversity considerations when assessing potential candidates, including diversity of experience and perspectives as well as gender, race, geography and areas of expertise.  The addition to the Board in 2017 of Pascale Witz, with her extensive global healthcare management experience, and James Shannon, M.D., with his significant clinical development and management experience, are examples of how we have further diversified our Board.

We value the dialogue we have with our shareholders and remain committed to conducting consistent engagement going forward.

2018 Pay-for-Performance Overview

A significant portion – a higher percentage than the majority of our peers – of target total compensation for our CEO and other NEOs is structured in the form of “at-risk” compensation, consisting of annual performance-based incentives and PSUs.  In line with our compensation objectives, including linking executive pay with performance, short-term incentives, PSUs and cash incentives are dependent upon our Company’s performance, aligning our executives’ interests with those of our shareholders for near- and long-term performance.  In addition, the restricted share unit (RSU) portion of the target total compensation has a time-based vesting component so that the total potential value realized from the RSU portion is dependent on our long-term share price performance.  Total target direct compensation for 2018, as shown below, reflects annual base salary, annual bonus, PSUs, RSUs and cash incentives as reported in the Summary Compensation Table.  More than half of total target compensation of our chief executive officer (CEO) is tied to achievement of specific performance goals and an additional 37 percent is time-based equity.

CEO 2018 Pay Mix at Target NEO 2018 Pay Mix at Target

Realizable Value of CEO Compensation

The table below shows the compensation of our CEO and compares the reported values in the Summary Compensation Table to the realizable value as of the end of fiscal year 2018 based on our closing share price of $19.54 per share on December 31, 2018 (the last trading day of the year).  As shown below, the grant date fair value of our CEO’s compensation – as required to be reported in the Summary Compensation Table – is not reflective of the actual realizable value that could be received.

Looking over the past four years, there is a clear and stark difference between the average reported value of our CEO’s pay (approximately $29 million) and his realizable pay value (approximately $10 million).  This table demonstrates how our pay-for-performance philosophy works in practice.

2018 was a year of excellent performance for Horizon and strong returns for our shareholders, which is reflected in the increase in value of our CEO’s realizable compensation for the year.  In addition, the chart below reflects how our front-loaded 2015 equity awards, intended to serve as equity compensation for a four-year period, did not reach the threshold performance levels and therefore resulted in zero realized value.  In 2018, after shareholder feedback and other market considerations, the Compensation Committee introduced regular, annual equity awards, shifting away from the front-loaded program.

2015	2016	2017	2018	4 year Aggregate Reported Value	4 year Aggregate Realizable Value as of 12/31/18
Base Salary		$859,375	$950,000	$1,033,333	$1,076,250	$3,918,958	$3,918,958
Annual Cash Incentives		$1,600,000	$1,023,150	$1,167,653	$2,026,436	$5,817,239	$5,817,239
Long-Term Incentives: Stock Options	2015	2.7M options	4-year vesting			$47,358,219	$0
Long-Term Incentives: RSUs	2015	500,000 RSUs	4-year vesting			$11,070,000	$9,770,000
	2016					$0	$0
	2017					$0	$0
	2018				458,899 RSUs 3-year vesting	$6,364,929	$8,966,886
Long-Term Incentives: PSUs	2015	2.7M PSUs	4-year vesting			$32,428,946	$0
	2016					$0	$0
	2017					$0	$0
	2018				458,899 PSUs 3-year vesting	$7,168,916	$12,566,877
					4 Year Total	$114,127,207	$41,039,960
					4 Year Average	$28,531,802	$10,259,990

“Aggregate Reported Value” includes compensation earned from 2015 to 2018 as disclosed in the Summary Compensation Table annually.

“Aggregate Realizable Value” is defined as the compensation earned or deliverable for each year calculated as of the end of the 2018 fiscal year, including: actual salary received, actual amounts earned under the annual cash incentive plan, and the intrinsic value of long-term incentive plan components, as valued on December 31, 2018 using the year-end share price.  Options are valued based on spread value as of December 31, 2018.  PSUs granted in 2015 resulted in zero realized value based on below-threshold relative TSR performance.  For 2018 PSUs, 70% of the grant was eligible to vest based on net sales performance in 2018, with a maximum potential vesting level of 200% for the target PSU award.  Given that we achieved 157% of the target net sales performance level, 505,567 of the 2018 PSUs will be eligible to vest annually over three years following grant.  For the remaining 30% of the 2018 PSUs, vesting is based on 3-year relative TSR and therefore the value has not yet been determined.

Compensation Program Governance

Our Compensation Committee is responsible for oversight of our compensation program.  A significant part of this oversight is aligning management interests with our business strategies and goals, as well as the interests of our shareholders, while also mitigating excessive risk taking.  We continually take steps to strengthen and improve our executive compensation policies and practices.  Highlights of our current policies and practices include:

	What We Do		What We Don’t Do
✓	Align executive compensation with corporate and individual performance	X	No guaranteed bonuses or salary increases
✓	Maintain strong share ownership guidelines for our directors and executives	X	No repricing of stock options without shareholder approval
✓	Maintain an appropriate balance between short-term and long-term compensation, which discourages short-term risk taking at the expense of long-term results	X	No dividends or dividend equivalents paid on unearned shares
✓	Engage an independent advisor reporting directly to the Compensation Committee	X	No NEO excise tax gross-ups
✓	Apply anti-pledging and anti-hedging policy for our shares
✓	Cap annual and long-term incentive payouts
✓	Require a one-year holding post-issuance period on all post-2017 equity grants for executive officers
✓	Apply an incentive compensation recoupment “clawback” policy
✓	Conduct compensation risk assessments
✓	Actively engage with our shareholders

Objectives and Philosophy

We believe in providing a competitive total compensation package to our executive officers through a combination of base salary, annual cash bonuses, long-term incentives and severance and change-in-control benefits.  Our executive compensation programs are designed to achieve the following objectives:

•	align the interests of our executive officers and shareholders by motivating executive officers to achieve performance objectives that are intended to increase shareholder value;

•	attract and retain talented and experienced executives to manage our business to meet our long-term objectives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•

provide a competitive compensation package in which total compensation is determined in part by market factors, key performance objectives and milestones and the achievement level of these performance objectives and milestones by our executive officers; and

•	reward the achievement of key corporate and individual performance measures.

Our Compensation Committee believes that our executive compensation programs should include short- and long-term performance incentive components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations.  The Compensation Committee evaluates both performance and compensation to make sure that the total compensation provided to our executive officers remains competitive relative to compensation paid by companies of similar size and stage of development, operating in the pharmaceutical industry and appropriately reflects our relative performance and our own strategic objectives.

Compensation Determination Process

Role of Compensation Committee

The Compensation Committee seeks to ensure that our executive compensation program is properly rewarding and motivating our executive officers while aligning their goals with our business strategy and the interests of our shareholders.  To do this, our Compensation Committee conducts an annual review of the aggregate level of our executive compensation and the mix of elements used to compensate our executive officers and historic compensation levels, including prior equity awards.

When setting executive compensation opportunities, the Compensation Committee considers several factors, including:

•	each NEO’s role and responsibilities;

•	achievement of key performance objectives and milestones;

•	market factors, such as compensation practices of peer companies;

•	compensation survey data, as applicable, such as the Radford Global Life Sciences Survey; and

•	retention concerns.

Role of Chief Executive Officer in Compensation Decisions

Our CEO typically evaluates the performance of other executive officers and other employees, along with the performance of the Company as a whole, against previously determined objectives, on an annual basis and makes recommendations to the Compensation Committee with respect to annual base salary adjustments, bonuses, cash performance incentives and annual equity awards for the other executives.  The Compensation Committee exercises its own independent discretion in approving compensation for all executive officers and assessing corporate performance against the pre-established objectives.  The CEO is not present during deliberations or voting with respect to his own compensation.

Risk Analysis

The Compensation Committee has reviewed our compensation policies applicable to our executive officers and other employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.  The design of our compensation policies and programs encourages our executive officers and other employees to remain focused on both our short- and long-term goals.  For example, while our short-term cash incentive plan measures performance on an annual basis, our equity LTIP awards, which consist of time-based equity awards (RSUs) and performance-based equity awards (PSUs) vest over a number of years.  Furthermore, a portion of our PSUs require that we achieve a specified level of performance over multi-year periods, which we believe encourages our employees to focus on execution of our long-term strategy, thus limiting the potential value of excessive risk-taking.

Role of Independent Consultant

The Compensation Committee retains the services of third-party, independent executive compensation consultants from time to time, as it sees fit, in connection with the establishment of compensation programs and related policies.  Since October 2016, the Compensation Committee has engaged Radford, an Aon Hewitt Company and a subsidiary of Aon plc (Radford), as its independent consultant.  Total fees paid to Radford in 2018 were approximately $394,000.  Radford was engaged to assist and advise on all aspects of compensation program design and pay setting, including, but not limited to, the following services:

•	providing the Compensation Committee information on compensation-related trends and developments in the marketplace;

•	informing the Compensation Committee of regulatory developments relating to executive compensation practices;

•	advising the Compensation Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;

•	assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking; and

•	assessing the relationship between executive compensation and corporate performance.

The Compensation Committee has assessed the independence of Radford according to the six factors mandated by SEC and Nasdaq listing standards.  After conducting this assessment and considering any potential conflicts of interest, the Compensation Committee concluded that the continued engagement of Radford did not raise any conflict of interest and did not adversely affect Radford’s independence.

Peer Group

Although our Compensation Committee has historically used the Radford survey data as a tool in determining executive compensation, it typically has not used a formula or “benchmark” to set our executives’ compensation in relation to this data.  Instead, the Compensation Committee generally references the 50th percentile of comparable peer companies in combination with multiple other factors, such as the executives’ respective levels of experience and responsibility in determining the total target cash compensation for all executives.  The peer group used for making 2018 compensation decisions and comparative performance analysis was updated by our Compensation Committee in May 2017.  Focusing on publicly traded commercial biotechnology and pharmaceutical companies, the selection criteria used were:

•	Headcount: between 500 and 4,500 employees

•	Net Sales: between $375 million and $4 billion

•	Market Capitalization: between $800 million and $10 billion

Using the above criteria, at the time of the peer review process, Horizon was determined to be positioned at the 67th percentile for headcount, 61st percentile for net sales and 29th percentile for 30-day average market capitalization.

Acorda Therapeutics	Impax Laboratories, Inc.	Nektar Therapeutics
Alkermes plc	Incyte Corporation	Pacira Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Ionis Pharmaceuticals, Inc.	Seattle Genetics, Inc.
Assertio Therapeutics, Inc. (formerly Depomed, Inc.)	Jazz Pharmaceuticals plc	The Medicines Company
Endo International plc	Mallinckrodt plc	United Therapeutics Corporation

 Elements of Executive Compensation

Our executive compensation program primarily consists of base salary, annual cash incentives and long-term incentives delivered through equity and cash awards.  Employees in more senior roles have an increasing proportion of their total pay package at risk and tied to performance because they are in a position to have greater influence on our performance results.

Element	Form	Corporate Performance Period	Objective
Base Salary	Cash (fixed)	N/A	Recognition of an individual’s role and responsibilities; provides competitive pay for retention purposes
Short-Term Incentive	Cash (variable)	Annual	Variable pay designed to reward achievement of annual financial and corporate objectives and individual goals
Long-Term Incentives	PSU awards (variable) RSU awards (variable) Cash Incentive Program (CIP) (variable)	Multi-year or Annual N/A Annual

Promotes an ownership culture and aligns the interests of executives with those of shareholders; provides meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive shareholder value creation; and supports our retention strategy

“Variable” compensation is compensation in which the ultimate value received is contingent either 1) on performance, typically measured as financial, operational, or stock price performance, such as for PSUs; or 2) on the stock price value at the vesting date, such as for RSUs.

Base Salary

Base salaries for our executive officers are established based on the individual’s scope of responsibilities, experience and market factors.  Base salaries are generally reviewed annually, typically in connection with our annual executive compensation review process.  The Compensation Committee references survey and peer group data to understand the marketplace for individuals in similar positions at the peer group companies.

The annual base salaries of our NEOs as of March 1, 2018 and any increase from their prior base salary levels, if applicable, are as follows:

Executive	2018	% Increase

Timothy P. Walbert	$1,081,500	3.0%

Paul W. Hoelscher	$566,500	3.0%

Shao-Lee Lin, M.D., Ph.D.(1)	$625,000	N/A

Robert F. Carey	$545,900	3.0%

Barry J. Moze	$593,280	3.0%

(1)

Dr. Lin joined Horizon in January 2018.  Her salary as disclosed in the above table represents her annualized base salary as set forth in her employment agreement.  She did not receive an increase as of March 1, 2018.

Short-Term Incentives

Individual Bonus Opportunities

We provide performance-based cash annual bonuses as an incentive for our executives to achieve defined, quantitative corporate goals, as well as certain qualitative objectives.  These bonuses may range in payout from 0% to 200% of targeted payout levels.  The overall structure of this program remains unchanged since 2014.

The target bonus opportunities for Messrs. Walbert, Hoelscher, Carey and Moze remained unchanged from prior levels.  Dr. Lin’s bonus target opportunity was established by the Compensation Committee at the time of hire at a level consistent with that provided by our peer group and to other members of our executive team.

Bonus opportunities for 2018 were as follows:

Executive	Threshold	Target	Maximum
	(as a % of base salary)
Timothy P. Walbert	86.25%	115%	230%
Paul W. Hoelscher	45%	60%	120%
Shao-Lee Lin, M.D., Ph.D.	45%	60%	120%
Robert F. Carey	45%	60%	120%
Barry J. Moze	45%	60%	120%

How It Works

Our annual incentive plan provides our executives the opportunity to earn annual performance-based cash awards based on the achievement of a combination of quantitative goals (70% weighting) and qualitative goals (30% weighting).  The 30% qualitative goal weighting includes our business development goals, the focus of which has shifted to now include development-stage assets in addition to commercial-stage assets and quantifying business-development goals for development-stage assets is highly complex.

Quantitative Goals

The Compensation Committee established the quantitative goals for the 2018 plan year in February 2018, with the goals allocated between specific net sales goals for each of our three business units and adjusted earnings before interest, tax, depreciation and amortization (Adjusted EBITDA) performance targets for the 2018 calendar year.

Net Sales

The Compensation Committee established in February 2018 the net sales goals for each of our three business units and weighted the goals as set forth in the table below.

	Performance Levels
Business Unit Net Sales ($ millions)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%

Orphan	15.00%	$470	$500	$518	$530	$545

Rheumatology	15.00%	$250	$280	$297	$315	$330

Primary Care	5.00%	$330	$365	$389	$405	$420

In setting the net sales goals for the 2018 plan year, the Compensation Committee determined to increase the weighting of the net sales goal for our orphan and rheumatology businesses and decrease the weighting for the primary care business from the 2017 plan year level.  This adjustment was made because the orphan and rheumatology businesses comprise the Company’s strategic growth business; they are the focus of the majority of our business investment and strategy; and we believe that our future net sales growth will be mainly driven by the performance of these two businesses.

Adjusted EBITDA(1)

Additionally, the Compensation Committee established the Adjusted EBITDA goals for 2018 as follows:

		Performance Levels
Adjusted EBITDA ($ millions)(1)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%
	35.0%	$360	$390	$413	$435	$450
(1)

Adjusted EBITDA: Adjusted earnings before interest, taxes, depreciation and amortization and other amounts (EBITDA) is used and provided as a non-GAAP financial measure so our investors have a more complete understanding of our financial performance.  In addition, this non-GAAP financial measure is among the indicators our management uses for planning and forecasting purposes and measuring our performance.

Qualitative Goals

The three qualitative goals (with a total weighting of 30%) for 2018 were:

•	High-Performing Culture (10%)

•	Ensure corporate culture of compliance by ensuring effective processes and training are in place.
•	Achieve scores at or above external benchmarks in employee surveys.
•	Implement key leadership development programs.

•	Business Development (10%)

•

Continue to grow and diversify the product portfolio and pipeline by announcing and/or completing new transactions that advance our strategic growth goals and meet or exceed pre-determined acquisition criteria.

•	Robust Research and Development Organization (10%)

•	Establish a high-performing R&D organization and hire key roles to upscale capability and performance.
•	Achieve key clinical and regulatory milestones.

The Compensation Committee chose these qualitative goals because these are the best indicators of the achievement of our operating plan, and they represent the factors most critical to increasing total shareholder value.

How Did We Do?

Actual results in 2018 for each quantitative goal were as follows:

	2018 Performance
Quantitative Goal (70% Weighting) ($ millions)	Percentage of Target Bonus	Actual	% Achieved

Net Sales

Orphan	15.0%	$509	113.1%

Rheumatology	15.0%	$322	173.7%

Primary Care	5.0%	$376	111.6%

Adjusted EBITDA

Full Year 2018	35.0%	$451	200%

Aggregate Quantitative Performance Achieved			118.7%

In addition, the Compensation Committee considered the qualitative measures (as described above) to be achieved at 150.0% of the 30% qualitative target, or 45%, for the year.  This achievement level was determined based on numerous factors.

With respect to our high-performing culture objectives, we made significant investments in executive management and other key talent and received multiple 2018 workplace awards that underscore the engagement of our employees.  Great Place to Work® and FORTUNE Magazine selected Horizon as the Number One place to work on FORTUNE’s “Best Workplaces in Health Care & Biopharma” list.  We were recognized by PEOPLE Magazine and Great Place to Work® as one of the 2018 “50 Companies That Care,” a list that spotlights companies with 1,000 or more employees that have succeeded in business while also demonstrating respect, compassion and concern for their communities, their employees and the environment list.  We were designated one of the Best and Brightest Companies to Work for in the Nation, in addition to being awarded a 2018 “Best Places to Work in Chicago” designation by Crain’s Chicago Business, as well as being named to its “10 Best Places to Work for Women” list.  The Compensation Committee considered this objective to be achieved at 150.0%.

With respect to our business development objectives, in 2018 we announced the addition to the pipeline of two preclinical development programs for next-generation uncontrolled gout biologics: 1) the acquisition of licensing rights to HZN-003, a potential next-generation biologic for uncontrolled gout with optimized uricase and PEGylation technology, and 2) a collaboration with XL-protein GmbH to identify clinical-stage product candidates that could use PASylation technology to extend the half-life of uricase.  Both programs have the potential for subcutaneous dosing, which would enhance patience convenience.  In 2018, we also sold the rights to interferon gamma 1b, known as IMUKIN, outside of the United States, Canada and Japan, as well as the rights to RAVICTI and AMMONAPS® (known as BUPHENYL in the United States) outside of North America and Japan.  These transactions further simplified our business outside the United States for these products for an attractive price.  The Compensation Committee considered this objective to be achieved at 100.0%.

With regards to our research and development organization objectives, we hired Shao-Lee Lin, M.D., Ph.D., to head the research and development organization in January of 2018.  Dr. Lin, an accomplished pharmaceutical executive, physician and scientist with more than 20 years of academic and clinical research experience, is driving the expansion or our pipeline in line with our strategic focus.  Since joining the Company, she has enhanced the organization and its capabilities, including the addition of four key leadership roles that expand our development capabilities, support our business development team in evaluating and identifying development-stage opportunities and lead our therapeutic areas from a clinical development strategy and portfolio management perspective.  With respect to clinical and regulatory milestones, in 2018, we initiated the teprotumumab Phase 3 study, which completed enrollment well ahead of schedule and with patient enrollment exceeding our target.  In addition, we presented additional Phase 2 data that demonstrate the potential of teprotumumab to be a disease-modifying therapy.  To enhance our market leadership in uncontrolled gout and provide benefit to a greater number of uncontrolled gout patients, we initiated MIRROR, a company sponsored immunomodulation study evaluating the administration of KRYSTEXXA with methotrexate to potentially improve the durability of response rate of KRYSTEXXA.  The Compensation Committee considered this objective to be achieved at 200.0%.

With the achievement percentage for the quantitative objective of 118.7% and the achievement percentage for the qualitative objective of 45.0%, the total achievement percentage for both objectives was 163.7%.

In February 2019, based on management’s recommendations and the Compensation Committee’s own review, deliberation and determination of achievement of the corporate objectives listed above, along with determination of the NEOs’ individual contributions toward meeting those objectives described above, the Compensation Committee approved cash bonus awards for our NEOs as follows, which were paid in March 2019:

Executive	2018 Target Bonus Opportunity	Total % of Target Bonus Earned	2018 Earned Annual Incentive

Timothy P. Walbert	$ 1,237,869	163.7%	$ 2,026,436

Paul W. Hoelscher	$ 338,300	163.7%	$ 553,809

Shao-Lee Lin, M.D., Ph.D.	$ 371,918	163.7%	$ 608,842

Robert F. Carey	$ 325,998	163.7%	$ 533,670

Barry J. Moze	$ 354,292	163.7%	$ 579,989

There were no additional discretionary bonuses awarded to our NEOs in 2018 other than a sign-on bonus awarded to Dr. Lin in January 2018 in connection with her joining the Company, as described below.

Long-Term Incentives

Our Compensation Committee believes in a strong pay-for-performance program and culture which encourages a long-term focus from the executive officers and aligns their interests with those of our shareholders.  To achieve this, the Compensation Committee utilizes several different vehicles for our long-term awards:

•	Time-based equity awards: RSUs;

•	Performance-based equity awards: PSUs; and

•	Cash Incentive Plan (CIP).

The Compensation Committee introduced regular, annual equity awards beginning in 2018.  This followed the grant of front-loaded equity awards in 2015, which were intended to serve as equity compensation for a three-year period.  During that ensuing three-year period, we did not maintain a practice of making regular, annual grants, and executive officers did not receive “refresher” grants in 2016 or 2017.  While we believe this was appropriate at the time, after shareholder feedback and other market considerations, the Compensation Committee has introduced regular, annual equity awards beginning in 2018, which we plan to continue going forward.

2018 Long-Term Incentive Grants

In light of market competitiveness and investor feedback, we decided to move away from making front-loaded triennial grants and instead adopted a regular, annual long-term incentive grant schedule.  To begin this practice, in January 2018 we granted the executive officers equity awards, in the form of RSUs and PSUs, as well as implemented the CIP.

In order to further align the interests of our executive officers with those of our shareholders, we award a higher percentage of performance-based equity compensation than the majority of our industry peers.  In addition, our performance-based equity compensation is aligned with all of our stated compensation objectives, including linking executive pay with performance.  Further, we believe that a move to annual grant cycles will allow us to more easily manage shareholder dilution and burn rate, while still providing market-competitive incentive opportunities.

We believe these grants align the interests of our executive officers and shareholders in two ways:

•	a large portion of the equity grants and all of the CIP awards vest contingent on performance and also have a continued service requirement; and

•	equity grants have a one-year holding period after any vested shares are issued.

2018 Long-Term Incentive Plan Components
	PSUs	RSUs	CIP

Performance Criteria/Period	70%: 2018 Net Sales for business units 30%: Three-year Relative TSR (2018-2020)	N/A	70%: KRYSTEXXA 2018 vial sales growth 30%: Teprotumumab Phase 3 enrollment progress at Dec. 31, 2018

Maximum Award	200% of Target Award	N/A	150% of Target Award

Service Vesting period	70% (2018 Net Sales): Three equal annual installments 30% (Relative TSR): Three-year cliff vesting	Vest one-third annually over three years	Three equal annual installments

Post-Issuance Holding Period	1 year	1 year	N/A

TSR:  total shareholder return.

Equity Awards

In January 2018, we awarded a mix of performance-based PSUs and time-vested RSUs to key executive participants.

Vesting of these equity awards, as described below, was also generally contingent on shareholder approval of an amendment to our Amended and Restated 2014 Equity Incentive Plan which we received on May 3, 2018.

Our NEOs received the following RSU and PSU awards in January 2018:

Executive	RSUs (number)	PSUs (target number)

Timothy P. Walbert	458,899	458,899

Paul W. Hoelscher	197,087	197,087

Shao-Lee Lin, M.D., Ph.D.	97,087	97,087

Robert F. Carey	197,087	197,087

Barry J. Moze	51,779	51,779

The time-vested RSUs vest in three equal annual installments commencing January 5, 2018.

The PSUs utilize two performance metrics, a short-term component tied to business performance and a long-term component tied to relative TSR.  Shareholder feedback informed our decision to include both the short- and long-term metrics.  The Compensation Committee approved the following weightings and performance target goals for the PSUs in January 2018:

•

Net Sales (70%).  This portion of the PSU award is determined by the net sales for each of our business units in 2018, weighted with the rheumatology and orphan business units comprising the majority of the 70% target because together they comprise the Company’s strategic growth business.  The orphan and rheumatology businesses are the focus of the majority of our business investment and strategy, and we believe that our future net sales growth will be mainly driven by the performance of these businesses.

•	Relative TSR (30%). This portion of the award is determined by our relative TSR performance over a three-year period ending December 31, 2020, as measured against the components of the NBI.

70% of the PSUs were eligible to vest based on actual 2018 net sales performance of our three business units in relation to the net sales performance goals as set forth in the chart below:

Net Sales PSU Performance Goals ($ millions)

Multiplier	0%	50%	100%	125%	150%	200%

Orphan Business Unit	<$470	$ 470	$ 495	$ 510	$ 525	$ 540

Rheumatology Business Unit	<$225	$ 225	$ 245	$ 260	$ 280	$ 300

Primary Care Business Unit	<$350	$ 350	$ 360	$ 375	$ 385	$ 400

The maximum number of PSUs that may vest is 200% of the target number of PSUs.

In addition to aligning executive interests with shareholders by tying vesting of a meaningful percentage of equity compensation to performance hurdles, we are in further alignment by implementing a 12-month post-issuance holding period on all new equity awards for our executive officers, including our NEOs.

How Did We Do?

Actual net sales results for 2018 were as follows for each of our business units:

2018 Performance ($ millions)
	Weighting	Actual	% Net Sales PSU Goal Achieved

Total Net Sales

Orphan Business Unit	25%	$509	124.0%

Rheumatology Business Unit	30%	$322	200.0%

Primary Care Business Unit	15%	$376	127.8%

Accordingly, our net sales attainment was at 157% of the target, and our executives’ determined net sales PSUs are as follows:

Executive	Net Sales PSU (Target Number)	Determined Net Sales PSU

Timothy P. Walbert	321,330	505,567

Paul W. Hoelscher	137,960	217,127

Shao-Lee Lin, M.D., Ph.D.	67,960	106,957

Robert F. Carey	137,960	217,127

Barry J. Moze	36,246	57,042

The determined net sales PSUs were eligible to vest in three equal annual installments subject to the executive’s continued service, with the first vesting installment on January 5, 2019.  The actual earned shares for the first vesting installment were not released, however, until performance was certified by the Compensation Committee on February 20, 2019.  Determination of the level of attainment of the relative TSR PSUs will be made following the three-year performance period ending December 31, 2020.

Cash Incentive Program

In addition to the equity compensation awards described above, the Compensation Committee also approved a performance-based cash incentive program, the CIP, for our executive officers, including the NEOs, to motivate executives to achieve certain financial and business-related milestones related to our current strategic business initiatives and long-term strategy.  The 2018 CIP was a program that will not be continuing in 2019.

Our NEOs received the following cash incentive target awards in January 2018:

Executive	Cash Incentive Program Target Award

Timothy P. Walbert	$ 3,000,000

Paul W. Hoelscher	$ 900,000

Shao-Lee Lin, M.D., Ph.D.	$ 500,000

Robert F. Carey	$ 900,000

Barry J. Moze	$ 500,000

These performance-based cash incentives were eligible to be earned if we achieved key milestones in our rheumatology and orphan business units:

•	KRYSTEXXA vial sales growth in 2018 (70%)

•	Teprotumumab target patient enrollment levels in the Phase 3 clinical trial by December 31, 2018 (30%)

The KRYSTEXXA vial sales growth target for 2018 was determined compared to 2017 levels.  If the level of KRYSTEXXA vial sales during 2018 was not at least 35% greater than 2017 levels, then no cash bonus would be earned in respect of the KRYSTEXXA portion of the CIP.  The applicable percentage of the KRYSTEXXA portion of the CIP award eligible to be earned was as follows:

Increase in KRYSTEXXA Vial Sales	% of KRYSTEXXA Portion Earned

<35%	0%

35%	75%

50%	100%

65%	150%

The level of attainment of the teprotumumab Phase 3 clinical trial enrollment performance goal would be determined based on the number of new patients who enroll in the teprotumumab Phase 3 clinical trial during the 2018 calendar year:

Number of Teprotumumab Enrolled Patients	% of Teprotumumab Portion Earned

<40	0%

40	75%

60	100%

76	150%

Executives were eligible to earn up to 150% of their target CIP award.  The CIP amount eligible to be earned (as determined after application of the performance criteria) are to be earned in equal installments over a three-year service period on each of January 5, 2019, January 5, 2020 and January 5, 2021 subject to the executive’s continued service.

How Did We Do?

Actual results in 2018 were as follows:

KRYSTEXXA vial sales grew approximately 69% over 2017 levels, and the Company announced on September 4, 2018 that enrollment in the teprotumumab Phase 3 clinical trial had completed with 83 patients, well ahead of schedule, resulting in the applicable determined award percentage of the KRYSTEXXA portion of the CIP award at 150% and the applicable determined award percentage of the teprotumumab Phase 3 clinical trial CIP award at 150%.  Accordingly, our executives received the following CIP award amounts:

	KRYSTEXXA Portion		Teprotumumab Portion		Total
Executive	Target Award	Determined CIP Award	Target Award	Determined CIP Award	Determined CIP Award
Timothy P. Walbert	$2,100,000	$3,150,000	$900,000	$1,350,000	$4,500,000
Paul W. Hoelscher	$630,000	$945,000	$270,000	$405,000	$1,350,000
Shao-Lee Lin, M.D., Ph.D.	$350,000	$525,000	$150,000	$225,000	$750,000
Robert F. Carey	$630,000	$945,000	$270,000	$405,000	$1,350,000
Barry J. Moze	$350,000	$525,000	$150,000	$225,000	$750,000

The determined CIP award amounts in the above table vest in three equal installments over a three-year period, with the first vesting occurring on January 5, 2019 and the remaining amounts vesting equally on the first and second anniversaries of that date.

2019 Long-Term Incentive Grants

As part of our regular annual long-term incentive program, we awarded PSUs and time-vested RSUs to our NEOs on January 4, 2019.

Our NEOs received the following grant as follows:

Executive	Time-Vested RSUs	Net Sales/TSR PSUs	Teprotumumab PSUs
Timothy P. Walbert	174,104	174,104	60,995
Paul W. Hoelscher	53,948	53,948	16,669
Shao-Lee Lin, M.D., Ph.D.	53,948	53,948	18,391
Robert F. Carey	53,948	53,948	16,061
Barry J. Moze	73,948	53,948	17,459

Time-Vested RSUs

The time-vested RSUs are subject to three-year annual vesting over the service period commencing January 5, 2019 and ending on January 5, 2022.

Performance-Based PSUs

The performance-based PSUs consist of a grant based on the achievement of net sales and relative TSR goals (“Net Sales/TSR PSUs”) and an additional company-wide grant tied to the approval of teprotumumab (“Teprotumumab PSUs”), as follows:

Net Sales/TSR PSUs

The Net Sales/TSR PSUs utilize two performance metrics, a short-term component tied to business performance and a long-term component tied to relative TSR.  Similar to the prior year, shareholder feedback informed our decision to include both the short- and long-term metrics in the award design:

•

Net Sales (70%).  This portion of the PSU award will be determined by the net sales for each of our business units in 2019, weighted with the rheumatology and orphan business units comprising the majority of the 70% target.

•

Relative TSR (30%).  This portion of the award will be determined by reference to our relative TSR performance over a three-year period ending December 31, 2021, as measured against the components of NBI.

The maximum number of Net Sales/TSR PSUs that may vest is 200% of the target number of PSUs.

Teprotumumab PSUs

In addition to the Net Sales/TSR PSU grant, the Committee also approved a company-wide grant of PSUs to our executives and the entire broader employee population (“Teprotumumab PSUs”) as part of our grant of such awards.  The Teprotumumab PSUs are generally eligible to vest contingent upon 1) receiving approval of teprotumumab from the FDA no later than September 30, 2020 and 2) the employee’s continued service through the approval date.  For further information regarding the terms of the Teprotumumab PSUs and applicable vesting criteria, please see Proposal 10 —“Implementation of our Teprotumumab PSUs.”

 Additional Compensation Policies and Practices

Executive Share Ownership Guidelines

We have share ownership guidelines, which were adopted in September 2014 and modified in February 2018, that establish the following minimum ownership levels within five years of the adoption of the guidelines (or within five years of the date an executive officer or director first becomes subject to them):

Position	Guideline

CEO	5x base salary

Executive Committee Members	2x base salary

Non-employee Directors	2x annual cash retainer

Individual ownership interest is reviewed annually as of the last day of the calendar year.  The dollar value of shares at the end of a given calendar year is determined using the average closing price of Horizon Pharma shares over the three-month period of September, October and November of that calendar year.  Shares that count toward satisfaction of these guidelines include: shares owned outright by the individual (including stock units that have vested but not yet settled); shares retained after an option exercise or issuance under another type of equity award granted under our equity incentive plans; shares retained after purchase under our Employee Stock Purchase Plan; shares subject to RSUs that have not vested; and shares held in trust for the benefit of the individual or his/her spouse.  Any unvested PSUs and unexercised stock options, whether vested or unvested, are not counted toward satisfaction of these ownership guidelines.  All of our executive officers and directors subject to the share ownership guidelines met the guidelines as of March 1, 2019.

Holding Period Policy

Any shares issued in settlement of any equity award granted to any executive officers on or after January 5, 2018, is subject to a minimum holding period of one year before the shares may be sold or transferred.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits our executive officers, other employees, non-employee directors and consultants from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our ordinary shares at any time.  In addition, no officer, director, other employee or consultant of Horizon Pharma may margin, or make any offer to margin, any of our ordinary shares, including without limitation, borrowing against such ordinary shares, at any time.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.  Additionally, in January 2018 the Compensation Committee approved an incentive compensation recoupment policy, which provides for recoupment of certain compensation paid to executive officers of the Company under certain circumstances involving material financial restatements.  Any cash and equity incentive compensation that is paid, awarded or vested based on the achievement of reported financial results and that is approved, granted or awarded on or after January 5, 2018 is subject to potential recoupment in accordance with the terms of the incentive compensation recoupment policy, including but not limited to any compensation approved, granted, or awarded under our annual cash bonus plan and PSUs under our 2018 long-term incentive program.

Timing of Equity Awards

Grants of equity awards to our executive officers are generally determined and approved at our pre-scheduled quarterly Compensation Committee meetings whenever practicable.  However, the Compensation Committee may otherwise approve the grant of equity awards in advance of its next scheduled meeting in connection with a new hire, promotion, and other circumstances where the Compensation Committee deems it appropriate to make such grants.  The 2018 long-term incentive program grants to executive officers were approved at a special meeting of the Compensation Committee in January 2018, not at a pre-scheduled quarterly meeting.  This program was developed through review and discussion by the Compensation Committee at several pre-scheduled quarterly meetings during 2017.  At its November 2017 pre-scheduled quarterly meeting, the Compensation Committee decided to hold a special meeting in early January 2018 to approve final grants under this program, due to the fact that the CIP and PSU awards under the program have performance vesting metrics that began on January 1, 2018.  Consistent with this approach, the Compensation Committee approved the final grants for the 2019 program in early January 2019.  We expect to continue having a significant portion of our executive officer equity compensation be performance based and believe it is likely that future-year grants will be approved at special Compensation Committee meetings in January.

All stock options are granted with an exercise price that is not less than the closing price of our ordinary shares on Nasdaq on the grant date.  It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable shareholder return.  We recognize that a release of information by the Company in close proximity to an equity grant may appear to be an effort to time the announcement to a grantee’s benefit (even if no such benefit was intended).  Accordingly, it is our policy that our management team makes a good faith effort to advise the Compensation Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.

Accounting and Section 162(m) Tax Considerations

We account for share-based awards exchanged for employee services in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC Topic 718).  Assumptions used in the calculation of these awards are included in Note 20 – “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.  These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (IRC) compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.  Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (TCJA), Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m).  Pursuant to the TCJA, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above.  Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by Horizon will be eligible for such transition relief and be deductible by us in the future.  Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Horizon and its stockholders, which may include providing for compensation that is not deductible by Horizon due to the deduction limit under Section 162(m).  The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.

Employment Agreement — Shao-Lee Lin, M.D., Ph.D.

In January 2018, we hired Dr. Lin and appointed her as our executive vice president, head of research and development and chief scientific officer.

Dr. Lin’s compensation package includes:

•	base salary of $625,000;
•	target bonus opportunity of 60% of base salary;
•	a sign-on cash bonus of $600,000, which was paid in January 2018;

•	a sign-on cash bonus of $140,000, which was paid in January 2019 in connection with her continued service through such date;
•	a new-hire grant of 146,685 stock options, vesting 25% on the first anniversary of the grant date and 1/36th monthly thereafter;
•	a new-hire grant of 71,567 RSUs, vesting 25% on each anniversary of the grant date for four years;
•	the 2018 Long-Term Incentive RSU, PSU and CIP grants described above;
•	reimbursement of up to $10,000 of legal fees incurred in connection with entering into the employment agreement with us; and
•	severance benefits at level consistent with those provided to our other executives.

The Compensation Committee determined that these base salary and annual bonus target levels were appropriate in order to induce Dr. Lin’s commencement of employment and in order to establish her base salary and annual cash incentive compensation levels in line with those of the rest of our executive officers.  The Compensation Committee determined that the sign-on cash bonuses described above were appropriate in order to induce Dr. Lin’s commencement of employment.  The Compensation Committee also determined that the time-based vesting stock option and RSU award grants to Dr. Lin were in line with those granted to our executive team members and were appropriate in order to give Dr. Lin an equity stake in our business and thereby align her interests with those of our shareholders.  We reimburse all our executive officers for any legal fees that they incur in connection with entering into employment agreements with us.

Severance and Change-in-Control Benefits Summary

Our NEOs are provided with certain severance benefits in order to assist us in recruiting and retaining talented individuals and align the executives’ interests with the best interests of the shareholders.  We believe these severance benefits are consistent with those provided by our peer group are an essential element of our overall executive compensation package due to the competitive market for executive talent in our industry.  The Compensation Committee believes that the severance benefits are an important element of the NEOs’ retention and motivation and that the benefits of such severance rights agreements, including generally requiring a release of claims against us and entering into a non-competition agreement as a condition to receiving any severance benefits are in our best interests.  Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change-in-control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our shareholders.

A description of the severance benefits provided under our executive officer employment agreements is provided below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Deferred Compensation Plan

All of our executive officers are eligible to participate in our non-qualified Deferred Compensation Plan, which allows the participants to defer receipt of their compensation and recognition of associated income taxes without being subject to the deferral contribution limits of our 401(k) Plan, which provides additional tax and financial planning flexibility.  Our policy is to match Deferred Compensation Plan deferrals under the same matching contribution formula that we apply to our 401(k) Plan.  Accordingly, the matching contribution formula for our Deferred Compensation Plan is 100% of the first 3% and 50% of the next 2% of salary deferrals, which is the same “safe harbor” matching contribution formula that applies to our 401(k) Plan.  Commencing December 1, 2018, matching contributions to our Deferred Compensation Plan are immediately fully vested contingent upon completion of one year of employment.  The Compensation Committee approved this amendment to our Deferred Compensation Plan so that the vesting of our matching contributions to our Deferred Compensation Plan would more closely align to vesting schedule of our safe harbor matching contributions to our 401(k) Plan, which are immediately fully vested when made.  A description of our Deferred Compensation Plan is provided below under the heading “Nonqualified Deferred Compensation.”

Other Benefits

All of our executive officers are eligible to receive our standard employee benefits, such as participation in our 401(k) Plan, medical, dental, vision coverage, short-term disability insurance, long-term disability insurance, group life insurance, paid time off, holiday, and the 2014 Employee Stock Purchase Plan, in each case on the same basis as our other employees.  Our paid-time-off policy allows no more than 40 paid-time-off hours to be carried over to the following year.  We also reimburse our executives, including our NEOs, up to $15,000 of personal financial planning services incurred annually and related tax gross ups.  We believe that financial planning by experts reduces the time our executives spend on that topic and assists our executives in making the most of the financial rewards received from the Company.  We also reimburse our executive officers for any travel expenses and related tax gross ups they incur in connection with any business-related travel which does not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines.  We believe that the cost of providing these benefits is reasonable in light of the benefit to our business of having our executive officers more focused on attaining our business objectives in connection with any business-related travel.  The Compensation Committee periodically reviews the levels of benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company.  Based on this review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

This report has been furnished by the members of the Compensation Committee:

Jeff Himawan, Ph.D., Chairman

William F. Daniel

Gino Santini

James Shannon, M.D.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2018, 2017 and 2016 by our NEOs.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan(2)	All Other Compensation(3)	Total
Timothy P. Walbert Chairman, President and Chief Executive Officer	2018	$1,076,250	$—		$13,533,845	$—	$2,026,436	$160,363	$16,796,894
	2017	$1,033,333	$—		$—	$—	$1,167,653	$141,039	$2,342,025
	2016	$950,000	$1,000	(4)	$—	$—	$1,023,150	$303,424	$2,277,574

Paul W. Hoelscher Executive Vice President, Chief Financial Officer	2018	$563,750	$—		$5,812,495	$—	$553,809	$104,332	$7,034,386
	2017	$541,667	$—		$—	$—	$319,110	$69,335	$930,112
	2016	$500,000	$1,000	(4)	$—	$—	$269,250	$133,764	$904,014

Shao-Lee Lin, M.D., Ph.D.(5) Executive Vice President, Head of Research and Development, Chief Scientific Officer	2018	$617,898	$600,000	(6)	$3,963,280	$1,099,996	$608,842	$62,715	$6,952,731

Robert F. Carey Executive Vice President, Chief Business Officer	2018	$543,250	$—		$5,812,495	$—	$533,670	$74,120	$6,963,535
	2017	$525,000	$—		$—	$—	$307,506	$81,713	$914,219
	2016	$500,000	$1,000	(4)	$—	$—	$269,250	$110,840	$881,090

Barry J. Moze Executive Vice President, Chief Administrative Officer	2018	$590,400	$—		$1,527,062	$—	$579,989	$35,114	$2,732,565
	2017	$571,667	$—		$—	$—	$334,195	$71,675	$977,537
	2016	$550,000	$1,000	(4)	$—	$—	$296,175	$104,380	$951,555

(1)

Amounts shown in this column do not reflect actual compensation received by our NEOs.  The amounts reflect the grant date fair value of the awards and are calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC Topic 718).  Assumptions used in the calculation of these awards are included in Note 20 — “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.  These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs.

(2)

As applicable, reflects amounts earned in fiscal years 2018, 2017 and 2016 and paid in March 2019, March 2018 and March 2017, respectively, pursuant to our annual cash incentive compensation plan in effect for such fiscal year.  For further information please see the Compensation Discussion and Analysis above.

(3)	Amounts shown in this column include the following items:

	Year	Vacation Payout(a)	Imputed Income on Life Insurance Benefits	401(k) Matching Contributions	Deferred Compensation Plan Contributions	Financial Planning/ Legal Fee Reimbursements (including tax gross up)	Personal Travel Expenses(b)	Total
Timothy P. Walbert	2018	$—	$342	$11,000	$89,756	$26,930	$32,335	$160,363
	2017	$—	$342	$10,800	$82,259	$28,145	$19,493	$141,039
	2016	$127,880	$336	$7,950	$76,500	$27,624	$63,134	$303,424

Paul W. Hoelscher	2018	$—	$342	$11,000	$35,314	$24,237	$33,439	$104,332
	2017	$—	$342	$10,800	$32,437	$15,009	$10,747	$69,335
	2016	$24,619	$336	$7,950	$28,500	$18,416	$53,943	$133,764

Shao-Lee Lin, M.D., Ph.D.(5)	2018	$—	$342	$8,563	$21,875	$29,936	$1,999	$62,715

Robert F. Carey	2018	$—	$342	$11,000	$34,030	$26,930	$1,818	$74,120
	2017	$—	$342	$10,800	$31,770	$27,387	$11,414	$81,713
	2016	$31,980	$336	$7,950	$28,500	$27,624	$14,450	$110,840

Barry J. Moze	2018	$—	$342	$—	$13,368	$14,144	$7,260	$35,114
	2017	$—	$342	$10,800	$34,714	$15,009	$10,810	$71,675
	2016	$11,565	$336	$7,950	$30,000	$16,465	$38,064	$104,380

(a)

Effective January 1, 2016, we changed our vacation policy to allow no more than 40 hours to be carried over to the following year. This represents a one-time vacation payout to all employees in January 2016 of accrued vacation balances greater than 40 hours at December 31, 2015.

(b)

Represents travel and/or other miscellaneous expenses and related tax gross ups which do not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines.

(4)	One-time $1,000 discretionary bonus paid to all employees as a result of the Company reaching $1 billion of non-GAAP adjusted net sales.
(5)	Dr. Lin joined the Company in January 2018.
(6)	Represents a sign-on cash bonus of $600,000 paid to Dr. Lin in January 2018.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of non-equity incentive plan and equity incentive plan-based awards to our NEOs for 2018:

Name	Award Type		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Stock Option Awards: Number of Securities Underlying Options (#)		Option Exercise Price ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
				Threshold	Target		Maximum

Timothy P. Walbert	Annual Cash		N/A	$905,625	$1,237,869	(2)	$2,475,738

	Cash LTIP	(11)	1/5/2018	$—	$3,000,000		$4,500,000

	RSU		1/5/2018					458,899	(7)				$6,364,929

	PSU		1/5/2018					458,899	(8)				$7,168,916

Paul W. Hoelscher	Annual Cash		N/A	$253,725	$338,300	(3)	$676,600

	Cash LTIP	(11)	1/5/2018	$—	$900,000		$1,350,000

	RSU		1/5/2018					197,087	(7)				$2,733,597

	PSU		1/5/2018					197,087	(8)				$3,078,898

Shao-Lee Lin, M.D., Ph.D.	Annual Cash		N/A	$278,939	$371,918	(4)	$743,836

	Option		1/4/2018							146,685	(10)	$15.37	$1,099,996

	RSU		1/4/2018					71,567	(9)				$1,099,985

	Cash LTIP	(11)	1/5/2018	$—	$500,000		$750,000

	RSU		1/5/2018					97,087	(7)				$1,346,597

	PSU		1/5/2018					97,087	(8)				$1,516,698

Robert F. Carey	Annual Cash		N/A	$244,499	$325,998	(4)	$651,996

	Cash LTIP	(11)	1/5/2018	$—	$900,000		$1,350,000

	RSU		1/5/2018					197,087	(7)				$2,733,597

	PSU		1/5/2018					197,087	(8)				$3,078,898

Barry J. Moze	Annual Cash		N/A	$265,719	$354,292	(6)	$708,584

	Cash LTIP	(11)	1/5/2018	$—	$500,000		$750,000

	RSU		1/5/2018					51,779	(7)				$718,175

	PSU		1/5/2018					51,779	(8)				$808,887

(1)

Amounts shown in this column do not reflect dollar amounts actually received by our NEOs.  Instead, these amounts reflect the grant date fair value of such awards and are calculated in accordance with the provisions of ASC Topic 718.  Assumptions used in the calculation of these amounts and further information on our stock options, RSUs, PSUs and Cash LTIP are included in Note 20 — “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.  These amounts do not necessarily correspond to the actual value realized or that may be realized by the NEOs.

(2)

Mr. Walbert’s target bonus for 2018 was $1,237,869, or 115% of his base salary as of December 31, 2018, pro-rated for salary change that took effect March 1, 2018.  In February 2019, the Compensation Committee approved Mr. Walbert’s bonus in the amount of $2,026,436, or 163.7% of his target bonus, which was paid in March 2019.

(3)

Mr. Hoelscher’s target bonus for 2018 was $338,300, or 60% of his base salary as of December 31, 2018, pro-rated for salary change that took effect March 1, 2018.  In February 2019, the Compensation Committee approved Mr. Hoelscher’s bonus in the amount of $553,809, or 163.7% of his target bonus, which was paid in March 2019.

(4)

Dr. Lin joined us on January 4, 2018.  Her target bonus for 2018 was $371,918, or 60% of her base salary as of December 31, 2018, pro-rated for days worked in 2018.  In February 2019, the Compensation Committee approved Dr. Lin’s bonus in the amount of $608,842, or 163.7% of her target bonus, which was paid in March 2019.

(5)

Mr. Carey’s target bonus for 2018 was $325,998, or 60% of his base salary as of December 31, 2018, pro-rated for salary change that took effect March 1, 2018.  In February 2019, the Compensation Committee approved Mr. Carey’s bonus in the amount of $533,670, or 163.7% of his target bonus, which was paid in March 2019.

(6)

Mr. Moze’s target bonus for 2018 was $354,292, or 60% of his base salary as of December 31, 2018, pro-rated for salary change that took effect March 1, 2018.  In February 2019, the Compensation Committee approved Mr. Moze’s bonus in the amount of $579,989, or 163.7% of his target bonus, which was paid in March 2019.

(7)	The RSUs vest in three equal annual installments following the grant date.
(8)

The PSU award is divided into two components.  70% of the award is determined by the net sales for each of our business units in 2018.  These shares vest in three equal annual installments from the grant date and are released after financial results are released by the Board.  The Board certified the financial results and performance at 157% for these awards on February 20, 2019, and the first tranche of this award was released on that date.  The remaining tranches will vest on January 5, 2020 and January 5, 2021, subject to the executive’s continued service.  The remaining 30% of the award is determined by our relative TSR performance over a three-year period ending December 31, 2020, as measured against the components of the NBI.  These shares vest in full on January 5, 2021.

(9)	The RSUs vest in four equal annual installments following the grant date.
(10)

1/4th of the shares subject to the stock option vest one year after the vesting commencement date, which is the same date as the grant date, and the remaining shares vest in 36 equal monthly installments thereafter.

(11)

The Compensation Committee approved a performance-based cash incentive program for our executive officers on January 5, 2018.  The cash incentives are earned based on reaching key milestones in our KRYSTEXXA vial sales growth in 2018 (70%) and target patient enrollment levels in the teprotumumab phase three clinical trial by December 31, 2018 (30%).  In January 2019, the Compensation Committee determined that the maximum level was achieved.  One-third of the award vested on January 5, 2019 and was paid on January 15, 2019.  The remaining award will vest and be paid in equal installments in January 2020 and January 2021 if required continuous service parameters are met.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements.  Each of our NEOs has entered into a written employment agreement with us that provides for payment of base salary, target annual cash incentive compensation, eligibility for employee benefit programs and potential severance benefits.  For further information regarding the base salaries, bonuses and incentive compensation payable to our NEOs and their eligibility for our employee benefit programs, please see our Compensation Discussion and Analysis above.  For further information regarding the severance benefits provided under the employment agreements, please see “Potential Payments Upon Termination or Change-in-Control” below.

Equity Awards.  We have granted equity awards to our NEOs under our 2005 Stock Plan (2005 Plan), our 2011 Equity Incentive Plan (2011 Plan) and our 2014 Equity Incentive Plan, as amended (2014 Plan).  For further information regarding such equity awards, including the vesting schedules, please see the Grants of Plan-Based Awards table and related footnotes above and “2018 Long-Term Incentive Grants” in our Compensation Discussion and Analysis above.

Option Repricings.  We did not engage in any repricings or other modifications to any of our NEOs’ outstanding equity awards during the year ended December 31, 2018. Under the terms of our 2014 Plan, option repricing is not permitted without prior shareholder approval.

Salary and Bonus Compared to Total Compensation.  The ratio of salary and annual incentive bonus to total compensation in 2018 (each as set forth in the Summary Compensation Table above) is set forth below for each NEO.

•	Timothy P. Walbert, 18.5%

•	Paul W. Hoelscher, 15.9%

•	Shao-Lee Lin, M.D., 26.3%

•	Robert F. Carey, 15.5%

•	Barry J. Moze, 42.8%

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of our principal executive officer to the total annual compensation of our median employee.  The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The purpose of this disclosure is to provide a measure of the equitability of pay within Horizon.  We believe our compensation philosophy and process yield an equitable result for all of our employees.  During fiscal 2018, the principal executive officer of Horizon was our chairman, president and chief executive officer, Mr. Walbert.

For 2018:

•	The annual total compensation for Mr. Walbert was $16,796,894.

•	The annual total compensation for our median employee was $207,196.

•	This results in an estimated pay ratio of 81:1.

Consistent with our prior year pay ratio disclosure, to identify our median compensated employee for 2018 we estimated all employees’ compensation as of October 31, 2018 (the median employee determination date).  For each employee, we aggregated: (A) base salary as of October 31, 2018, (B) the target bonus for 2018, and (C) the estimated accounting value of any equity awards granted during 2018, and (ii) ranked this compensation measure for our employees from lowest to highest.  This calculation was performed for all employees, except as identified below and excluding Mr. Walbert, whether employed on a full-time, part-time or seasonal basis.  This resulted in the identification of an employee whose 2018 compensation was anomalous.  As a result, we exercised discretion permitted by the rule to substitute an employee, directly adjacent to the median employee identified as discussed above, whose compensation was deemed more representative.

For purposes of this disclosure, all Canadian employees, totaling five individuals, were excluded from the employee population pursuant to the de minimis exemption, which permits us to exclude foreign employees, up to 5% of our total employee population, on a whole-country basis.  As of October 31, 2018, we had 906 U.S. employees (excluding our CEO) and 81 non-U.S. employees, irrespective of the de minimis exclusion.  Applying the de minimis exclusion, the total number of U.S. employees totaled 906, and the number of non-U.S. employees totaled 76.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with the SEC rules and based on our internal records and the methodology described above.  Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for us reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Outstanding Equity Awards at December 31, 2018

The following table sets forth certain information regarding outstanding stock options, RSUs and PSUs held by our NEOs on December 31, 2018.

Name	Award Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Stock that Has Not Vested ($)(1)	Number of Units of Stock that are Unearned and Have Not Vested (#)		Market Value of Unearned Stock that Has Not Vested ($)(1)
Timothy P. Walbert	1/2/2013	107,187		(2)	$2.40	1/1/2023
	1/2/2014	204,682		(2)	$7.61	1/1/2024
	3/23/2015	984,375	65,625	(4)	$22.14	3/22/2025	125,000	(3)	$2,442,500
	5/6/2015	1,478,125	171,875	(4)	$28.53	5/5/2025
	1/5/2018					1/5/2018	458,899	(5)	$8,966,886
	1/5/2018					1/5/2018				458,899	(6)	$8,966,886

		2,774,369	237,500				583,899		$11,409,386	458,899		$8,966,886

Paul W. Hoelscher	6/27/2014	90,000		(4)	$15.96	6/26/2024
	3/23/2015	258,750	17,250	(4)	$22.14	3/22/2025	31,000	(3)	$605,740
	1/5/2018					1/5/2018	197,087	(5)	$3,851,080
	1/5/2018					1/5/2018				197,087	(6)	$3,851,080

		348,750	17,250				228,087		$4,456,820	197,087		$3,851,080

Shao-Lee Lin, M.D., Ph.D.	1/4/2018		146,685	(4)	$15.37	1/4/2028	71,567	(3)	$1,398,419
	1/5/2018					1/5/2018	97,087	(5)	$1,897,080
	1/5/2018					1/5/2018				97,087	(6)	$1,897,080

			146,685				168,654		$3,295,499	97,087		$1,897,080

Robert F. Carey	3/5/2014	140,000		(4)	$13.34	3/4/2024
	3/5/2014	100,000		(4)	$13.34	3/4/2024
	3/23/2015	258,750	17,250	(4)	$22.14	3/22/2025	31,000	(3)	$605,740
	1/5/2018					1/5/2018	197,087	(5)	$3,851,080
	1/5/2018					1/5/2018				197,087	(6)	$3,851,080

		498,750	17,250				228,087		$4,456,820	197,087		$3,851,080

Barry J. Moze	6/16/2010	2,106			$12.94	6/15/2020
	6/6/2014	72,300		(7)	$14.48	6/5/2014
	1/10/2014	10,000		(2)	$8.50	6/27/2024
	9/12/2014	17,700		(4)	$11.81	9/11/2024
	3/23/2015	162,187	10,813	(4)	$22.14	3/22/2025	19,250	(3)	$376,145
	1/5/2018					1/5/2018	51,779	(5)	$1,011,762
	1/5/2018					1/5/2018				51,779	(6)	$1,011,762

		264,293	10,813				71,029		$1,387,907	51,779		$1,011,762

(1)

The market value of stock awards that have not vested is based on the closing share price of our ordinary shares of $19.54 per share on December 31, 2018.  As of December 31, 2018, no value has been realized by any of the named executive officers with respect to any PSUs.

(2)	1/48th of the shares vest in equal monthly installments over the four years following the vesting commencement date, which is the grant date.

(3)	RSUs vest in four equal annual installments following the grant date.

(4)	1/4th of the shares vest one year after the vesting commencement date, which is the same date as the grant date, and 1/48th of the shares vest monthly thereafter over the next three years.

(5)	RSUs vest in three equal annual installments following the grant date.

(6)

The PSU award is divided into two components.  70% of the award is determined by the net sales for each of our business units in 2018.  These shares vest in three equal annual installments from the grant date, and are released after financial results are certified by the Board.  The Compensation Committee certified the financial results on February 20, 2019, and the first tranche of this component of the award was released.  The remaining tranches of this award component will vest on January 5, 2020 and January 5, 2021, subject to the executive’s continued service.  The remaining 30% of the award is determined by our relative TSR performance over a three-year period ending December 31, 2020, as measured against the components of the NBI. These shares vest in full on January 5, 2021.

(7)	1/4th of the shares vested on May 19, 2015 and the remaining shares vested in 36 equal monthly installments thereafter.

 Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock vested for our NEOs for the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Timothy P. Walbert	83,353	$478,846	49,500(2)	$743,490

	408,347	$5,890,971	125,000(3)	$1,732,500

	49,801	$891,619

Paul W. Hoelscher	—	—	31,000(3)	$429,660

			20,000(4)	$353,400

Shao-Lee Lin, M.D., Ph.D.	—	—	—	$—

Robert F. Carey	—	—	31,025(5)	$491,126

			31,000(3)	$429,660

Barry J. Moze	—	—	19,250(3)	$266,805

			16,075(6)	$242,893

			3,925(7)	$82,072

(1)

Amount realized upon vesting of stock awards was calculated by multiplying the closing price on the vesting date by the number of shares vested.  The Company has withheld from the issuance of shares in settlement of the vesting of the stock awards a number of shares with a value equal to the applicable withholding taxes.

(2)	Represents RSUs granted on January 2, 2014, vesting over four annual installments.

(3)	Represents RSUs granted on March 23, 2015, vesting over four annual installments.

(4)	Represents RSUs granted on June 23, 2014, vesting over four annual installments.

(5)	Represents RSUs granted on March 5, 2014, vesting over four annual installments.

(6)	Represents RSUs granted on June 6, 2014, vesting over four annual installments.

(7)	Represents RSUs granted on September 12, 2014, vesting over four annual installments.

 Pension Benefits

None of our NEOs participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us.  The Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interests.

 Nonqualified Deferred Compensation

Pursuant to the Deferred Compensation Plan, each year participants may elect to defer receipt and taxation of up to 50% of their salary and up to 100% of their incentive cash compensation.  Starting in 2017 we made matching contributions with respect to 100% of the first 3% and 50% on the next 2% of deferrals, which is the same general “safe harbor” matching contribution formula that we use for our 401(k) plan, but not restricted by the compensation limits applicable to our 401(k) Plan.  Prior to December 1, 2018 matching contributions generally vested in equal annual installments over a five-year period measured from the participant’s original hire date.  Starting December 1, 2018 matching contributions vest immediately provided that the participant has provided one year of service from the participant’s original date of hire.  Participants may select among phantom investment alternatives for the deemed investment of their plan accounts, which generally mirror the investment options available for our 401(k) plan.  Payments under the Deferred Compensation Plan will be distributed in the form of a lump sum payment or in up to 10 annual installments upon the participant’s termination of service or up to 10 annual installments upon a selected specified distribution date or dates made by the participant at the time of deferral.  However, if a participant’s service with us terminates prior to the selected distribution date or dates, payments will commence in connection with the termination of service.  Payments triggered upon a termination of service will generally commence in January or July of the next calendar year following a 6-month delay that follows the termination of service.  In the event of a change in control of Horizon Pharma, all plan balances will generally become immediately payable within 90 days thereafter.  In addition, participants may be entitled to receive earlier payments through certain unforeseeable emergency withdrawals.  Payments scheduled to be made under the Deferred Compensation Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the IRC.

We fund the expenses for administering the Deferred Compensation Plan.  We established a “rabbi trust” that holds Deferred Compensation Plan contributions and any credited earnings.  The Deferred Compensation Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.  Accordingly, amounts held in the rabbi trust are unsecured and remain subject to claims of our general creditors in the event of our insolvency in order to avoid current income taxation to the participants.

The following table sets forth certain information regarding the participation of our NEOs in the Deferred Compensation Plan for the fiscal year ended December 31, 2018.

Executive	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings(3)	Aggregate Distributions	Aggregate Balance at December 31, 2018
Timothy P. Walbert	$147,225	$89,756	$(61,709)	$(35,880)	$757,514

Paul W. Hoelscher	$47,334	$35,314	$(17,411)	$—	$312,172

Shao-Lee Lin, M.D., Ph.D.	$27,344	$21,875	$(2,517)	$—	$46,702

Robert F. Carey	$57,913	$34,030	$(51,826)	$—	$490,243

Barry J. Moze	$20,052	$13,368	$3,733	$—	$247,155

(1)	All executive contributions are included in the “Salary” column of the 2018 Summary Compensation Table.
(2)	All Company matching contributions are included in the “All Other Compensation” column of the 2018 Summary Compensation Table.
(3)

The earnings reflected in this column represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable.  The Deferred Compensation Plan does not guarantee a return on deferred amounts.  No amounts included in this column are reported in the 2018 Summary Compensation Table because the Deferred Compensation Plan does not provide for above-market or preferential earnings.

 Potential Payments Upon Termination or Change-in-Control

Involuntary Termination Severance Benefits

As provided under their amended employment agreements, each of our NEOs other than Mr. Walbert has severance benefit protection which provide for up to 12 months’ base salary and COBRA health insurance premiums, 12 months of time-based equity vesting acceleration, plus the amount of any earned but unpaid bonus for a prior completed performance period in the event of a qualifying termination.  Mr. Walbert’s severance benefit protection provides for up to 24 months’ base salary and COBRA health insurance premiums, 200% of target annual cash bonus, 18 months of time-based equity vesting acceleration, plus the amount of any earned but unpaid bonus for a prior completed performance period in the event of a qualifying termination.

Additionally, in the event of a qualifying termination within three months prior to or within 18 months following a change-in-control, Mr. Walbert has severance benefit protection of 36 months’ base salary, 300% of target annual cash bonus and 36 months COBRA health insurance premiums and each of our other NEOs has severance benefit protection of 18 months’ base salary, 150% of target annual cash bonus and 18 months COBRA health insurance premiums.  In addition, time-based vesting equity awards are subject to full acceleration in a change-in-control related qualifying termination.

Severance benefits to our NEOs described above are payable only if there is a qualifying termination without cause or resignation for good reason.  Any base salary and COBRA premium severance benefits are payable in installments over the applicable severance benefit period, bonus severance benefits payable in a single lump sum and equity vesting acceleration benefits are immediately effective.

The following key terms are defined in the amended employment agreements as follows:

•

Cause is generally defined as gross negligence or willful failure to substantially perform duties and responsibilities to us or willful and deliberate violation of any of our policies; conviction of a felony involving commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to us.

•

Resignation for good reason is generally defined as a material reduction in duties, authority or responsibilities; the relocation of the place of employment by more than 50 miles; or a material reduction of salary or annual target bonus opportunity.

•

A change-in-control is defined generally as (1) the sale of all or substantially all of our assets; (2) a merger or consolidation in which we are not the surviving entity and in which the holders of our outstanding voting stock immediately prior to such transaction own less than 50% of the voting power of the entity surviving the transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (3) a reverse merger in which we are the surviving entity but the ordinary shares outstanding prior to the merger are converted into other property and in which the holders of our voting stock immediately prior to such transaction own less than 50% of the voting power of our stock, or where we are a wholly-owned subsidiary of another entity, of our parent; or (4) an acquisition by any person, entity or group of beneficial ownership of at least 75% of the combined voting power entitled to vote in an election of our directors.

Death and Disability.  As provided under their amended employment agreements, in the event of a termination of employment due to death or disability, each NEO is entitled to receive a pro-rata bonus, based on actual performance through the date of termination, and payable in a single lump sum.

Releases and Non-Competition.  All severance benefits (other than due to death or complete disability) provided to our NEOs pursuant to their employment agreements are contingent upon (1) the executive’s execution of a standard release of claims in our favor and (2) the executive’s entering into a non-competition agreement to be effective during the period during which the executive receives severance benefits.

Sections 280G and 4999.  Any payment or benefit provided under our NEOs’ employment agreements or otherwise in connection with a change-in-control may be subject to an excise tax under Section 4999 of the IRC.  These payments also may not be eligible for a Company tax deduction pursuant to Section 280G of the IRC.  If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result.  Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

The following table sets forth potential payments payable to our NEOs upon a (i) termination of employment without cause or resignation for good reason or (ii) termination of employment without cause or resignation for good reason in connection with a change-in-control.  Except as set forth below, the table below reflects amounts payable to our NEOs assuming their employment was terminated on December 31, 2018 and, if applicable, a change-in-control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason - No Change of Control					Upon Termination Without Cause or Resignation for Good Reason - Change of Control(1)
Name	Cash Severance	Continuation of Medical Benefits	Bonus(2)	Value of Accelerated Vesting	Total	Cash Severance	Continuation of Medical Benefits	Bonus(3)	Value of Accelerated Vesting(4)	Total
Timothy P. Walbert	$2,163,000	$35,958	$4,502,174	$12,604,961	$19,306,093	$6,489,000	$53,937	$5,740,043	$20,376,273	$32,659,253
Paul W. Hoelscher	$566,500	$24,355	$553,809	$4,970,273	$6,114,937	$849,750	$36,533	$1,061,259	$8,307,900	$10,255,442
Shao-Lee Lin, M.D., Ph.D.	$625,000	$11,286	$608,842	$3,218,740	$4,463,868	$937,500	$16,929	$1,166,719	$5,804,256	$7,925,404
Robert F. Carey	$545,900	$16,863	$533,670	$4,970,273	$6,066,706	$818,850	$25,295	$1,022,667	$8,307,900	$10,174,712
Barry J. Moze	$593,280	$17,910	$579,989	$1,522,811	$2,713,990	$889,920	$26,865	$1,111,427	$2,399,668	$4,427,880

(1)	Amounts in these columns assume that termination occurs within 90 days immediately preceding or during the 18 months immediately following a change-in-control.
(2)

Amounts in this column include amounts payable for earned but unpaid bonus for the completed 2018 performance period.  The amount for Mr. Walbert also includes the multiple of his target bonus pursuant to his employment agreement.

(3)

The value of accelerated vesting is equal to the closing share price of $19.54 per share on December 31, 2018, multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price, if applicable.

(4)	Amounts in this column indicate amounts payable for earned but unpaid bonus for the completed 2018 performance period and the applicable multiple of target bonus pursuant to the employment agreements.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our compensation policy for non-employee directors who are not affiliated with any holder of more than 5% of our ordinary shares provides for the annual cash compensation, payable in equal quarterly installments, set forth below:

•	$100,000 for a non-executive chairman of the Board or lead independent director;

•	$60,000 for all other eligible non-employee directors;

•

$30,000 for the chairman of the Audit Committee, $20,000 for the chairman of the Compensation Committee, $15,000 for the chairman of the Nominating and Corporate Governance Committee and $20,000 for the chairman of the Transaction Committee; and

•

$15,000 for each member of the Audit Committee other than the chairman, $10,000 for each member of the Compensation Committee other than the chairman, $7,500 for each member of the Nominating and Corporate Governance Committee other than the chairman and $12,500 for each member of the Transaction Committee other than the chairman.

In addition, prior to October 2018, our non-employee director compensation policy provided for the following automatic equity grants.  Eligible non-employee directors first elected or appointed to the Board were automatically granted (i) a stock option to purchase ordinary shares with an aggregate Black-Scholes option value of $300,000 and (ii) RSUs with an aggregate value of $300,000 on the date that they were first elected or appointed to the Board.  The stock option would vest in 36 equal monthly installments from the date of grant and the RSUs would vest in three equal annual installments from the date of grant.  In addition, on the date of each Annual General Meeting of Shareholders, eligible non-employee directors were automatically granted (i) a stock option to purchase ordinary shares with an aggregate Black-Scholes option value of $212,500 and (ii) RSUs with an aggregate value of $212,500.  The stock option would vest in 12 equal monthly installments from the date of grant, and the RSUs would vest in full upon the first anniversary of the date of grant.

In October 2018, the Compensation Committee approved a change to the automatic equity grant provisions of our non-employee director compensation policy.  Under the amended compensation policy, on the date of each Annual General Meeting of Shareholders that coincides with or follows the non-employee director’s initial appointment or election, eligible non-employee directors will automatically be granted RSUs with an aggregate value of $400,000, which will vest in full upon the first anniversary of the date of grant.  Any eligible non-employee director who is first elected or appointed to the Board on any date other than an Annual General Meeting of Shareholders will automatically be granted RSUs on the date that they are first elected or appointed to the Board with a value equal to the annual RSU grant, prorated based on the number of days between such non-employee director’s start date and the one-year anniversary of the date of the Annual General meeting of Shareholders that most recently preceded such start date, with vesting of such initial award subject to continued service through the one-year anniversary of the date of the Annual General Meeting of Shareholders that most recently preceded such start date.

Under our compensation policy, we also will reimburse eligible non-employee directors up to $15,000 annually for financial counseling services.

Also, we have reimbursed and will continue to reimburse our directors for their travel-related expenses, including lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board.

The following table sets forth compensation information for our non-employee directors who earned or received compensation under our amended compensation policy for non-employee directors or otherwise in 2018:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total

William F. Daniel	$100,000	$212,488	$212,495	$17,799(2)	$542,782

Michael Grey	$120,000	$212,488	$212,495	$3,465(2)	$548,448

Jeff Himawan, Ph.D.	$92,500	$212,488	$212,495	$28,846(2)	$546,329

Virinder Nohria, M.D., Ph.D.(3)	$—	$—	$—	$27,052(2)	$27,052

Ronald Pauli	$80,625	$212,488	$212,495	$1,428(2)	$507,036

Gino Santini	$90,000	$212,488	$212,495	$28,846(2)	$543,829

James Shannon, M.D.	$80,000	$212,488	$212,495	$5,159(2)	$510,142

Thomas H. Watkins	$90,000	$212,488	$212,495	$26,991(2)	$541,974

Pascale Witz	$78,750	$212,488	$212,495	$8,944(2)	$512,677

(1)

The amounts shown in this column reflect the grant date fair value of the awards issued and options granted to our non-employee directors during 2018, calculated in accordance with the provisions of ASC Topic 718.  See the assumptions used in Note 20 — “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Represents financial planning services payments, including tax gross-up.

(3)	Dr. Nohria served on the Board until May 2017. However, he received payments, including tax gross-up, in 2018 for financial planning services related to the 2017 tax year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018, with respect to our ordinary shares that may be issued under our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted- average exercise price of outstanding options, warrants, and rights(2)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
2005 Stock Plan (Horizon Pharma, Inc.)	304,087	$14.94	—
2011 Equity Incentive Plan (Horizon Pharma, Inc.)	2,261,213	$8.94	—
2014 Equity Incentive Plan (Horizon Pharma plc)	15,379,964	$22.53	6,571,074
2014 Non-Employee Equity Plan (Horizon Pharma plc)	939,622	$15.10	116,163
2014 Employee Stock Purchase Plan (Horizon Pharma plc)	—	—	2,084,665
Equity compensation plans not approved by shareholders:
2017 Inducement Pool Under 2014 Equity Incentive Plan (Horizon Pharma plc)	1,109,640	$14.77	466,556

(1)

Includes 7,180,169, 155,374 and 831,218 ordinary shares issuable pursuant to outstanding RSUs and PSUs under our 2014 Plan, our 2014 Non-Employee Equity Plan, and our 2017 Inducement Pool (as defined below), respectively.

(2)	The weighted-average exercise price does not include RSUs and PSUs that have no exercise price.

2005 Stock Plan.  In October 2005, Horizon Pharma, Inc. (HPI), our predecessor, adopted the 2005 Stock Plan (2005 Plan).  Upon the signing of the underwriting agreement related to HPI’s initial public offering, on July 28, 2011, no further option grants were made under the 2005 Plan.  All stock awards granted under the 2005 Plan prior to July 28, 2011 continue to be governed by the terms of the 2005 Plan.  Upon consummation of our merger transaction in September 2014 with Vidara Therapeutics International Public Limited Company (Vidara Merger), we assumed the 2005 Plan.

2011 Equity Incentive Plan.  In July 2010, HPI’s board of directors adopted the 2011 Plan.  In June 2011, HPI’s stockholders approved the 2011 Plan and it became effective upon the signing of the underwriting agreement related to HPI’s initial public offering on July 28, 2011.  Upon consummation of the Vidara Merger, we assumed the 2011 Plan, and upon the effectiveness of the 2014 Plan, no additional stock awards were or will be made under the 2011 Plan, although all outstanding stock awards granted under the 2011 Plan continue to be governed by the terms of the 2011 Plan.

2014 Equity Incentive Plan and 2014 Non-Employee Equity Plan.  On May 17, 2014, HPI’s board of directors adopted the 2014 Plan and the 2014 Non-Employee Equity Plan.  On September 18, 2014, at a special meeting of the stockholders of HPI (Special Meeting), HPI’s stockholders approved the 2014 Plan and 2014 Non-Employee Equity Plan.  Upon consummation of the Vidara Merger, we assumed the 2014 Plan and 2014 Non-Employee Equity Plan, which serve as successors to the 2011 Plan.

2014 Employee Stock Purchase Plan.  On May 17, 2014, HPI’s board of directors adopted the 2014 Employee Stock Purchase Plan.  On September 18, 2014, at the Special Meeting, HPI’s stockholders approved the 2014 Employee Stock Purchase Plan.  Upon consummation of the Vidara Merger, we assumed the 2014 Employee Stock Purchase Plan, which serves as the successor to our 2011 Employee Stock Purchase Plan.

2017 Inducement Pool.  On August 29, 2017, the Compensation Committee approved an amendment to the 2014 Plan to reserve an additional 1,200,000 ordinary shares to be used exclusively for grants of awards to individuals who were not previously employees or non-employee directors of the Company (or following a bona fide period of non-employment with the Company), as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules (Rule 5635(c)(4)) (2017 Inducement Pool).  The 2014 Plan was amended by the Compensation Committee without shareholder approval pursuant to Rule 5635(c)(4).  On January 5, 2018 the Compensation Committee approved an additional amendment to the 2014 Plan to increase the number of reserved shares under the 2017 Inducement Pool by an additional 800,000 ordinary shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

We maintain a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants and a related person has a direct or indirect material interest.  Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy.  A “related person” is any executive officer, director or nominee to become director, a holder of more than 5% of our ordinary shares, including any immediate family members of such persons, any entity owned or controlled by such persons or the trustees of any trust of which the principal beneficiaries are any of such persons.  Any related-person transaction may only be consummated if our Audit Committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant shareholders identify, any transaction involving them, their affiliates or family members that may be considered a related-person transaction before such person engages in the transaction.  Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of the Board) for review.  The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.  In considering related-person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the terms available to or from, as the case may be, unrelated third parties; and

•	the availability of other sources for comparable services or products.

In the event a director has an interest in the proposed transaction, the director is expected to recuse himself or herself from the deliberations and approval process.

Certain Related-Person Transactions

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2018, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and shareholders.  We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Employment Agreements

We have entered into employment agreements with our NEOs.  Each of these agreements is described in the “Grants of Plan-Based Awards — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change-in-Control” sections of this Proxy Statement.

Other Arrangements

Certain of our NEOs and directors have family members also employed by us.  Mr. Walbert has a sister employed by us who received approximately $153,000 in total compensation in 2018.  Mr. Moze has a daughter employed by us who received approximately $240,000 in total compensation in 2018.  Mr. Watkins has a son employed by us who received approximately $162,000 in total compensation in 2018 and a daughter-in-law employed by us that received approximately $243,000 in total compensation in 2018.  Mr. Walbert’s wife was hired as vice president, integrated marketing effective January 1, 2019.  Through February 28, 2019, she has received total compensation of approximately $760,000, which includes a new hire restricted stock unit grant and a Teprotumumab PSU grant.

Stock Options and Stock Awards Granted to Executive Officers and Directors

We have granted stock options, RSUs and PSUs to our NEOs and directors, which are described in the “Grants of Plan-Based Awards” above.

Indemnification of Officers and Directors

We have entered into indemnification agreements with our directors and executive officers.  The indemnification agreements require us, under the circumstances and to the extent provided for therein, to indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits, proceedings and other actions by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of our company or any of our subsidiaries or other affiliated enterprises.  The rights of each person who is a party to an indemnification agreement are in addition to any other rights such person may have under our Memorandum and Articles of Association, the Irish Companies Act 2014, any other agreement, a vote of the shareholders of our company, a resolution of directors of our company or otherwise.  We believe that these agreements are necessary to attract and retain qualified persons as our officers and directors.  We also maintain directors’ and officers’ liability insurance.

All of our executive officers and directors have also entered into separate indemnification agreements with us.

PROPOSAL 2

APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION

Our statutory auditor is PricewaterhouseCoopers (Ireland).

The Board recommends that, for the purposes of Irish law, the shareholders (i) approve the appointment of PricewaterhouseCoopers LLP (United States) (PricewaterhouseCoopers) as our independent registered public accounting firm for the year ending December 31, 2019 and (ii) authorize the Audit Committee to determine the remuneration of our independent registered public accounting firm and our statutory auditor.  PricewaterhouseCoopers provided services in connection with the audit of our financial statements for the year ended December 31, 2018, assistance with our Annual Report on Form 10-K for the year ended December 31, 2018, and consultation on matters relating to accounting and financial reporting.

A representative of PricewaterhouseCoopers is expected to be present at the Annual General Meeting.  Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The (i) approval of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm and (ii) authorization of the Audit Committee to determine the remuneration of our independent registered public accounting firm and statutory auditor require that the number of votes cast in favor exceed the number of votes cast in opposition at the Annual General Meeting at which a quorum is present.  Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees incurred by us in 2018 and 2017, by PricewaterhouseCoopers:

	2018	2017
Audit fees(1)	$3,816,000	$3,361,000
Audit-related fees(2)	582,000	1,850,000
Tax fees(3)	20,000	13,000
All other fees(4)	7,000	7,000

Total	$4,425,000	$5,231,000

(1)

Audit fees consist of fees for professional services performed by PricewaterhouseCoopers for the audit of our annual financial statements, review of our quarterly financial statements, review of and consents for our registration statements and filings, comfort letters and related services that are normally provided in connection with statutory and regulatory filings or engagements.  The increase in audit fees from 2017 to 2018 was primarily due to bringing more processes in the order-to-cash cycle in-house.

(2)	Audit-related fees in 2018 and 2017 consisted of project-related due diligence, audit and review services.
(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers with respect to tax advice and assistance with examinations and elections.
(4)	License fees for PricewaterhouseCoopers’ disclosure, accounting and auditing research library software.

The Audit Committee has considered whether provision of the above audit-related services is compatible with maintaining the registered public accounting firm’s independence and has determined that such services are compatible with maintaining the registered public accounting firm’s independence.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm.  The Audit Committee pre-approved all such services in 2018 and 2017.

Resolution

The text of the resolution in respect of Proposal 2 is as follows:

“RESOLVED, that (i) the appointment of PricewaterhouseCoopers LLP (United States) as our independent registered public accounting firm for the year ending December 31, 2019 be approved and (ii) the Audit Committee is authorized to determine the remuneration of our independent registered public accounting firm and our statutory auditor. ”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Because the vote is advisory, it is not binding on the Board or us.  The non-binding advisory vote is commonly referred to as a “say-on-pay” vote.  Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Our Compensation Committee‘s philosophy continues to be based on attracting and retaining top talent with experience in building and leading a successful rare disease biopharma company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities.  In thoughtfully doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Shareholders are urged to read the Compensation Discussion and Analysis, beginning on page 32 of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure in this Proxy Statement that describe the compensation of our named executive officers in fiscal year 2018.

Say-on-Pay Vote

The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.  The Board is asking the shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Advisory approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be at the 2020 Annual General Meeting of Shareholders.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES

We may currently effect purchases of our ordinary shares either pursuant to the authorization to make market purchases or overseas market purchases (each such term having the meaning set out in Section 1072 of the Irish Companies Act 2014) approved by our shareholders at our 2018 Annual General Meeting or under the redemption authority in our Articles of Association.  Whether or not this proposed resolution is passed, the Company will retain its ability to effect redemptions pursuant to its Articles of Association, although subsidiaries will not be able to make purchases of ordinary shares.  Under Irish law, neither we nor any of our subsidiaries may make market purchases or overseas market purchases of our ordinary shares without shareholder approval.  Accordingly, shareholders are being asked to authorize us, or any of our subsidiaries, to make market purchases or overseas market purchases of up to approximately 10% of our issued ordinary shares as of December 31, 2018.

If adopted, this authority will expire at the close of business on November 2, 2020, unless renewed at the Annual General Meeting of Shareholders in 2020; we expect to propose renewal of this authorization at subsequent annual general meetings of shareholders.  Such purchases would be made only at price levels that the Board considers to be in the best interest of shareholders generally, after taking into account our overall financial position.

In order for us or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares, such shares must be purchased on a “recognized stock exchange.” The Nasdaq Stock Market, on which our ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law.  The general authority, if approved by our shareholders, will become effective from the date of the passing of the authorizing resolution.

Resolution

The text of the resolution in respect of Proposal 4 is as follows:

“RESOLVED, that Horizon Pharma Public Limited Company (the “Company”) and any subsidiary of the Company are hereby generally authorized to make market purchases or overseas market purchases of ordinary shares in the Company of nominal value $0.0001 each (the “Shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Irish Companies Act 2014 and the following provisions:

(a)

the maximum number of Shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 16,886,015 Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) (which represents 10% of the Company’s issued ordinary shares as of December 31, 2018);

(b)

the maximum price to be paid for any Share shall be an amount equal to 110% of the closing price on the Nasdaq Stock Market for the Shares on the trading day preceding the day on which the relevant Share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any Share shall be the nominal value of such Share; and

(c)

this general authority will be effective from the date of passing of this resolution and will expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of the Irish Companies Act 2014.  The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of Shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

PROPOSAL 5

APPROVE AN AUTHORIZED SHARE CAPITAL INCREASE FROM €40,000 AND $30,000 TO €40,000 AND $60,000 BY THE CREATION OF AN ADDITIONAL 300,000,000 ORDINARY SHARES OF NOMINAL VALUE $0.0001 PER SHARE

You are being asked to consider and vote upon an increase to our authorized share capital from €40,000 and $30,000 to €40,000 and $60,000 by the creation of an additional 300,000,000 ordinary shares of nominal value $0.0001 per share.

Under the Irish Companies Act 2014, an Irish public limited company must have a maximum authorized share capital.  Shareholder approval is required to increase the authorized share capital of an Irish public limited company.  Under our current Memorandum and Articles of Association, our authorized share capital is €40,000 and $30,000, divided into 40,000 deferred shares of €1.00 each and 300,000,000 ordinary shares of nominal value $0.0001 per share.

As of March 15, 2019, in addition to 184,517,356 ordinary shares outstanding, the Board had reserved 26,879,068 shares for issuance upon exercise or settlement, as applicable, of outstanding options, performance stock units and restricted stock units granted under our equity incentive plans and 4,371,235 shares that may be issued pursuant to future grants or rights under our equity incentive and employee stock purchase plans.  Additionally, the Board has reserved 13,959,160 ordinary shares for issuance under our 2.50% Exchangeable Senior Notes due 2022 (the Exchangeable Senior Notes) and 36,903,471 ordinary shares for issuance under the Shareholder Rights Agreement.  This means that as of as of March 15, 2019, we have approximately 33,369,710 ordinary shares available for future use (i.e., shares that are not already outstanding or reserved for future issuance.

This authorized share capital increase proposal is fundamental to our business and capital management because we need to maintain a greater reserve of authorized but unissued ordinary shares in order to operate our equity incentive plans and for general corporate purposes.  Subject to the Board having the authority required to issue ordinary shares, the additional shares may be used for various purposes without further shareholder approval, including: raising capital; refinancing debt, providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; and expanding our business or clinical drug pipeline through the acquisition of other businesses or assets.

The Board believes that this authorized share capital increase proposal will make sufficient shares available to provide the additional flexibility necessary to pursue our business objectives.  In recent years, the flexibility provided by having a sufficient number of unissued and unreserved authorized ordinary shares has allowed us to pursue a number of financing transactions that were critical to enabling our growth while at the same time enabling us to continue to provide the employee equity incentives that we deemed necessary to attract, retain and motivate key employees.

If this authorized share capital increase proposal is not approved by our shareholders, it is possible that our financing alternatives may be limited by the lack of sufficient unissued and unreserved authorized ordinary shares, and shareholder value may be harmed by this limitation.  In addition, our future success depends upon our ability to attract, retain and motivate highly-skilled commercial, regulatory, clinical development, business development and managerial employees, and if this authorized share capital increase proposal is not approved by our shareholders, the lack of sufficient unissued and unreserved authorized ordinary shares to provide future equity incentive opportunities as the Compensation Committee deems appropriate could adversely impact our ability to achieve these goals.  In short, if our shareholders do not approve this authorized share capital increase proposal, we may not be able to access the capital markets, enter into debt refinancings, complete acquisitions or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success without further shareholder approval.

Approval of this authorized share capital increase proposal and the issuance of our ordinary shares would not affect the rights of the holders of our currently issued ordinary shares, except for, with respect to the issuance of additional shares, effects incidental to increasing the number of our ordinary shares in issue, such as dilution of the earnings per share and voting rights of current holders of our ordinary shares.

Accordingly, this authorized share capital increase proposal proposes to increase our authorized share capital from €40,000 and $30,000 to €40,000 and $60,000 by the creation of an additional 300,000,000 ordinary shares of nominal value $0.0001 per share.

Approval of this authorized share capital increase proposal will provide the Board with continued flexibility to issue shares upon the terms below, subject to applicable SEC and Nasdaq rules and compliance with Irish law.

Under Irish law, the resolution in respect of this authorized share capital increase proposal is an ordinary resolution that requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

The text of the resolution in respect of this authorized share capital increase proposal is as follows:

“THAT, the authorized share capital of Horizon Pharma Public Limited Company be and is hereby increased from €40,000 and $30,000 to €40,000 and $60,000 by the creation of an additional 300,000,000 ordinary shares of nominal value $0.0001 per share.”

Dissenters’ Rights

No dissenters’ rights are available to our shareholders in connection with the ordinary shares being created pursuant to this authorized share capital increase proposal.

Recommendation of the Board

The Board has unanimously determined that this authorized share capital increase proposal is in our best interests and the interests of our shareholders.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5

BACKGROUND TO PROPOSALS 6 AND 7

Overview

Proposals 6 and 7, which we refer to as our share issuance proposals, ask shareholders to approve the renewal, for a five-year period, of our Board’s’ authority to allot and issue ordinary shares up to our authorized but unissued share capital, which we call the share allotment and issuance authority, and to allot and issue those shares for cash without first being required to offer such shares to all of our shareholders on a pro-rata basis, which we call the pre-emption opt-out authority.  In this proxy statement, we refer to the share allotment and issuance authority and the pre-emption opt-out authority collectively as the share issuance authorities.  Our Board recommends voting for the share issuance proposals for many reasons, including the following, which are discussed in greater detail below:

•

Our original share issuance authorities have, since the Vidara Merger in 2014, kept us on an equal footing with our U.S.-based peer companies listed on The Nasdaq Stock Market (Nasdaq) regarding our ability to deploy our equity in order to further our growth.  However, these share issuance authorities will expire on September 19, 2019 unless renewed by our shareholders.  Acquisitions and similar transactions are an integral component of our business and growth strategy, and the ability to quickly raise and deploy capital is critical for the Company in this regard.  Approval of the share issuance proposals will continue to keep us on an equal footing with U.S.-based peer companies in deploying our capital and competing for, and completing, acquisitions and similar strategic transactions designed to advance our business and increase shareholder value.  Approval of these proposals extends — but does not expand — the current share issuance authorities of our Board.

•

Share issuance limitations derived from Irish market practice for companies listed on the Main Securities Market of EuroNext Dublin (MSM) are not required or mandated by Irish or U.S. laws or regulations.  We do not believe that limitations derived from such Irish market practice should apply to us as a company listed exclusively on Nasdaq.

•

We are and will continue to be subject to all of the shareholder approval and other requirements that arise from our ordinary shares being listed exclusively on Nasdaq and therefore are considered a U.S. domestic reporting company under SEC rules, and our Board will also continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.

•

We believe we have been responsibly exercising our rights under our current share issuance authorities, which are the same authorities that we are now requesting that you reapprove under the share issuance proposals.  Our Board is currently authorized to issue ordinary shares, without shareholder approval, up to a maximum of our authorized but unissued share capital and is further authorized to issue those ordinary shares for cash without first being required to offer those shares to all of our shareholders on a pro-rata basis.

•	We are asking you to approve our share issuance proposals to allow us to continue to execute on our business and growth strategy in a timely and competitive manner.

Why We are Submitting the Share Issuance Proposals for Shareholder Approval

We are listed in the United States and Incorporated in Ireland.

As a result of the Vidara Merger, we re-domiciled in Ireland.  As a public limited company incorporated in Ireland, we follow the corporate legal requirements of Ireland.  Our Board is subject to, and has and will continue to exercise its authority in compliance with, its fiduciary duties to the Company and our shareholders under Irish law.  Our ordinary shares are listed exclusively on Nasdaq.  Because our ordinary shares are listed exclusively in the United States and the U.S. capital markets are the sole capital markets for our ordinary shares, we follow the rules and regulations of the SEC and the Nasdaq rules and listing standards.  We are and will continue to be subject to the same governance and share issuance requirements and restrictions as all U.S.-incorporated companies listed on Nasdaq.

Irish law requires us to obtain shareholder approval of share issuance authorities.

As a matter of Irish law, directors of an Irish public limited company must have specific authority from shareholders to allot and issue any of the company’s ordinary shares (other than pursuant to employee equity plans).  In addition, as a matter of Irish law, when the directors of an Irish public limited company determine that it is in the best interests of the company to issue ordinary shares for cash, the company must first offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis, unless this statutory obligation is dis-applied, or opted-out of, by approval of the shareholders.  As a matter of Irish law, these approvals are required only once every five years and there is no limit under Irish law on the amount of shares that these approvals may cover (apart from the Irish-incorporated company’s then-authorized but unissued share capital).  Companies incorporated in the United States are not subject to similar share issuance restrictions.

Why Our Shareholders Should Support Our Share Issuance Proposals

Acquisitions and financial transactions are a critical component of our growth strategy.  Renewal of the share issuance proposals is important to our ability to execute on our business and growth strategy without competitive disadvantage.

The renewal of our share issuance authorities is fundamental to the way we intend to advance our business and increase shareholder value.  Our growth strategy depends in part on our ability to identify, acquire, in-license, and/or develop additional products or product candidates and to finance or re-finance acquisitions and manage our leverage.  Our management and Board rely heavily on having the flexibility to quickly take advantage of strategic opportunities, including potential acquisitions, financings and other capital-intensive opportunities.  We would not have been able to complete our recent $345 million public equity offering, the proceeds of which were used to reduce outstanding indebtedness, without shareholder approval of this issuance if we did not have our current authority.  Many of these opportunities are highly competitive, with multiple parties often offering comparable or even more favorable economics.  If Proposals 6 and 7 are not approved, we would be required to obtain shareholder approval prior to issuing any shares in connection with new strategic opportunities after September 19, 2019, even if we would not otherwise be required to obtain shareholder approval under Nasdaq rules.  Similarly, even if Proposal 6 is approved, if Proposal 7 is not also approved, in each case where we propose to issue shares for cash consideration after September 19, 2019, we would first have to offer those shares on the same or more favorable terms to our existing shareholders pro-rata to their existing shareholding.  This could put us at a distinct disadvantage versus many of our peers in competing for cash acquisitions and similar transactions and might make it difficult for us to complete such transactions in furtherance of our growth strategy, thus potentially limiting our ability to deploy capital to meet strategic goals that are in the best interests of our shareholders.

While we would still have the ability through an extraordinary general meeting of shareholders to seek shareholder approval in connection with a specific issuance of shares should our shareholders not approve Proposals 6 and 7, we do not believe that our ability to convene an extraordinary general meeting of shareholders to approve each specific share issuance that we would seek to undertake in furtherance of future strategic transactions is a workable alternative to obtaining approval of Proposals 6 and 7.  The uncertainty of whether we could obtain shareholder approval for a specific issuance in the context of any transaction, as well as the delays we would experience in seeking and obtaining such approval, could make any transaction bid that we submit less attractive, even if our bid was on economically better terms than competitive bids submitted by U.S.-listed companies not subject to similar share issuance restrictions.  In addition, the case-by-case approval approach ignores market window and other deal timing and competitive realities.  Likewise, the requirement to first offer shares that we propose to issue for cash to all of our existing shareholders in time-consuming pro-rata rights offerings would considerably reduce the speed at which we could complete capital-raising activities undertaken in furtherance of our growth strategy, would increase our costs and otherwise might make it difficult for us to complete such transactions, and could put us at a distinct disadvantage vis-à-vis many of our peers in competing for acquisitions and similar transactions.

We believe that we have been successful in executing on our long-term business plan and growth strategy, while also creating value for our shareholders.  We have been engaged in targeted business development, applying a disciplined approach to allocating our resources between investments in our current commercial and development portfolio and acquisitions or in-licensing of new assets.  Since the Vidara Merger, our strategy has been to evolve the Company to a biopharma company focused on rare disease medicines, which we have effected through acquisitions or similar transactions, completing company and asset acquisitions or in-licenses in transactions valued at approximately $2.5 billion in the aggregate.  Our completed transactions since the Vidara Merger include:

•	the acquisition of the U.S. rights to PENNSAID® 2% from Nuvo Research Inc.;

•	the acquisition of Hyperion Therapeutics, Inc., which added the rare disease medicines RAVICTI and BUPHENYL to our medicine portfolio;

•	the acquisition of Crealta Holdings LLC which added the rare disease medicine KRYSTEXXA and the primary care medicine MIGERGOT® to our medicine portfolio;

•	the acquisition of Raptor Pharmaceutical Corp., which added the rare disease medicines PROCYSBI and QUINSAIR® to our medicine portfolio;

•	the acquisition of River Vision Development Corp., which added the late development-stage rare disease biologic medicine candidate teprotumumab to our research and development pipeline; and

•	the exclusive drug discovery collaboration with HemoShear Therapeutics to discover and develop novel therapies in gout.

Each of these transactions were funded with cash on hand and/or borrowings under credit facilities, senior notes, exchangeable notes or other capital transactions and we have otherwise been disciplined in our use of equity to provide funding for, or to complete, acquisitions or in-licensing of new assets.  We have issued equity or equity-linked securities for capital raising purposes following the Vidara Merger on several occasions, including the March 2015 private placement of exchangeable senior notes, an April 2015 underwritten public offering of ordinary shares used in part to fund our $1.1 billion acquisition of Hyperion, and most recently, an underwritten public offering in March 2019 that we are using to reduce our indebtedness.  Our ability to issue equity or equity-linked securities generated the funds we used to execute on the Hyperion transaction in May 2015, which brought us RAVICTI and BUPHENYL to further build our rare disease business; and to acquire Crealta in January 2016, which brought us our growth driver, KRYSTEXXA.  These transactions were highly competitive, and in the case of Crealta, we were able to pay cash for the transaction, which gave us the competitive advantage over other bidders with financing contingencies.  Acquiring Crealta gave us a significant growth medicine, KRYSTEXXA, that we anticipate will generate more than $750 million in peak annual net sales.  These transactions speak to both the vibrancy of our targeted business development efforts and our disciplined use of equity, as well as our commitment to deploy capital wisely to meet strategic goals that are in the best interests of our shareholders.  While we have been deliberately disciplined in our use of equity in our capital structure, if Proposals 6 and 7 are not approved, we would potentially lose the flexibility to quickly take advantage of business development or debt-refinancing opportunities that would require the issuance of equity or equity-linked securities.

We do not believe that limitations derived from Irish market practice should apply to Horizon Pharma.

While not required by Irish law, we believe it has become market practice for companies whose share capital is listed on MSM, to generally limit the share allotment and issuance authority to an amount equal to 33% of their issued share capital for a period of 12 to 18 months and to generally limit the dis-application of statutory pre-emption right to only 5% of their issued share capital for a period of 12 to 18 months.  While these limitations in size and duration on the share issuance authorities are part of the corporate governance framework applicable to companies whose share capital is listed on the MSM (regardless of whether such companies are incorporated in Ireland or elsewhere), our ordinary shares are not, and never have been, listed on the MSM, and we are not subject to MSM share listing rules or governed by the corporate governance standards applicable to companies whose share capital is listed on the MSM.

As an Irish company, we are committed to complying with Irish law.  We are legally required to seek shareholder approval to renew our share issuance authorities because we are incorporated in Ireland.  However, the U.S. capital markets are the sole capital markets for our ordinary shares and our ordinary shares are listed solely on Nasdaq.  As a Nasdaq-listed company, we believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards, the rules and regulations of the SEC and the Nasdaq rules and listing standards.  In addition, we believe that applying the standards and market practices of a market where our ordinary shares are not listed is inappropriate and is simply not in the best interests of our company or our shareholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual capital market for our ordinary shares — Nasdaq — which provides its own separate restrictions on share issuances for the protection of shareholders.

Further, we believe that these Irish market limitations would leave us disadvantaged as compared with our U.S.-incorporated and exchange-listed peers.  Companies that are incorporated and listed in the United States are not generally required to — and do not — seek shareholder approval to renew their authority to allot and issue ordinary shares, and the dis-application of the statutory pre-emption right is not otherwise required for many companies with which we compete.  In this regard, companies who are incorporated and publicly traded in the United States generally do not grant all existing shareholders pre-emptive rights on new issuances of shares.

To be clear, shareholder approval of our share issuance proposals would not mean that we would have no limits on future share issuances.  To the contrary, we are considered to be a U.S. domestic reporting company under SEC rules and are subject to the same governance and share issuance requirements as all other U.S.-incorporated companies listed on Nasdaq.  For example, Nasdaq rules generally require shareholder approval prior to our issuing shares in connection with acquisitions, other than in public offerings for cash, when the number of shares to be issued is or will be equal to or in excess of 20% of the number of our ordinary shares outstanding before the issuance.  With limited exceptions, we must also seek shareholder approval of our equity compensation plans, including material revisions of such plans.

We understand that certain proxy advisory firms have in recent proxy seasons applied their United Kingdom, or U.K., and Ireland voting guidelines in formulating their voting recommendations on share issuance authorities proposals for U.S.-listed Irish incorporated companies, meaning that they have applied or otherwise taken into account the market practice for companies whose share capital is listed on the MSM in formulating their voting recommendations on share issuance authorities proposals for Irish incorporated companies, even if their shares are not listed on the MSM (or any U.K. exchange).  For all of the reasons stated above, we respectfully disagree with this approach.

We also understand that some Irish incorporated companies that are listed solely on U.S. stock exchanges have followed the market practice for companies whose share capital is listed on the MSM with respect to their own share issuance authority proposals.  However, those companies may have business and growth strategies that differ from ours or may have different approaches for creating shareholder value.

In summary, because the share issuance proposals are fully compliant with Irish Company law, consistent with U.S. capital markets practice and governance standards, important to our ability to execute on our business and growth strategy without competitive disadvantage, and, if approved, will keep us on an equal footing with our peer companies who are incorporated and listed in the United States, we believe it is necessary to seek as broad an authority to issue new shares on a non-pre-emptive basis as is permissible under Irish law.

Shareholder Outreach

A priority for our Board is listening to the views of our shareholders on a variety of topics, including our business and growth strategy and corporate governance practices.  Late last year, we solicited the views of institutional investors representing more than 70 percent of our outstanding shares.  The ensuring discussions were productive and informative, and have helped ensure that our board’s decisions are aligned with shareholder objectives.  During these discussions, our shareholders were supportive of our business and growth strategy.  In discussions we have had with shareholders about the share issuance authorities that we must obtain as a matter of Irish law, shareholders have generally understood that renewing our existing share issuance authorities would allow us to continue to execute on our business and growth strategy in a timely and competitive manner.

Summary

The share issuance proposals, if approved, will maintain the status quo, allowing our Board continued flexibility to issue ordinary shares that are already within our authorized share capital, subject to the shareholder approval and other requirements of Nasdaq and the SEC.  The renewal of the share issuance authorities, as proposed:

•	will not exempt us from any Nasdaq corporate governance or other requirements, including those limiting the issuance of shares;

•	is important to our ability to execute on our business and growth strategy without competitive disadvantage;

•	will keep us on an equal footing with our peer companies who are incorporated and listed in the United States, while also fully complying with Irish law; and

•	is fully consistent with U.S. capital markets practice and governance standards.

For the above reasons, our Board strongly recommends that you vote “FOR” both of the share issuance proposals.

PROPOSAL 6

RENEW THE BOARD’S EXISTING AUTHORITY TO ALLOT AND ISSUE ORDINARY SHARES FOR CASH AND NON-CASH CONSIDERATION UNDER IRISH LAW

The directors of an Irish public limited company must have specific authority from shareholders to issue ordinary shares (including rights to subscribe for or otherwise acquire any shares) — even shares which are part of the company’s authorized but unissued share capital.  Currently, our Articles of Association authorize our directors to issue new ordinary shares without shareholder approval up to a maximum of our authorized but unissued ordinary share capital.  This authority has been in place since the Vidara Merger in September 2014.  Under Irish law, this authority can be granted for a maximum period of five years, at which point it lapses unless renewed by our shareholders.  The current authority is due to expire on September 19, 2019.

We are asking for your approval to renew the directors’ authority to allot and issue ordinary shares for an additional five-year period to expire on May 2, 2024.  Your approval of this Proposal 6 will provide our Board with continued flexibility to issue ordinary shares up to the maximum of our authorized but unissued ordinary share capital, subject to the shareholder approval and other requirements of Nasdaq and the SEC.  If Proposal 5 (“Approve an Authorized Share Capital Increase”) is approved, our authorized share capital will be 600,000,000 ordinary shares.  If Proposal 5 is not approved, our authorized share capital will be 300,000,000 ordinary shares.  The renewed authority would apply to the issuance of shares, certain employee and director equity awards and other securities convertible into or exercisable or exchangeable for our shares.

Renewal of this authority would not exempt Horizon Pharma from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our Board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.

If shareholders do not approve this Proposal 6, the existing authorization to allot and issue up to the amount of our authorized but unissued share capital will continue to apply until September 19, 2019.  However, our Board will generally not be able to issue any shares after September 19, 2019 (other than to certain employees pursuant to our employee equity plans or pursuant to a pre-existing contractual obligation) without first seeking and obtaining shareholder approval for each such issuance.

Please refer to background discussion of Proposals 6 and 7 beginning on page 77 of this proxy statement for additional information regarding this proposal.

The Board is asking our shareholders to vote “FOR” the following ordinary resolution:

“RESOLVED, that the directors of Horizon Pharma be and they are hereby generally and unconditionally authorized pursuant to section 1021(1) of the Irish Companies Act 2014 to exercise all powers of Horizon Pharma to allot relevant securities (within the meaning of section 1021(12) of the Irish Companies Act 2014) up to the amount of Horizon Pharma’s authorized but unissued share capital as at the date of this resolution, with such authorized share capital being 600,000,000 ordinary shares if Proposal 5 has been approved and being 300,000,000 ordinary shares if Proposal 5 has not been approved, provided that this authority shall expire five years from the date of passing of this resolution and provided that Horizon Pharma may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.”

Proposal 6 is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting (including any adjournment thereof) in order to be approved.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 6

PROPOSAL 7

RENEW THE BOARD’S EXISTING AUTHORITY TO ALLOT AND ISSUE ORDINARY SHARES FOR CASH WITHOUT FIRST OFFERING THOSE ORDINARY SHARES TO EXISTING SHAREHOLDERS PURSUANT TO THE STATUTORY PRE-EMPTION RIGHT THAT WOULD OTHERWISE APPLY UNDER IRISH LAW

In general, unless otherwise authorized by shareholders, before an Irish public limited company can issue ordinary shares for cash (including rights to subscribe for or otherwise acquire any shares), it must first offer the shares or rights to existing shareholders of the company pro-rata to their existing shareholdings.  Our Articles of Association currently authorize directors to issue new shares for cash, up to a maximum of our authorized but unissued ordinary share capital, without first offering them to existing shareholders, thereby opting out of the statutory pre-emption rights provision.  This pre-emption opt-out authority has been in place since the Vidara Merger in September 2014.  Under Irish law, this authority can be granted for a maximum period of five years, at which point it will lapse unless renewed by our shareholders.  The current pre-emption opt-out authority is due to expire on September 19, 2019.

We are asking for your approval to renew the pre-emption opt-out authority for an additional five-year period to expire on May 2, 2024.  Your approval of this Proposal 7 will simply provide our Board with continued flexibility to issue ordinary shares for cash on a non-pre-emptive basis up to the maximum of our existing authorized but unissued ordinary share capital.  If Proposal 5 (“Approve an Authorized Share Capital Increase”) is approved, our authorized share capital will be 600,000,000 ordinary shares.  If Proposal 5 is not approved, our authorized share capital will be 300,000,000 ordinary shares.  Renewal of this authority would not exempt Horizon Pharma from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our Board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.

If our shareholders do not approve this Proposal 7, the existing pre-emption opt-out authority in respect of up to the amount of our authorized but unissued share capital will continue to apply until September 19, 2019.  However, ordinary shares issued for cash after September 19, 2019 would have to first be offered to our existing shareholders pro-rata to their existing shareholding before those shares could be issued.  This limitation on our ability to issue ordinary shares for cash could put us at a distinct disadvantage vis-à-vis many of our peers in competing for acquisitions and similar transactions, would considerably reduce the speed at which we could complete capital-raising activities undertaken in furtherance of our growth strategy, and would increase our costs and otherwise might make it difficult for us to complete strategic transactions in furtherance of our growth strategy, thus potentially limiting our ability to deploy capital to meet our business goals that are in the best interests of our shareholders.  Please note that the requirement to offer shares to pre-existing shareholders does not apply where such shares are issued for non-cash consideration or pursuant to employee equity plans.

Please refer to background discussion of Proposals 6 and 7 beginning on page 77 of this proxy statement for additional information regarding this proposal.

The approval of this Proposal 7 will be redundant in the event Proposal 6 is not approved.

The Board is asking our shareholders to vote “FOR” the following special resolution:

“RESOLVED, that as a special resolution, subject to and conditional upon Proposal 6 being passed, the directors of Horizon Pharma be and are hereby empowered pursuant to Section 1023(3) of the Irish Companies Act 2014 to allot equity securities within the meaning of said Section 1023 for cash pursuant to the authority conferred by Proposal 5 up to an aggregate nominal amount equal to the authorized but unissued share capital of Horizon Pharma as at the date of this resolution as if Section 1022 of the Irish Companies Act 2014 did not apply to any such allotment, provided that this authority shall expire five years from the date of passing of this resolution and provided that Horizon Pharma may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors of Horizon Pharma may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this resolution had not expired.”

As required under Irish law, Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast in person or by proxy at the Annual General Meeting (including any adjournment thereof) in order to be approved.  In addition, Proposal 7 is subject to Proposal 6 being approved.  Therefore, unless shareholders approve Proposal 6, Proposal 7 will fail and not be implemented, notwithstanding that shareholders may have approved Proposal 7.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 7

PROPOSAL 8

ADJOURNMENT PROPOSAL

You are being asked to consider and vote upon an adjournment proposal.

This resolution proposes to approve a motion to adjourn the Annual General Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the Annual General Meeting to approve Proposal 7.

Proposal 7 is subject to the Irish law super majority voting regime of voting by special resolution, which requires no less than 75% of the votes of shareholders cast (in person or by proxy) at a general meeting to be voted “FOR” the proposal in order to be passed.  Given the high vote threshold associated with Proposal 7, we are seeking your authority to adjourn the meeting to solicit additional proxies if there are insufficient votes at the time of the Annual General Meeting to approve Proposal 7.

The Board is asking our shareholders to vote “FOR” the following ordinary resolution:

“RESOLVED, that a motion to adjourn the Annual General Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the Annual General Meeting to approve Proposal 7 set forth in this proxy statement, be approved.”

Proposal 8 is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting (including any adjournment thereof) in order to be approved.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 8

PROPOSAL 9

APPROVE A CHANGE OF NAME OF THE COMPANY TO HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

Our Board has unanimously approved to change the name of the Company to “Horizon Therapeutics Public Limited Company” at such time and date as determined by the Board, if at all, in its sole discretion.  The Board believes that the name “Horizon Therapeutics Public Limited Company” better reflects the Company’s focus and longer-term strategy and aspiration.

If this Proposal 9 is approved by our shareholders, then subject to the approval of the Irish Companies Register, the name of the Company will be changed to “Horizon Therapeutics Public Limited Company.”

As required under Irish law, Proposal 9 is a special resolution that requires the affirmative vote of at least 75% of the votes cast in person or by proxy at the Annual General Meeting in order to be approved.

Resolution

The Board is asking our shareholders to vote “FOR” the following special resolution:

“RESOLVED, that the name of the company will be changed to “Horizon Therapeutics Public Limited Company.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 9

PROPOSAL 10

APPROVE THE AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

The 2014 Plan originally became effective on September 19, 2014 and was the successor to and continuation of our 2011 Plan.

On February 20, 2019, the Compensation Committee approved amending the 2014 Plan, subject to shareholder approval of this Proposal 10.  We refer to the 2014 Plan, as amended by the Compensation Committee on February 20, 2019, as the “Amended 2014 Plan” throughout this Proxy Statement.

The Amended 2014 Plan contains the following material change from the 2014 Plan: the aggregate number of ordinary shares that may be issued under the Amended 2014 Plan, subject to adjustment for certain changes in our capitalization, is increased by an additional 9,000,000 shares, over the aggregate number of ordinary shares that may be issued under the 2014 Plan.

If our shareholders do not approve this Proposal 10, the 2014 Plan will continue to be effective in accordance with its current terms following the Annual General Meeting, and the Teprotumumab PSUs, as described below in “Implementation of our Teprotumumab PSUs.” will not be eligible to vest.

2014 Plan Share Reserve Information

Total Shares Available as of Record Date (March 13, 2019)	1,622,537
Additional Share Request Under Proposal 10	9,000,000
Less Contingent Awards (Outstanding on Record Date)*	(2,228,330)

Shares Remaining Available After Annual General Meeting (Intended to cover employee equity grants for up to two years following the Annual General Meeting)	8,394,207
*	Each share issued pursuant to a Teprotumumab PSU will reduce the share reserve by 1.4 shares.

Reasons to Approve the Amended 2014 Plan

Ability to Continue to Grant Equity Awards.  In 2018, we sought and received shareholder approval for an increase in the number of shares authorized for issuance under the 2014 Plan with the intent that such share reserve increase would cover our share needs for up to two years, absent any material change in our business.  With our rapid growth over the last several years, including very strong net sales and adjusted EBITDA growth, our workforce needs are increasing.  Since April 2, 2018, approximately 170 employees have joined our workforce, including management-level employees.  These new employees were granted new-hire awards, equity grants we did not originally anticipate at the time our proxy was filed in 2018.  As a result of the additional equity grants that we made in order to attract, retain and incentivize these employees, we do not believe we currently have enough shares remaining available for issuance in our 2014 Plan to continue to be able to continue to grant equity awards to employees of the Company and its subsidiaries at levels reasonably necessary to attract, retain and motivate talent and facilitate Horizon’s continued growth.  The Amended 2014 Plan will also allow to continue to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of employees of the Company and its subsidiaries, and to provide long-term incentives that align the interests of employees with the interests of our shareholders.  In addition to the Teprotumumab PSUs described below in “Implementation of Teprotumumab PSUs,” the remaining shares requested in this proposal are intended to be granted in the form of new hire, annual refresher, and promotion grants.  While the share request was developed with the intent that the shares under the Amended 2014 Plan will cover our share needs for up to two years, actual share usage may vary from projections as the Company continues on its high-growth trajectory.

Implementation of our Teprotumumab PSUs

On January 4, 2019, as part of the Company’s regular annual long-term incentive award, the Company awarded a companywide employee grant tied to the approval of teprotumumab (“Teprotumumab PSUs). Shareholder approval of this Proposal 10 is a condition for vesting of the Teprotumumab PSUs.  The Teprotumumab PSUs are eligible to vest contingent upon 1) receiving approval of teprotumumab from the FDA no later than September 30, 2020 and 2) the employee’s continued service.  If FDA approval is attained on or prior to September 30, 2020, one-third of the Teprotumumab PSU will vest on the FDA approval date and one-third will vest on each of the first two anniversaries of the FDA approval date, subject to the employee’s continued service through the applicable vesting dates.  If FDA approval of teprotumumab is not obtained by September 30, 2020 and a change in control does not occur prior to such date, none of the Teprotumumab PSUs may vest.  If a change in control occurs during the employee’s continued service and while the Teprotumumab PSU is outstanding, the Teprotumumab PSU award will immediately fully vest.

In its determination to approve the Amended 2014 Plan as provided in this Proposal 10 and to approve the Amended Non-Employee Plan as set forth in Proposal 11 of this Proxy Statement, our Compensation Committee reviewed an analysis prepared by Radford, its compensation consultant, which included an analysis of our historic and estimated prospective share usage needs, certain burn rate metrics and the potential costs of the Amended 2014 Plan and Amended Non-Employee Plan, which we refer to as our “Amended Equity Plans” in this Proxy Statement.  Specifically, our Compensation Committee considered:

•

Market Competitiveness.  The Amended Equity Plans play an important role in our effort to align the interests of participants and shareholders.  Moreover, in our industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly skilled and critical talent, upon whose efforts our success is dependent.

•

Estimated Equity Usage and Share Pool Duration.  Our Compensation Committee considered our historic burn rate levels and the impact of the decision to move towards regular annual equity compensation grants for 2019 and beyond in determining how long the amended share authorization could potentially last.  We expect the share authorization under the Amended Equity Plans to provide us with enough shares for awards for up to two years, with such timing dependent on a variety of factors, including the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards under the current plans, and noting that future circumstances may require us to change our current equity grant practices.  We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amended Equity Plans could last for a shorter or longer time.

•

External Factors.  Radford’s analysis, which is based on generally accepted evaluation methodologies, concluded that the number of shares reserved under the Amended Equity Plans is well within generally accepted standards as measured by an analysis of its cost relative to industry standards.

Historic Use of Equity and Outstanding Awards

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans and weighted average ordinary shares outstanding for the fiscal year ended December 31, 2018.

Fiscal Year 2018
Stock Options Granted	403,973
Restricted Stock Units Granted	4,983,368
Performance Stock Unit Awards Earned	—
Restricted Stock Units Canceled/Forfeited	840,141
Performance Stock Unit Awards Canceled/Forfeited	7,874,194
Weighted-Average Ordinary Shares Outstanding	166,155,405
Annual Equity Burn Rate for 2018(1)	3.24%

(1)

Annual equity burn rate is calculated by dividing the number of shares subject to time based equity awards granted during the fiscal year and performance stock units earned by the weighted-average number of shares outstanding during the period.

Overhang

The following table provides certain additional information regarding our equity incentive plans.  As of March 13, 2019, the Record Date, there were 184,433,612 ordinary shares of Horizon Pharma outstanding.  The closing price of Horizon Pharma’s ordinary shares as reported on Nasdaq on March 13, 2019 was $27.11 per share.  The following table does not reflect the grant of the Teprotumumab PSUs granted as part of the 2019 Long-Term Incentive Plan annual award.

As of March 13, 2019 (Record Date)
Total Shares Subject to Outstanding Stock Options	11,156,132
Total Shares Subject to Outstanding Full Value Awards (RSUs and PSUs)*	15,859,163
Weighted-Average Exercise Price of Outstanding Stock Options	$19.11
Weighted-Average Remaining Term of Outstanding Stock Options (in years)	6.00
Total Shares Available for Grant**	2,234,365
Simple Dilution(2)	15.86%

(2)

Simple dilution is calculated by dividing the number of shares subject to outstanding awards and the total number of shares remaining available for grant by the total number of common shares outstanding.

*

Number of award shares outstanding reflects the 2014 Plan’s fungible share counting ratio where one full value share depletes the share reserve by 1.29 shares for grants made prior to May 3, 2018 and by 1.4 shares for grants made on or after May 3, 2018.  PSU awards outstanding are shown at maximum possible earned shares.

**	Includes 116,163 shares available for grant under our 2014 Non-Employee Plan and 495,665 shares available under the 2014 Plan’s inducement award pool as of March 13, 2019.

If the adoption of the amendment to increase the number of shares reserved for issuance under the Amended 2014 Plan is approved pursuant to this Proposal 10 and the adoption of the amendment to increase the number of shares reserved for issuance under the Amended Non-Employee Plan is approved pursuant to Proposal 11, the issuance of the new shares to be reserved under the Amended Equity Plans would dilute existing shareholders by an additional 4.9% on simple dilution basis, based on the number of shares of our ordinary shares outstanding as of the record date.

Note Regarding Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total ordinary shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates.

The inclusion of the information set forth above should not be regarded as an indication or prediction of actual future outcomes, and the statements should not be relied upon as such.  Neither Horizon Pharma nor any other person makes any representation to any of our shareholders regarding actual outcomes compared to the information contained in the forward-looking statements set forth above.  Although presented with some numerical specificity, these statements are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time this filing was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management.  The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21A of the Exchange Act.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and other factors described in this Proxy Statement.

The Amended 2014 Plan Combines Compensation and Governance Best Practices

The Amended 2014 Plan includes provisions that are designed to protect the Company’s shareholders’ interests and to reflect corporate governance best practices including:

Repricing is not allowed without shareholder approval.  The Amended 2014 Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of the Company’s ordinary shares in exchange for cash or other stock awards under the Amended 2014 Plan without prior shareholder approval.

Shareholder approval is required for additional shares.  The Amended 2014 Plan does not contain an annual “evergreen” provision.  The Amended 2014 Plan authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation programs.

Fungible share reserve.  The Amended 2014 Plan has a fungible share reserve, which increases the rate at which the share reserve is depleted for stock awards other than stock options and stock appreciation rights in order to minimize shareholder dilution.  The number of shares available for issuance under the Amended 2014 Plan will be reduced by one share for each ordinary share subject to a stock option or stock appreciation right and by 1.4 shares for each ordinary share subject to any other type of award granted pursuant to the Amended 2014 Plan, and such ordinary shares will return to the share reserve at the same rates.

No liberal change-in-control provisions.  The definition of change-in-control in the Amended 2014 Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change-in-control transaction occurring.

No discounted stock options or stock appreciation rights.  All stock options and stock appreciation rights granted pursuant to the Amended 2014 Plan must have an exercise price equal to or greater than the fair market value of the Company’s ordinary shares on the date the stock option or stock appreciation right is granted.

Holding period requirements.  Any shares issued to our executive officers for grants made under the Amended 2014 Plan and for other grants made to our executive officers on or after January 5, 2018 are subject to holding period requirements, which requires that the shares must be held for at least one year before they may be sold or transferred.

Incentive compensation recoupment policy.  Any awards granted to our executive officers under the Amended 2014 Plan and any other grants to our executive officers made on or after January 5, 2018 are subject to our incentive compensation recoupment policy, which provides for potential recoupment of such awards in connection with certain material financial restatements.

Minimum vesting requirements.  The Amended 2014 Plan contains a minimum vesting requirement for stock awards, such that no award granted on or after May 3, 2018 may vest until at least 12 months following the date of grant of such award, except that up to 5% of the share reserve of the Amended 2014 Plan may be subject to awards granted on or after May 3, 2018 that do not meet such vesting requirements.

Reasonable dividend policy.  The Amended 2014 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our ordinary shares subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

No “liberal” share counting.  The Amended 2014 Plan provides that ordinary shares tendered to or withheld by the Company as consideration for of the exercise price of stock options or stock appreciation rights, to cover tax withholding obligations upon exercise of stock options or stock appreciation rights, or to cover tax withholding obligations related to any other stock awards will not be returned to the share reserve.  The Amended 2014 Plan also provides that any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award granted under the Amended 2014 Plan or any of our predecessor equity plans are not eligible to be issued under the Amended 2014 Plan.

Description of the Amended 2014 Plan

The material features of the Amended 2014 Plan are outlined below.  The following summary describes the material features of the Amended 2014 Plan as it would be in effect upon approval of this Proposal 10.  This summary is qualified in its entirety by reference to the complete text of the Amended 2014 Plan, which also reflects the changes described in the preceding sentence.  Shareholders are urged to read the actual text of the Amended 2014 Plan, which is appended to this Proxy Statement as Annex A and may be accessed from the SEC’s website at www.sec.gov.

Types of Awards

The Amended 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSUs, inducement awards and other forms of stock awards, or collectively, stock awards.  The Amended 2014 Plan also provides the ability to grant performance stock awards and performance cash awards, or together, performance awards.

Incentive stock options granted under the Amended 2014 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the IRC.  Nonstatutory stock options granted under the Amended 2014 Plan are not intended to qualify as incentive stock options under the IRC.  See “U.S. Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

The Compensation Committee adopted the Amended 2014 Plan to provide a means to secure and retain the services of the employees employed by us to provide incentives for such persons to exert maximum efforts for the success of the Company and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in the value of our ordinary shares through the granting of stock awards pursuant to the Amended 2014 Plan.  The Amended 2014 Plan is the successor plan to the 2011 Plan, which in turn was the successor plan to the HPI 2005 Stock Plan, which is referred to in this Proxy Statement as the “2005 Plan.” For purposes of this Proposal 10 the 2011 Plan and the 2005 Plan are together “Prior Plans.”

Shares Available for Awards under the Amended 2014 Plan

The total number of Horizon Pharma ordinary shares reserved for issuance under the Amended 2014 Plan will not exceed 63,852,130 shares, which is the sum of (i) 22,052,130 ordinary shares, which is the total reserve that was approved in connection with the adoption of the 2014 Plan, including, but not limited to, the shares remaining available for issuance under the Prior Plans and the Returning Shares (ii) 14,000,000 additional shares that were approved in connection with the amendment of the 2014 Plan at the 2015 Annual General Meeting, (iii) 6,000,000 additional shares that were approved in connection with the amendment of the 2014 Plan at the 2016 Annual General Meeting, (iv) 2,000,000 shares that may be granted as “inducement awards” in compliance with Nasdaq Listing Rule 5635(c)(4), under which awards may be granted, without prior shareholder approval, in order to induce new employees to join the Company, (v) 10,800,000 additional shares that were approved in connection with the amendment of the 2014 Plan at the 2018 Annual General Meeting, and (vi) 9,000,000 new shares.  The

“Returning Shares” are shares subject to awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement or are forfeited, redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares.

The number of ordinary shares available for issuance under the Amended 2014 Plan will be reduced by (1) one share for each ordinary share issued pursuant to an option grant or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and (2) 1.4 shares for each ordinary share issued pursuant to restricted stock awards, performance stock awards or other stock awards granted under the Amended 2014 Plan or issued pursuant to a Teprotumumab PSU.

To the extent there is an ordinary share issued pursuant to a stock award (whether granted under the Amended 2014 Plan, 2014 Plan, or Prior Plan), other than a stock option or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and such ordinary share is forfeited redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares so that it becomes available for issuance, then the number of ordinary shares available for issuance under the Amended 2014 Plan will increase by 1.4 shares.

Any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”) and any shares tendered as payment for the exercise or purchase price of a stock award will not again become available for issuance under the Amended 2014 Plan.  Additionally, any shares withheld by us pursuant to our withholding obligations in connection with a stock option, stock appreciation right or other stock award will not again become available for issuance under the Amended 2014 Plan.  Any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award granted under the Amended 2014 Plan, 2014 Plan or a Prior Plan will not become available for issuance under the Amended 2014 Plan.

However, if a stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will generally not reduce (or otherwise offset) the number of ordinary shares that may be available for issuance under the Amended 2014 Plan.  If any ordinary shares issued pursuant to a stock award are forfeited back to, redeemed or repurchased by us because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited, redeemed or repurchased will revert to and again become available for issuance under the Amended 2014 Plan.

Administration

Our Board has authority to administer the Amended 2014 Plan.  Subject to the provisions of the Amended 2014 Plan, our Board has the authority to construe and interpret the Amended 2014 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of ordinary shares to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the fair market value applicable to a stock award, the exercise price of stock options and stock appreciation rights, the type of consideration permitted to exercise or purchase each stock award, and other terms and conditions.

Our Board has the authority to delegate some or all of the administration of the Amended 2014 Plan to a committee or committees.  In the discretion of our Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the IRC.  For this purpose, a “non-employee director” generally is a director who does not receive remuneration from us other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 under the Exchange Act).  An “outside director” generally is a director who is neither a current or former officer nor a current employee of the Company, does not receive any remuneration from the Company other than compensation for service as a director, and is not employed by and does not have ownership interests in an entity that receives remuneration from the Company (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the IRC).  If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee.  As used herein in this Proposal 10 with respect to the Amended 2014 Plan, the “2014 Plan Administrator” refers to any committee our Board appoints or, if applicable, any subcommittee, as well as to our Board.

Repricing; Cancellation and Re-Grant of Stock Awards

Subject to the approval of this Proposal 10, under the Amended 2014 Plan, the 2014 Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase, or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of Horizon Pharma ordinary shares in exchange for cash or other stock awards without obtaining the approval of our shareholders within 12 months prior to the repricing or cancellation and re-grant event.

Eligibility

All of the employees (including executive officers) of the Company will be eligible to participate in the Amended 2014 Plan and may receive all types of stock awards and performance awards (including performance cash awards) under the Amended 2014 Plan, with the exception of inducement awards, which may only be granted to individuals as an inducement to commencement of employment.  As of March 1, 2019, there were approximately 1,000 employees (including executive officers) of Horizon Pharma who would be eligible to receive grants under the Amended 2014 Plan.  Non-employee directors and consultants of the Company are not eligible to participate in the Amended 2014 Plan.

Terms of Stock Options

Stock options may be granted under the Amended 2014 Plan pursuant to stock option agreements adopted by the 2014 Plan Administrator.  The Amended 2014 Plan permits the grant of stock options that qualify as incentive stock options and nonstatutory stock options.  The following is a description of the permissible terms of stock options under the Amended 2014 Plan.  Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price.  The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the ordinary shares subject to the stock option on the date of grant unless certain conditions apply; provided that in all cases the exercise price is not less than the nominal value of an ordinary share of the Company.  The exercise price of incentive stock options may not be less than 100% of the fair market value of the ordinary shares subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

Consideration.  Acceptable forms of consideration for the purchase of Horizon Pharma ordinary shares pursuant to the exercise of a stock option under the Amended 2014 Plan will be determined by the 2014 Plan Administrator and may include any combination of the following, provided, however, that where ordinary shares are issued pursuant to the exercise of an option, the nominal value of each newly issued ordinary share is fully paid up: (1) cash, check, bank draft or money order made payable to Horizon Pharma, (2) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (3) for nonstatutory stock options only a “net exercise” arrangement, provided, however, that irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued ordinary share will be fully paid up in cash, (4) deduction from salary due and payable to an employee by Horizon Pharma plc or a subsidiary, or (5) other legal consideration approved by the 2014 Plan Administrator and permissible under applicable law.

Vesting.  Stock options granted under the Amended 2014 Plan may become exercisable in cumulative increments, or “vest,” as determined by the 2014 Plan Administrator at the rate specified in the stock option agreement.  Shares covered by different stock options granted under the Amended 2014 Plan may be subject to different vesting schedules as the 2014 Plan Administrator may determine, in all cases subject to the Amended 2014 Plan’s minimum vesting requirements.  The 2014 Plan Administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Term.  The term of stock options granted under the Amended 2014 Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years.

Termination of Service.  Except as explicitly provided otherwise in an optionholder’s stock option agreement, stock options granted under the Amended 2014 Plan generally terminate three months after termination of the optionholder’s service unless (1) termination is due to the optionholder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (2) the optionholder dies before the optionholder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the optionholder’s death) within 18 months following the optionholder’s death by the person or persons to whom the rights to such stock option have passed; (3) the optionholder is terminated for cause in which case the stock option will cease to be exercisable immediately upon the optionholder’s termination, or (4) the stock option by its terms specifically provides otherwise.  A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our insider trading policy.  In no event may a stock option be exercised after its original expiration date.

For purposes of the Amended 2014 Plan, “cause” generally means (i) a participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) a participant’s failure to follow the lawful directives of manager(s); (iii) a participant’s material violation of any Horizon Pharma policy; (iv) a participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) a participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) a participant’s willful breach of any of obligations under any written agreement or covenant with us or violation of any statutory duty owed to us.  The determination that a termination of the participant’s continuous service is either for “cause” or without “cause” will be made by Horizon Pharma, in our sole discretion.

Restrictions on Transfer.  Generally, a participant may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations’, official marital settlement agreement or other divorce or separation instrument permitted under applicable law.  During the lifetime of the participant, only the participant may exercise an incentive stock option.  However, the 2014 Plan Administrator may grant nonstatutory stock options that are transferable in certain limited instances.  Options may not be transferred to a third-party financial institution for value.  The 2014 Plan Administrator may also allow a participant to designate a beneficiary who may exercise an option following the participant’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of Horizon Pharma ordinary shares with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000.  The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options.  No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the incentive stock option must be at least 110% of the fair market value of the stock subject to the incentive stock option on the date of grant; and

•	the term of the incentive stock option must not exceed five years from the date of grant.

The aggregate maximum number of ordinary shares that may be issued pursuant to the exercise of incentive stock options granted under the Amended 2014 Plan is the number of shares subject to the Amended 2014 Plan share reserve.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended 2014 Plan pursuant to stock appreciation right agreements approved by the 2014 Plan Administrator.

Exercise.  Each stock appreciation right is denominated in ordinary share equivalents.  Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of ordinary share equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the 2014 Plan Administrator on the date of grant.  The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, Horizon Pharma ordinary shares, a combination of cash and ordinary shares, or any other form of consideration determined by the 2014 Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a stock appreciation right, the nominal value of each newly issued ordinary share is fully paid up.

Strike Price.  The strike price of each stock appreciation right will be determined by the 2014 Plan Administrator but will in no event be less than 100% of the fair market value of Horizon Pharma ordinary shares on the date of grant.

Vesting.  Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the 2014 Plan Administrator in all cases subject to the Amended 2014 Plan’s minimum vesting requirements.

Term.  The term of stock appreciation rights granted under the Amended 2014 Plan may not exceed ten years.

Termination of Service and Restrictions on Transferability.  Stock appreciation rights will be subject to the same conditions upon termination of a participant’s service and restrictions on transfer as stock options under the Amended 2014 Plan.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the Amended 2014 Plan pursuant to restricted stock award agreements adopted by the 2014 Plan Administrator.

Consideration.  Payment of any purchase price may be made in any legal form acceptable to the 2014 Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock award, the nominal value of each newly issued ordinary share is fully paid up.

Vesting.  Horizon Pharma ordinary shares acquired under a restricted stock award may be subject to forfeiture to Horizon Pharma in accordance with a vesting schedule to be determined by the 2014 Plan Administrator in all cases subject to the Amended 2014 Plan’s minimum vesting requirements.

Termination of Service.  Generally, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer.  Generally, a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

RSUs may be granted under the Amended 2014 Plan pursuant to RSU agreements adopted by the 2014 Plan Administrator.

Consideration.  Payment of any purchase price may be made in any legal form acceptable to the 2014 Plan Administrator, provided, however, that where ordinary shares are issued pursuant to an RSU, the nominal value of each newly issued ordinary share is fully paid up.

Settlement of Awards.  We will settle a payment due to a recipient of an RSU by delivery of our ordinary shares, by cash, by a combination of cash and stock, or in any other form of consideration determined by the 2014 Plan Administrator and set forth in the RSU agreement.

Vesting.  Horizon Pharma ordinary shares acquired under an RSU may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the 2014 Plan Administrator in all cases subject to the Amended 2014 Plan’s minimum vesting requirements.

Termination of Service.  Generally, RSUs that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer.  Generally, RSUs may be transferred only upon such terms and conditions as are set forth in the RSU agreement.

Terms of Performance Awards

General.  The Amended 2014 Plan is designed to allow us to grant cash and stock-based performance awards.

Performance Goals.  Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals.  The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained will be determined by the 2014 Plan Administrator.

Performance goals under the Amended 2014 Plan will be based on any one or more of, or a combination of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total shareholder return; (5) return on equity or average shareholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) shareholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) other measures of performance selected by our 2014 Plan Administrator.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  In establishing a performance goal, the 2014 Plan Administrator may provide that performance will be appropriately adjusted as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.  In addition, our 2014 Plan Administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Terms of Other Stock Awards

General.  The 2014 Plan Administrator may grant other stock awards based in whole or in part by reference to the value of Horizon Pharma ordinary shares.  Subject to the provisions of the Amended 2014 Plan, the 2014 Plan Administrator has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of Horizon Pharma ordinary shares (or cash equivalents) to be subject to each award, and other terms and conditions of such awards, provided, however, that where ordinary shares are issued pursuant to other stock awards, the nominal value of each newly issued ordinary share is fully paid up.  Such awards may be granted either alone or in addition to other stock awards granted under the Amended 2014 Plan.

Vesting.  Other stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the 2014 Plan Administrator in all cases subject to the Amended 2014 Plan’s minimum vesting requirements.

Changes to Capital Structure

In the event of certain changes to the outstanding Horizon Pharma ordinary shares without our receipt of consideration (whether through a stock split or other specified change in our capital structure), the 2014 Plan Administrator will appropriately adjust: (1) the class(es) and maximum number of securities subject to the Amended 2014 Plan; (2) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options; (3) the class(es) and maximum number of securities that may be awarded to any person pursuant to the annual award limits; and (4) the class(es) and number of securities and the price per share of ordinary shares subject to outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the Amended 2014 Plan and described below), transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation.  If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, the vesting of stock awards held by participants whose continuous service has not terminated will be accelerated in full to a date prior to the corporate transaction as determined by our Board.  All stock awards not assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation will terminate upon the corporate transaction.  In addition, our Board may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction will receive a payment, if any, equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

For purposes of the Amended 2014 Plan, a “corporate transaction” will be deemed to occur in the event of the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which Horizon Pharma is not the surviving corporation, or (4) a merger, consolidation or similar transaction following which Horizon Pharma is the surviving corporation but the ordinary shares of Horizon Pharma outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change-in-Control

Under the Amended 2014 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change-in-control (as defined in the Amended 2014 Plan and described below) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

For purposes of the Amended 2014 Plan, a “change-in-control” generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which the Company shareholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets; (iv) the complete dissolution or liquidation of Horizon Pharma; or (v) when a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of our Board members or their approved successors.  For the avoidance of doubt, any one or more of the above events may be effected pursuant to a compromise or arrangement sanctioned by the Irish courts or a scheme, contract or offer which has become binding on all shareholders under applicable Irish laws, or by means of a takeover bid pursuant to the laws of the European Union, as implemented into Irish law.  In addition, the term “change-in-control” will not include a sale of assets, merger, or other transaction effected exclusively for the purpose of changing the domicile of the Company.  The definition of “change-in-control” in an agreement between the participant and us may control with respect to awards subject to the agreement.

Plan Duration, Termination and Amendment

Our Board will have the authority to amend or terminate the Amended 2014 Plan at any time, subject to any required shareholder approval.  However, except as otherwise provided in the Amended 2014 Plan, no amendment or termination of the Amended 2014 Plan may impair any rights under awards already granted to a participant unless agreed to by the affected participant.  We will obtain shareholder approval of any amendment to the Amended 2014 Plan as required by applicable law and listing requirements.  Unless terminated sooner by our Board, the Amended 2014 Plan will automatically terminate on the day before the tenth (10th) anniversary of the earlier of (1) the date the Amended 2014 Plan is adopted by our Board, or (2) the date the Amended 2014 Plan is approved by our shareholders.  No Awards may be granted under the Amended 2014 Plan while the Amended 2014 Plan is suspended or after it is terminated.

U.S. Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete.  The information is based upon current federal income tax rules and therefore is subject to change when those rules change.  Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.  The Amended 2014 Plan is not qualified under the provisions of Section 401(a) of the IRC and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.  Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of our tax reporting obligations.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain performance-based compensation arrangements already in place as of November 2, 2017.  No assurance can be given that any awards that were previously granted under the 2014 Plan that may be or have been intended to satisfy the requirements for the “performance-based compensation” exception under Section 162(m) of the Code will, in fact, be exempt.  Further, the Compensation Committee reserves the right to modify 2014 Plan awards that were initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.  Any awards granted under the Amended 2014 Plan, including the Teprotumumab PSUs, are not eligible for the “performance-based compensation” exception from Section 162(m)’s deduction limitation.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date.  On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price.  If the optionholder is employed by us, that income will be subject to withholding taxes.  The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions and limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The Amended 2014 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the IRC.  Under the IRC, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option.  If the optionholder holds a share received on exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price.  However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale.  If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the stock option is exercised.  If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share.  In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period.  If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to Section 162(m) of the IRC and provided that amount constitutes an ordinary and necessary business expense for Horizon Pharma and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock.  If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock.  A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, Horizon Pharma will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the IRC or an exception to Section 409A of the IRC will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of Horizon Pharma ordinary shares received over any amount paid by the recipient in exchange for Horizon Pharma ordinary shares.  To conform to the requirements of Section 409A of the IRC, Horizon Pharma ordinary shares subject to an RSU may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change-in-control.  If delivery occurs on another date, unless the RSUs otherwise comply with or qualify for an exception to the requirements of Section 409A of the IRC, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from RSUs will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the Amended 2014 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Amended 2014 Plan.

Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.  Subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the Amended 2014 Plan are discretionary and are not subject to set benefits or amounts.  Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers or other employees of the Company under the Amended 2014 Plan.  On January 4, 2019, the following Teprotumumab PSU awards, as further described above in “Compensation Discussion and Analysis — 2019 Long-Term Incentive Grants, were granted companywide, including to members of our executive leadership team.  These awards, which are eligible to vest on the basis of the 9,000,000 share increase that is part of the Amended 2014 Plan are shown below:

Name	PSUs
Named executive officers:
Timothy P. Walbert	60,995
Chairman, President and Chief Executive Officer
Paul W. Hoelscher	16,669
Executive Vice President, Chief Financial Officer
Shao-Lee Lin, M.D.	18,391
Executive Vice President, Head of Research and Development, Chief Scientific Officer
Robert F. Carey	16,061
Executive Vice President, Chief Business Officer
Barry J. Moze	17,459
Executive Vice President, Chief Administrative Officer
All current executive officers as a group	203,560
All current non-employee directors as a group*	—
All current and former employees as a group (including all current and former non-executive officers)**	1,601,575

*	Non-Employee Directors are not eligible to participate in the Amended 2014 Plan.
**	Due to prior forfeitures, 9,911 shares previously granted have been forfeited and are therefore not eligible to vest.

Plan Benefits

The table below shows, as to the listed individuals and specified groups, the number of shares subject to awards previously granted under the 2014 Plan (even if not currently outstanding) since its original effectiveness in September 2014 and through March 13, 2019 (excluding the Teprotumumab PSU listed above in the New Plan Benefits Table).

Name	Options	Stock Units	PSUs*
Named executive officers
Timothy P. Walbert	2,700,000	1,133,003	3,966,006
Chairman, President and Chief Executive Officer
Paul W. Hoelscher	276,000	375,035	1,434,070
Executive Vice President, Chief Financial Officer
Shao-Lee Lin, M.D., Ph.D.	146,685	222,602	302,070
Executive Vice President, Head of Research and Development, Chief Scientific Officer
Robert F. Carey	276,000	375,035	1,434,070
Executive Vice President, Chief Business Officer
Barry J. Moze	173,000	202,727	955,454
Executive Vice President, Chief Administrative Officer
Director Nominees*
Michael Grey	—	—	—
Jeff Himawan, Ph.D.	—	—	—

All current executive officers as a group	4,014,928	3,141,273	10,162,764
All current non-employee directors as a group*	—	—	—
Each associate of any director or executive officer	—	—	—
Each other person who received or is to receive 5% of rights granted under the 2014 Plan	—	—	—
All employees, including all current officers who are not executive officers, as a group	8,645,083	8,528,508	7,677,864

*	Numbers listed are the maximum number of PSUs awards that could potentially vest at the time the grant was made.
**	Non-Employee Directors are not eligible to participate in the Amended 2014 Plan.

Required Vote and Board Recommendation

Approval of Proposal 10 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

Our Board believes that approval of Proposal 10 is in our best interests and the best interests of our shareholders for the reasons stated above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 10

PROPOSAL 11

APPROVE THE AMENDED AND RESTATED 2014 NON-EMPLOYEE EQUITY PLAN

The 2014 Non-Employee Equity Plan originally became effective on September 19, 2014 and was the successor to and continuation of our 2011 Plan with respect to non-employee equity awards.

On February 20, 2019, the Compensation Committee approved amending the 2014 Non-Employee Equity Plan, subject to shareholder approval of this Proposal 11.  We refer to the 2014 Non-Employee Equity Plan, as amended by the Compensation Committee on February 20, 2019, as the “Amended Non-Employee Plan” throughout this Proxy Statement.

The Amended Non-Employee Plan contains the following material changes from the Non-Employee Plan:

•

the aggregate number of ordinary shares that may be issued under the Amended Non-Employee Plan, subject to adjustment for certain changes in our capitalization, is increased by an additional 750,000 ordinary shares, over the aggregate number of ordinary shares that may be issued under the Non-Employee Plan.;

•

the 2014 Non-Employee Plan contains a “fungible share counting” structure, whereby the number of shares of our common stock available for issuance under the 2014 Non-Employee Plan is reduced by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”) granted under the 2014 Non-Employee Plan and (ii) 1.29 shares for each share issued pursuant to a stock award that is not an Appreciation Award (a “Full Value Award”) granted under the 2014 Non-Employee Plan.  The Amended Non-Employee Plan retains such fungible share counting structure, except that the number of shares of our common stock available for issuance under the Amended Non-Employee Plan will be reduced by 1.40 shares for each share issued pursuant to a Full Value Award granted under the Amended Non-Employee Plan on or after May 2, 2019.  As part of such fungible share counting structure, the number of shares of our common stock available for issuance under the Amended Non-Employee Plan will be increased by (i) one share for each share that becomes available again for issuance under the terms of the Amended Non-Employee Plan subject to an Appreciation Award and (ii) 1.40 shares for each share that becomes available again for issuance under the terms of the Amended Non-Employee Plan subject to a Full Value Award that reverts to the Amended Non-Employee Plan on or after May 2, 2019; and

•	the term of the Amended Non-Employee Plan will continue through and including May 1, 2024 and will terminated immediately after such date unless earlier terminated.

2014 Non-Employee Plan Share Reserve Information

Total Shares Available as of Record Date (March 13, 2019)	116,163
Additional Share Request Under Proposal 11	750,000

Shares Remaining Available After Annual General Meeting (Intended to cover non-employee equity grants for up to two years following the Annual General Meeting)	866,163

Reasons to Approve the Amended Non-Employee Plan

The Board believes that the approval of the Amended Non-Employee Plan is necessary to enable us to continue to grant stock options and other awards to non-employee directors and consultants of the Company at levels reasonably necessary to attract, retain and motivate talent.  The Non-Employee Plan will also allow us to utilize a broad array of equity incentives in order to secure and retain the services of non-employee directors and consultants of the Company and to provide long-term incentives that align the interests of non-employee directors and consultants with the interests of our shareholders.

Determination of Number of Shares to Add to Our Amended Equity Plans, Historic Use of Equity and Outstanding Awards, Burn Rate and Overhang

For information regarding Horizon’s equity grant program please see the descriptions in “Determination of Number of Shares to Add to Our Amended Equity Plans,” “Historic Use of Equity and Outstanding Awards,” “Burn Rate” and “Overhang” in Proposal 10 of this Proxy Statement.

Note Regarding Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total ordinary shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates.

The inclusion of the information set forth above should not be regarded as an indication or prediction of actual future outcomes, and the statements should not be relied upon as such.  Neither Horizon Pharma nor any other person makes any representation to any of our shareholders regarding actual outcomes compared to the information contained in the forward-looking statements set forth above.  Although presented with some numerical specificity, these statements are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time this filing was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management.  The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21A of the Exchange Act.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and other factors described in this Proxy Statement.

The Amended Non-Employee Plan Combines Compensation and Governance Best Practices

The Amended Non-Employee Plan includes provisions that are designed to protect the Company’s shareholders’ interests and to reflect corporate governance best practices including:

•

Repricing is not allowed without shareholder approval.  The Amended Non-Employee Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our ordinary shares in exchange for cash or other stock awards under the Amended Non-Employee Plan without prior shareholder approval.

•

Stockholder approval is required for additional shares.  The Amended Non-Employee Plan does not contain an annual “evergreen” provision.  The Amended Non-Employee Plan authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation programs.

•

Fungible share reserve.  The Amended Non-Employee Plan has a fungible share reserve, which increases the rate at which the share reserve is depleted for stock awards other than stock options and stock appreciation rights, in order to minimize shareholder dilution.  The number of shares available for issuance under the Amended Non-Employee Plan will be reduced by one share for each ordinary share subject to a stock option or stock appreciation right and by 1.4 shares for each ordinary share subject to any other type of award issued pursuant to the Amended Non-Employee Plan, and such ordinary shares will return to the share reserve at the same rates.

•

Reasonable share counting provisions.  In general, when awards granted under the Amended Non-Employee Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards.  However, ordinary shares tendered to or withheld by us as consideration for of the exercise price of stock options or stock appreciation rights, to cover tax withholding obligations upon exercise of stock options or stock appreciation rights, or to cover tax withholding obligations related to any other stock awards will not be returned to the Amended Non-Employee Plan’s share reserve.

•

No liberal change in control provisions.  The definition of “change in control” in the Amended Non-Employee Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring.

•

No discounted stock options or stock appreciation rights.  All stock options and stock appreciation rights granted pursuant to the Amended Non-Employee Plan must have an exercise price equal to or greater than the fair market value of our ordinary shares on the date the stock option or stock appreciation right is granted.

Description of the Amended Non-Employee Plan

The material features of the Amended Non-Employee Plan are outlined below.  The following summary describes the material features of the Amended Non-Employee Plan as it would be in effect upon approval of this Proposal 11.  This summary is qualified in its entirety by reference to the complete text of the Amended Non-Employee Plan, which also reflects the changes described in the preceding sentence.  Shareholders are urged to read the actual text of the Amended Non-Employee Plan, which is appended to this Proxy Statement as Annex B and may be accessed from the SEC’s website at www.sec.gov.

Types of Awards

The Amended Non-Employee Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of stock awards, or collectively, stock awards.

Purpose

The Compensation Committee adopted the Non-Employee Plan to provide a means to secure and retain the services of our non-employee directors and consultants to provide incentives for such persons to exert maximum efforts for the success of the Company and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in the value of our ordinary shares through the granting of stock awards pursuant to the Non-Employee Plan.

Shares Available for Awards under the Amended Non-Employee Plan

An aggregate of 2,250,000 Horizon Pharma ordinary shares are reserved for issuance under the Amended Non-Employee Plan, which is the sum of (i) 1,500,000 ordinary shares, which is the total reserve that was approved in connection with the original adoption of the Non-Employee Plan, less the share reserve decrease approved by the Compensation Committee in May 2016, plus (ii) 750,000 new shares.

The number of ordinary shares available for issuance under the Amended Non-Employee Plan will be reduced by (1) one share for each ordinary share issued pursuant to an option grant or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and (2) 1.4 shares for each ordinary share issued pursuant to restricted stock awards, restricted stock unit awards, or other stock awards granted under the Amended Non-Employee Plan.

To the extent there is an ordinary share issued pursuant to a stock award, other than a stock option or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and such ordinary share is forfeited redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares so that it becomes available for issuance under the Amended Non-Employee Plan, then the number of ordinary shares available for issuance under the Amended Non-Employee Plan will increase by 1.4 shares.

Any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”) and any shares tendered as payment for the exercise or purchase price of a stock award will not again become available for issuance under the Amended Non-Employee Plan.  Additionally, any shares withheld by us pursuant to our withholding obligations in connection with a stock option, stock appreciation right or other stock award will not again become available for issuance under the Amended Non-Employee Plan.

However, if a stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will not reduce (or otherwise offset) the number of ordinary shares that may be available for issuance under the Amended Non-Employee Plan.  If any ordinary shares issued pursuant to a stock award are forfeited back to, redeemed or repurchased by us because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited, redeemed or repurchased will revert to and again become available for issuance under the Amended Non-Employee Plan.

Administration

Our Board has authority to administer the Amended Non-Employee Plan.  Subject to the provisions of the Amended Non-Employee Plan, our Board has the authority to construe and interpret the Amended Non-Employee Plan, to determine the persons to whom and the dates on which awards will be granted, the number of ordinary shares to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the fair market value applicable to a stock award, the exercise price of stock options and stock appreciation rights, the type of consideration permitted to exercise or purchase each stock award, and other terms and conditions.

Our Board has the authority to delegate some or all of the administration of the Amended Non-Employee Plan to a committee or committees.  In the discretion of our Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.  For this purpose, a “non-employee director” generally is a director who does not receive remuneration from us other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 under the Exchange Act).  If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee.  As used herein in this Proposal 11 with respect to the Amended Non-Employee Plan, the “Non-Employee Plan Administrator” refers to any committee our Board appoints or, if applicable, any subcommittee, as well as to our Board.

Repricing; Cancellation and Re-Grant of Stock Awards

Subject to the approval of this Proposal 11, under the Amended Non-Employee Plan, the Non-Employee Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase, or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of Horizon Pharma ordinary shares in exchange for cash or other stock awards without obtaining the approval of our shareholders within 12 months prior to the repricing or cancellation and re-grant event.

Eligibility

All of the non-employee directors and consultants of the Company will be eligible to participate in the Amended Non-Employee Plan and may receive all types of stock awards under the Amended Non-Employee Plan.  As of the record date, there were approximately eight non-employee directors and 250 consultants eligible to receive grants under the Non-Employee Plan.  Employees of the Company are not eligible to participate in the Amended Non-Employee Plan

Terms of Stock Options

Stock options may be granted under the Amended Non-Employee Plan pursuant to stock option agreements adopted by the Non-Employee Plan Administrator.  The Amended Non-Employee Plan permits the grant of nonstatutory stock options.  The following is a description of the permissible terms of stock options under the Amended Non-Employee Plan.  Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price.  The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the ordinary shares subject to the stock option on the date of grant unless certain conditions apply, provided, however, that in all cases the exercise price must not be less than the nominal value of an ordinary share of the Company.

Consideration.  Acceptable forms of consideration for the purchase of Horizon Pharma ordinary shares pursuant to the exercise of a stock option under the Amended Non-Employee Plan will be determined by the Non-Employee Plan Administrator and may include any combination of the following, below, provided, however, that where ordinary shares are issued pursuant to the exercise of an option, the nominal value of each newly issued ordinary share is fully paid up: (1) cash, check, bank draft or money order made payable to Horizon Pharma, (2) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (3) ordinary shares previously owned by the participant, (4) a “net exercise” arrangement, provided, however, that irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued ordinary share will be fully paid up in cash, or (5) other legal consideration approved by the Non-Employee Plan Administrator and permissible under applicable law.

Vesting.  Stock options granted under the Amended Non-Employee Plan may become exercisable in cumulative increments, or “vest,” as determined by the Non-Employee Plan Administrator at the rate specified in the stock option agreement.  Shares covered by different stock options granted under the Amended Non-Employee Plan may be subject to different vesting schedules as the Non-Employee Plan Administrator may determine.  The Amended Non-Employee Plan Administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Term.  The term of stock options granted under the Non-Employee Plan may not exceed five years.

Termination of Service.  Except as explicitly provided otherwise in an optionholder’s stock option agreement, stock options granted under the Amended Non-Employee Plan generally terminate three months after termination of the optionholder’s service unless (1) termination is due to the optionholder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (2) the optionholder dies before the optionholder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the optionholder’s death) within 18 months following the optionholder’s death by the person or persons to whom the rights to such stock option have passed; or (3) the stock option by its terms specifically provides otherwise.  A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our insider trading policy.  In no event may a stock option be exercised after its original expiration date.

Restrictions on Transfer.  Generally, a participant may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations, official marital settlement agreement or other divorce or separation instrument permitted under applicable law.  However, the Non-Employee Plan Administrator may grant nonstatutory stock options that are transferable in certain limited instances.  The Non-Employee Plan Administrator may also allow a participant to designate a beneficiary who may exercise an option following the participant’s death.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended Non-Employee Plan pursuant to stock appreciation right agreements approved by the Non-Employee Plan Administrator.

Exercise.  Each stock appreciation right is denominated in ordinary share equivalents.  Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of ordinary share equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the Non-Employee Plan Administrator on the date of grant.  The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, Horizon Pharma ordinary shares, a combination of cash and ordinary shares, or any other form of consideration determined by the Non-Employee Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a stock appreciation right, the nominal value of each newly issued ordinary share is fully paid up.

Strike Price.  The strike price of each stock appreciation right will be determined by the Non-Employee Plan Administrator but will in no event be less than 100% of the fair market value of Horizon Pharma ordinary shares on the date of grant.

Vesting.  Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Non-Employee Plan Administrator.

Term.  The term of stock appreciation rights granted under the Amended Non-Employee Plan may not exceed ten years.

Termination of Service and Restrictions on Transferability.  Stock appreciation rights will be subject to the same conditions upon termination of a participant’s service and restrictions on transfer as stock options under the Amended Non-Employee Plan.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the Amended Non-Employee Plan pursuant to restricted stock award agreements adopted by the Non-Employee Plan Administrator.

Consideration.  Payment of any purchase price may be made in any legal form acceptable to the Non-Employee Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock award, the nominal value of each newly issued ordinary share is fully paid up.

Vesting.  Horizon Pharma ordinary shares acquired under a restricted stock award may be subject to forfeiture to Horizon Pharma in accordance with a vesting schedule to be determined by the Non-Employee Plan Administrator.

Termination of Service.  Generally, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer.  Generally, a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the Amended Non-Employee Plan pursuant to restricted stock unit award agreements adopted by the Non-Employee Plan Administrator.

Consideration.  Payment of any purchase price may be made in any legal form acceptable to the Non-Employee Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock unit award, the nominal value of each newly issued ordinary share is fully paid up.

Settlement of Awards.  We will settle a payment due to a recipient of a restricted stock unit award by delivery of our ordinary shares, by cash, by a combination of cash and stock, or in any other form of consideration determined by the Non-Employee Plan Administrator and set forth in the restricted stock unit award agreement.

Vesting.  Horizon Pharma ordinary shares acquired under a restricted stock unit award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Non-Employee Plan Administrator.

Dividend Equivalents.  Dividend equivalents may be credited in respect of Horizon Pharma ordinary shares covered by a restricted stock unit award.

Termination of Service.  Generally, restricted stock unit awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer.  Generally, restricted stock unit awards may be transferred only upon such terms and conditions as are set forth in the restricted stock unit award agreement.

Terms of Other Stock Awards

General.  The Non-Employee Plan Administrator may grant other stock awards based in whole or in part by reference to the value of Horizon pharma ordinary shares.  Subject to the provisions of the Amended Non-Employee Plan, the Non-Employee Plan Administrator has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of our ordinary shares (or cash equivalents) to be subject to each award, and other terms and conditions of such awards, provided, however, that where ordinary shares are issued pursuant to other stock awards, the nominal value of each newly issued ordinary share is fully paid up.  Such awards may be granted either alone or in addition to other stock awards granted under the Amended Non-Employee Plan.

Vesting.  Other stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Non-Employee Plan Administrator.

Changes to Capital Structure

In the event of certain changes to the outstanding Horizon Pharma ordinary shares without our receipt of consideration (whether through a stock split or other specified change in our capital structure), the Non-Employee Plan Administrator will appropriately adjust: (1) the class(es) and maximum number of securities subject to the Amended Non-Employee Plan and (2) the class(es) and number of securities and the price per share of ordinary shares subject to outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the Amended Non-Employee Plan and described below), transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation.  If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, the vesting of stock awards held by participants whose continuous service has not terminated will be accelerated in full to a date prior to the corporate transaction as determined by our Board.  If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards they will terminate upon the corporate transaction.  In addition, our Board may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction will receive a payment, if any, equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

For purposes of the Amended Non-Employee Plan, a “corporate transaction” will be deemed to occur in the event of the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which Horizon Pharma is not the surviving corporation, or (4) a merger, consolidation or similar transaction following which Horizon Pharma is the surviving corporation but the ordinary shares of Horizon Pharma outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control

Under the Amended Non-Employee Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the Amended Non-Employee Plan and described below) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

For purposes of the Amended Non-Employee Plan, a “change of control” generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which the Company shareholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets; (iv) the complete dissolution or liquidation of Horizon Pharma; or (v) when a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of our Board members or their approved successors.  For the avoidance of doubt, any one or more of the above events may be effected pursuant to a compromise or arrangement sanctioned by the Irish courts or a scheme, contract or offer which has become binding on all shareholders under applicable Irish laws, or by means of a takeover bid pursuant to the laws of the European Union, as implemented into Irish law.  In addition, the term “change-in-control” will not include a sale of assets, merger, or other transaction effected exclusively for the purpose of changing the domicile of the Company.  The definition of “change-in-control” in an agreement between the participant and us may control with respect to awards subject to the agreement.

Plan Duration, Termination and Amendment

Our Board has the authority to amend or terminate the Amended Non-Employee Plan at any time, subject to any required shareholder approval.  However, except as otherwise provided in the Amended Non-Employee Plan, no amendment or termination of the Amended Non-Employee Plan may impair any rights under awards already granted to a participant unless agreed to by the affected participant.  Our Board will obtain shareholder approval of any amendment to the Amended Non-Employee Plan as required by applicable law and listing requirements.  Unless terminated sooner by the Board, the Amended Non-Employee Plan will automatically terminate immediately after May 1, 2024.  No Awards may be granted under the Amended Non-Employee Plan while the Amended Non-Employee Plan is suspended or after it is terminated.

U.S. Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete.  The information is based upon current federal income tax rules and therefore is subject to change when those rules change.  Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.  The Amended Non-Employee Plan is not qualified under the provisions of Section 401(a) of the IRC and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.  Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date.  On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price.  If the optionholder is employed by us, that income will be subject to withholding taxes.  The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock.  If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock.  A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the IRC or an exception to Section 409A of the IRC will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of Horizon Pharma ordinary shares received over any amount paid by the recipient in exchange for Horizon Pharma ordinary shares.  To conform to the requirements of Section 409A of the IRC, Horizon Pharma ordinary shares subject to an RSU may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change-in-control.  If delivery occurs on another date, unless the RSUs otherwise comply with or qualify for an exception to the requirements of Section 409A of the IRC, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from RSUs will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the stock appreciation rights separate from any other award or in tandem with other awards under the Amended Non-Employee Plan.

Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.  Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the Non-Employee Plan are discretionary and are not subject to set benefits or amounts, and Horizon has not approved any awards that are conditioned on shareholder approval of the Non-Employee Plan.  Accordingly, Horizon cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our non-employee directors or consultants under the Non-Employee Plan.  In this regard, although our current non-employee director compensation policy establishes the formula for determining the number of shares to be subject to initial and annual RSU grants made to our non-employee directors under the Non-Employee Plan (or the Amended Non-Employee Plan if this Proposal No. 11 is approved by our shareholders), we have the discretion to change such formula and the number of shares to be subject to such awards at any time.  See “Non-Employee Director Compensation” above for a description of the formula used to determine the number of shares to be subject to initial and annual RSU grants made to our non-employee directors.

Plan Benefits

The table below shows, as to the listed individuals and specified groups, the number of shares subject to awards previously granted under the Non-Employee Plan (even if not currently outstanding) since its original effectiveness in September 2014 and through March 13, 2019.

Name	Options	Stock Units
Named executive officers*
Timothy P. Walbert	—	—
Chairman, President and Chief Executive Officer
Paul W. Hoelscher	—	—
Executive Vice President and Chief Financial Officer
Shao-Lee Lin, M.D., Ph.D.	—	—
Executive Vice President, Head of Research and Development, Chief Scientific Officer
Robert F. Carey	—	—
Executive Vice President, Chief Business Officer
Barry J. Moze	—	—
Executive Vice President, Chief Administrative Officer
Director Nominees*
Michael Grey	94,954	48,585
Jeff Himawan, Ph.D.	86,406	43,327

All current executive officers as a group	—	—
All current non-employee directors as a group	763,248	389,734
Each associate of any director or executive officer	—	—
Each other person who received or is to receive 5% of rights granted under the Non-Employee Plan	—	—
All employees, including all current officers who are not executive officers, as a group*

*	Employees, including our executive officers, are not eligible to participate in the Non-Employee Plan.

Required Vote and Board Recommendation

Approval of Proposal 11 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

Our Board believes that approval of Proposal 11 is in our best interests and the best interests of our shareholders for the reasons stated above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 11

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our ordinary shares as of March 15, 2019 by: (i) each director and nominee for director; (ii) each of the NEOs in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our ordinary shares.  The table is based upon information supplied by our officers, directors and principal shareholders and/or a review of Schedules 13D and 13G documents filed with the SEC, if any, and other sources.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities.  Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.  The number of ordinary shares used to calculate the percentage ownership of each listed person includes the ordinary shares underlying options, warrants or other rights held by such persons that are exercisable as of May 14, 2019, which is 60 days after March 15, 2019.

Percentage of beneficial ownership is based on 184,517,356 ordinary shares outstanding as of March 15, 2019.  Unless otherwise indicated, the address for the following shareholders is c/o Horizon Pharma plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Name and Address of Beneficial Owner or Identity of Group	Number and Percentage of Shares Beneficially Owned
	Ordinary Shares	Percentage
5% or greater shareholders:
The Vanguard Group, Inc.(1)	15,365,878	8.3%
100, Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(2)	13,896,831	7.5%
55 East 52nd Street
New York, NY 10055
Scopia Capital Management LP(3)	10,725,642	5.8%
152 West 57th Street, 33rd Floor
New York, NY 10019
Directors (other than Timothy P. Walbert):
William F. Daniel(4)	187,495	*
Michael Grey(5)	201,781	*
Jeff Himawan, Ph.D.(6)	122,180	*
Ronald Pauli(7)	190,363	*
Gino Santini(8)	186,922	*
James Shannon, M.D.(9)	82,932	*
H. Thomas Watkins(10)	219,539	*
Pascale Witz(11)	83,939	*
Named Executive Officers:
Timothy P. Walbert(12)	3,911,490	2.1%
Paul W. Hoelscher(13)	579,359	*
Shao-Lee Lin, M.D., Ph.D.(14)	96,426	*
Robert F. Carey (15)	796,091	*
Barry J. Moze(16)	402,213	*
All current executive officers and directors as a group (19 persons)(17)	7,866,720	4.1%

*	Represents beneficial ownership of less than one percent.
(1)	Includes 15,365,878 ordinary shares beneficially owned by The Vanguard Group. This information is based on a Schedule 13G/A filed on February 13, 2019 with the SEC.
(2)	Includes 13,896,831 ordinary shares beneficially owned by BlackRock, Inc. This information is based on an Amended Schedule 13G/A filed February 4, 2019 with the SEC.
(3)

Includes 10,725,642 ordinary shares beneficially owned by Scopia Management, Inc., Matthew Sirovich and Jeremy Mindich.  This information is based on a Schedule 13G/A filed on February 14, 2019 with the SEC.

(4)

Includes (a) 43,935 ordinary shares held by GoodBody Trustees Limited, of which Mr. Daniel has beneficial ownership, (b) 128,240 ordinary shares that Mr. Daniel has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 15,320 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(5)

Includes (a) 25,712 ordinary shares held by GoodBody Trustees Limited, of which Mr. Grey has beneficial ownership, (b) 10,000 ordinary shares held by the Grey Family Trust, of which Mr. Grey has beneficial ownership, (c) 150,749 ordinary shares that Mr. Grey has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (d) 15,320 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(6)

Includes (a) 20,454 ordinary shares held by GoodBody Trustees Limited, of which Dr. Himawan has beneficial ownership, (b) 86,406 ordinary shares that Dr. Himawan has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 15,320 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(7)

Includes (a) 24,294 ordinary shares held by GoodBody Trustees Limited, of which Mr. Pauli has beneficial ownership, (b) 150,749 ordinary shares that Mr. Pauli has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 15,320 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(8)

Includes (a) 20,853 ordinary shares held by GoodBody Trustees Limited, of which Mr. Santini has beneficial ownership, (b) 150,749 ordinary shares that Mr. Santini has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 15,320 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(9)

Includes 4,983 ordinary shares held by GoodBody Trustees Limited, of which Dr. Shannon has beneficial ownership, (b) 62,629 ordinary shares that Dr. Shannon has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 15,320 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(10)

Includes (a) 6,000 ordinary shares, (b) 10,000 ordinary shares held by T-H Family Limited Partnership, of which Mr. Watkins is a general/managing partner, (c) 33,265 ordinary shares held by GoodBody Trustees Limited, of which Mr. Watkins has beneficial ownership, (d) 154,954 ordinary shares that Mr. Watkins has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (e) 15,320 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(11)

Includes (a) 5,990 ordinary shares held by GoodBody Trustees Limited, of which Ms. Witz has beneficial ownership, (b) 62,629 ordinary shares that that Ms. Witz has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 15,320 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(12)

Includes (a) 774,621 ordinary shares, (b) 3,011,869 ordinary shares that Mr. Walbert has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 125,000 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(13)

Includes (a) 182,359 ordinary shares, (b) 366,000 ordinary shares that Mr. Hoelscher has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 31,000 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(14)	Includes (a) 47,531 ordinary shares, and (b) 48,895 ordinary shares that Dr. Lin has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options.
(15)

Includes (a) 249,091 ordinary shares held by Robert F. Carey III Trust, of which Mr. Carey is a beneficial owner, (b) 516,000 ordinary shares that Mr. Carey has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 31,000 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(16)

Includes (a) 107,857 ordinary shares, (b) 275,106 ordinary shares that Mr. Moze has the right to acquire from us within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 19,250 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

(17)

Includes the following shares beneficially owned by our current executive officers (which includes our named executive officers, Brian K. Beeler, Geoffrey M. Curtis, Michael A. DesJardin, Vikram Karnani, Irina Konstantinovsky and Jeffrey Kent, M.D., FACG) and directors, in the aggregate: (a) 1,919,872 ordinary shares, (b) 5,585,538 ordinary shares that can be acquired within 60 days of March 15, 2019 pursuant to the exercise of stock options, and (c) 361,310 ordinary shares issuable within 60 days of March 15, 2019 pursuant to the vesting of RSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other of our equity securities.  Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that no officer, director or ten percent beneficial owner known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2018, with the exception of Miles W. McHugh, who inadvertently filed one Form 4 reporting one transaction approximately 10 days late.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual General Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual General Meeting materials addressed to those shareholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials.  A single set of Annual General Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual General Meeting materials, please notify your broker or us.  Direct your written request to Anne-Marie Dempsey, Company Secretary, at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland or contact Anne-Marie Dempsey at + 353 1 772 2100 (Ireland).  Shareholders who currently receive multiple copies of the Annual General Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.  In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a shareholder at a shared address to which a single copy of the materials was delivered.

Shareholder Proposals

Our shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 promulgated under the Exchange Act.  For such proposals to be included in our proxy materials relating to our 2020 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than                , 2019.  However, if our 2020 Annual General Meeting of Shareholders is not held between April 1, 2020 and June 1, 2020, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.  Such proposals should be delivered to Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Our Memorandum and Articles of Association provide that shareholder nominations of persons to be elected to the Board at an annual general meeting and the proposal of other business to be considered by the shareholders at an annual general meeting must be made following written notice to our Company Secretary which is executed by a shareholder and accompanied by certain background and other information specified in our Memorandum and Articles of Association.  Such written notice and information must be received by our Company Secretary at our registered office (i) no earlier than the close of business on                , 2019, which is 150 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders for the Annual General Meeting and (ii) no later than the close of business on                , 2020, which is 90 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders for the Annual General Meeting.  Each submission relating to the nomination of persons to be elected to the Board must:

•	set forth the name, age, business address and residence address of each individual whom the shareholder proposes to nominate for election or re-election as a director;

•	set forth the principal occupation or employment of such nominee;

•	set forth the class and number of our ordinary shares which are owned of record and beneficially by such nominee;

•	set forth the date or dates on which such ordinary shares were acquired and the investment intent of such acquisition;

•	include a completed and signed questionnaire, representation and agreement required by article 98.4 of our Articles of Association;

•

include such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder (including such proposed nominee’s written consent to being named as a nominee and to serving as a director if elected); and

•	include the information required by article 98.3 of our Articles of Association.

Our Articles of Association provide that other resolutions may only be proposed at an annual general meeting if either (i) it is proposed by or at the direction of our Board; (ii) it is proposed at the direction of the Irish High Court; (iii) it is requisitioned in writing by shareholders of record holding such aggregate number of ordinary shares as is prescribed by, and is made in accordance with, Section 178 of the Irish Companies Act 2014 or (iv) the chairman of the meeting decides, in his or her absolute discretion, that the proposal may properly be regarded as within the scope of the relevant meeting.  In addition, the proxy solicited by our Board for the 2020 Annual General Meeting of Shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which we have not been provided with notice by                , 2020 and (ii) if we have received notice of such proposal by                , 2020, if the 2020 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.  On any other business which may properly come before the annual general meeting, or any adjournment thereof, and whether procedural or substantive in nature (including without limitation any motion to amend a resolution or adjourn the meeting) not specified in this Proxy Statement, the proxy will act at his/her discretion.

Presentation of Irish Statutory Financial Statements

Our Irish statutory financial statements for the fiscal year ended December 31, 2018, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting in accordance with the requirements of the Irish Companies Act 2014.  Our Irish statutory financial statements will be approved by the Board.  There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting.  Our Irish statutory financial statements will be available on our website at www.horizonpharma.com on or before April 11, 2019.

Special Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” — that is, statements related to future, not past, events — as defined in Section 21E of the Exchange Act, that reflect our current expectations regarding our future growth, results of operations, business strategy and plans, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management.  Forward-looking statements include any statement that does not directly relate to a current or historical fact.  Forward-looking statements generally can be identified by words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would,” or similar expressions.  These statements are based on current expectations and assumptions that are subject to risks and uncertainties inherent in our business, which could cause our actual results to differ materially from those indicated in the forward-looking statements including, without limitation, the risks set forth under Part I — Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Anne-Marie Dempsey
Company Secretary

                    , 2019

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Company Secretary, Horizon Pharma plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

ANNEX A

HORIZON PHARMA PUBLIC LIMITED COMPANY

AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

1.	GENERAL.

(a)        Relationship to Prior Plans.  This Plan is intended as the successor to the Horizon Pharma, Inc.  2011 Equity Incentive Plan (the “2011 Plan”) with respect to grants to Employees.  From and after 12:01 a.m. on the Effective Date, all outstanding stock awards granted under the 2011 Plan and the Horizon Pharma, Inc. 2005 Stock Plan (the “2005 Plan”) and, together with the 2011 Plan, the “Prior Plans”) shall remain subject to the terms of the 2011 Plan or the 2005 Plan, as applicable; provided, however, any Ordinary Shares subject to outstanding stock awards granted under the Prior Plans that expire, terminate or are forfeited for any reason prior to exercise or settlement, and any Ordinary Shares that are repurchased or redeemed because of the failure to meet a contingency or condition required to vest such Ordinary Shares (the “Returning Shares”) shall immediately be added to the Share Reserve (as described below) as and when such Ordinary Shares become Returning Shares and shall become available for issuance pursuant to Awards granted hereunder.  All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b)        Eligible Award Recipients.  The persons eligible to receive Awards are Employees.  The persons eligible to receive Inducement Awards are Employees who meet the criteria set forth in Section 3(f).

(c)        Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, (viii) Inducement Awards, and (ix) Other Stock Awards.

(d)        Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.

2.	ADMINISTRATION.

(a)        Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).  Notwithstanding anything to the contrary set forth herein, only an Inducement Committee has the power to grant Inducement Awards.

(b)        Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)        To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Ordinary Shares pursuant to a Stock Award; (E) the number of Ordinary Shares with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii)        To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)        To settle all controversies regarding the Plan and Awards granted under it.

(iv)        To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v)        To suspend or terminate the Plan at any time.  Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)        To amend the Plan in any respect the Board deems necessary or advisable.  However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, shareholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of Ordinary Shares available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Ordinary Shares may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan.  Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii)        To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii)        To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.  Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix)        Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and any Affiliates and that are not in conflict with the provisions of the Plan or Awards.

(x)        To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c)        Delegation to Committee.

(i)        General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)        Section 162(m) and Rule 16b-3 Compliance.  The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(iii)        Inducement Awards.  Notwithstanding any other provision of the Plan to the contrary, all Inducement Awards must be granted by an Inducement Committee.

(d)        Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e)        Cancellation and Re-Grant of Stock Awards.  Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Ordinary Shares in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event, provided that the exercise price of any such outstanding Options or Stock Appreciation Rights under the Plan may not be reduced below the nominal value of an Ordinary Share.

3.	SHARES SUBJECT TO THE PLAN.

(a)        Share Reserve.

(i)        Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of Ordinary Shares of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed 63,852,130 shares, which is the sum of (i) 22,052,130 Ordinary Shares, which is the total reserve that was approved as of the Effective Date in connection with the adoption of the Plan, including, but not limited to, the shares remaining available for issuance under the Prior Plans and the Returning Shares, (ii) 14,000,000 additional Ordinary Shares approved by the Company’s shareholders at the 2015 annual general meeting, (iii) 6,000,000 additional Ordinary Shares approved by the Company’s shareholders at the 2016 annual general meeting, (iv) 10,800,000 new Ordinary Shares approved by the Company’s shareholders at the 2018 Annual Meeting, and (v) 9,000,000 new Ordinary Shares approved by the Company’s shareholders at the 2019 annual general meeting (the total of (i)-(v), the “Share Reserve”) and (vi) 2,000,000 Ordinary Shares that may be issued pursuant to Inducement Awards granted under Section 3(f) of the Plan.  For clarity, the limitation in this Section 3(a)(i) is a limitation on the number of Ordinary Shares that may be issued pursuant to the Plan.  Accordingly, this Section 3(a)(i) does not limit the granting of Stock Awards except as provided in Section 7(a).  Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Marketplace Rule 4350(i)(1)(A)(iii), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable stock exchange rules, and such issuance shall not reduce the number of Ordinary Shares available for issuance under the Plan.  Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the Ordinary Shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Ordinary Shares), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of Ordinary Shares that may be available for issuance under the Plan.

(ii)        Subject to subsection 3(b) and except with respect to Inducement Awards, the number of Ordinary Shares available for issuance under the Plan shall be reduced by: (i) one (1) Ordinary Share for each Ordinary Share issued pursuant to (A) an Option granted under Section 5, or (B) a Stock Appreciation Right granted under Section 5 with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Ordinary Shares on the date of grant; (ii) 1.29 Ordinary Shares for each Ordinary Share pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Other Stock Award or any other stock award granted under the Plan prior to May 3, 2018 that is not described in subsection (i) above and that is not a 2018 Executive Award, and (iii) 1.40 Ordinary Shares for each Ordinary Share issued pursuant to (A) a 2018 Executive Award, or (B) a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Other Stock Award or any other stock award granted under the Plan on or after May 3, 2018 that is not described in subsection (i) above.

(b)    Reversion of Shares to the Share Reserve.

(i)        Shares Available For Subsequent Issuance.  If any Stock Award is forfeited back to the Company or Ordinary Shares are redeemed or repurchased by the Company or any Affiliate (in accordance with applicable Irish law) because of the failure to meet a contingency or condition required to vest such Ordinary Shares, then the Ordinary Shares that are forfeited, redeemed or repurchased shall revert to and again become available for issuance under the Plan.  Notwithstanding the provisions of this Section 3(b)(i), to the extent (i) there is issued an Ordinary Share pursuant to a Stock Award under the Plan (other than an Option or Stock Appreciation Right), and (ii) there are any Returning Shares granted under the Prior Plans pursuant to an award other than an Option or Stock Appreciation Right, and such Ordinary Share becomes available for issuance under the Plan pursuant to Section 1(a), Section 3(a)(i) or this Section 3(b)(i), then the number of Ordinary Shares available for issuance under the Plan shall increase by 1.29 shares for each such Ordinary Share returning to the Plan prior to May 3, 2018 and 1.40 shares for each such Ordinary Share returning to the Plan on or after May 3, 2018.  Notwithstanding the foregoing, any Inducement Shares that become available for issuance under the Plan pursuant to this subsection 3(b)(i) will only become available for issuance pursuant to Inducement Awards.

(ii)        Shares Not Available For Subsequent Issuance.  If any Ordinary Shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of Ordinary Shares subject to the Stock Award (i.e., “net exercised”), the number of Ordinary Shares that are not delivered to the Participant shall not remain available for issuance under the Plan.  Also, any Ordinary Shares withheld by the Company pursuant to Section 8(g) or withheld or tendered as consideration for the exercise of an Option or purchase of any other Stock Award shall not again become available for issuance under the Plan.  Further, any Ordinary Shares repurchased by the Company on the open market with the proceeds of the exercise or purchase price of a Stock Award granted under the Plan or a stock award granted under any of the Prior Plans shall not become available for issuance under the Plan.

(c)        Incentive Stock Option Limit.  Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options shall be the number of shares subject to the Plan’s Share Reserve.

(d)        Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 9(a) relating to Capitalization Adjustments and except with respect to Inducement Awards, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of three million (3,000,000) Ordinary Shares subject to Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Stock Award is granted may be granted to any Participant during any calendar year.  Notwithstanding the foregoing, if any additional Options, Stock Appreciation Rights or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Awards are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards shall not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s shareholders.

(e)        Source of Shares.  The Ordinary Shares issuable under the Plan shall be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with applicable Irish Law.

(f)        Inducement Shares.  This subsection 3(f) will apply with respect to the 2,000,000 Ordinary Shares reserved under this Plan by action of the Board (or a committee thereof) to be used exclusively for the grant of Inducement Awards in compliance with NASDAQ Listing Rule 5635(c)(4) (the “Inducement Shares”).  Notwithstanding anything to the contrary in this Plan, an Inducement Award may be granted only to an Employee who has not previously been an Employee or a non-Employee Director of the Company or an Affiliate, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

(g)        Minimum Vesting Requirements.  No Award granted on or after the 2018 Annual Meeting and no 2018 Executive Award may vest (or, if applicable, be exercisable) until at least twelve (12) months following the date of grant of the Award; provided, however, that up to five percent (5%) of the Share Reserve may be subject to Awards granted on or after the 2018 Annual Meeting or which are 2018 Executive Awards that do not meet such vesting (and, if applicable, exercisability) requirements.

(h)        Dividends and Dividend Equivalents.  Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any Ordinary Shares subject to a Restricted Stock Award, Restricted Stock Unit Award, or 2018 Executive Award as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.  Dividend or dividend equivalents may not be paid or credited with respect to any Stock Awards other than as specified above.

4.	ELIGIBILITY.

(a)        Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).  Stock Awards other than Incentive Stock Options may be granted to Employees; provided, however, that Nonstatutory Stock Options and SARs may not be granted to Employees who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless the Ordinary Shares underlying such Stock Awards are treated as “service recipient stock” under Section 409A of the Code because the Stock Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b)    Ten Percent Shareholders.  A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for Ordinary Shares purchased on exercise of each type of Option.  If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option.  The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)    Term.  Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b)    Exercise Price.  Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR on the date the Option or SAR is granted.  Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code, provided that in all cases the exercise price is not less than the nominal value of an Ordinary Share.  Each SAR will be denominated in Ordinary Shares equivalents.

(c)    Purchase Price for Options.  The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below; provided, however, that where Ordinary Shares are issued pursuant to the exercise of an Option, the nominal value of each newly issued Ordinary Share is fully paid up.  The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.  The permitted methods of payment are as follows:

(i)    by cash, check, bank draft or money order payable to the Company;

(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)    if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that:

(1)    the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Ordinary Shares to be issued;

(2)    irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued Ordinary Shares will be fully paid up in cash; and

(3)    Ordinary Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Ordinary Shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) Ordinary Shares are delivered to the Participant as a result of such exercise, and (C) Ordinary Shares are withheld to satisfy tax withholding obligations;

(iv)    deduction from salary due and payable to an Employee by the Company or any Affiliate; or

(v)    in any other form of legal consideration that may be acceptable to the Board and permissible under applicable law.

(d)    Exercise and Payment of a SAR.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.  The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of Ordinary Shares equal to the number of Ordinary Shares equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.  The appreciation distribution in respect to a Stock Appreciation Right may be paid in Ordinary Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right, provided, however, that where Ordinary Shares are issued pursuant to a Stock Appreciation Right, the nominal value of each newly issued Ordinary Share is fully paid up.

(e)    Transferability of Options and SARs.  The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine.  In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i)    Restrictions on Transfer.  An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request.  Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)    Domestic Relations Orders.  Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)    Beneficiary Designation.  Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise.  In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise.

(f)    Vesting Generally.  The total number of Ordinary Shares subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal.  The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options or SARs may vary.  The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Ordinary Shares as to which an Option or SAR may be exercised.

(g)    Termination of Continuous Service.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement.  If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h)    Extension of Termination Date.  If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.  In addition, unless otherwise provided in a Participant’s Award Agreement, if the immediate sale of any Ordinary Shares received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Ordinary Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)    Disability of Participant.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement.  If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j)    Death of Participant.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement.  If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(k)    Termination for Cause.  Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate immediately upon such Participant’s termination of Continuous Service, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)    Non-Exempt Employees.  No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any Ordinary Shares until at least six months following the date of grant of the Option or SAR.  Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another applicable agreement or in accordance with the Company’s (or Affiliates, if applicable) then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a)    Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  To the extent consistent with the Company’s Bylaws, at the Board’s election, Ordinary Shares may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board.  The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration.  A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate or (C) any other form of legal consideration

(including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law, provided however, that where Ordinary Shares are issued pursuant to a Restricted Stock Award the nominal value of each newly issued Ordinary Share is fully paid up.

(ii)    Vesting.  Ordinary Shares awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)    Termination of Participant’s Continuous Service.  If a Participant’s Continuous Service terminates, the Company or any Affiliate may receive through a forfeiture condition or a repurchase right any or all of the Ordinary Shares held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)    Transferability.  Rights to acquire Ordinary Shares under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Ordinary Shares awarded under the Restricted Stock Award Agreement remain subject to the terms of the Restricted Stock Award Agreement.

(b)    Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Ordinary Shares subject to the Restricted Stock Unit Award.  The consideration to be paid (if any) by the Participant for each share of Ordinary Shares subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law, provided, however, that where Ordinary Shares are issued pursuant to a Restricted Stock Unit Award, the nominal value of each newly issued Ordinary Share is fully paid up.

(ii)    Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)    Payment.  A Restricted Stock Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)    Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)    Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)    Performance Awards.

(i)    Performance Stock Awards.  A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals.  A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service.  The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion.  Except with respect to Inducement Awards, the maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed three million (3,000,000) Ordinary Shares.  The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event.  In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)    Performance Cash Awards.  A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals.  A Performance Cash Award may also require the completion of a specified period of Continuous Service.  At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion.  In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of three million dollars ($3,000,000).  The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event.  The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii)    Board Discretion.  The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv)    Section 162(m) Compliance.  Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in either event at a time when the achievement of the applicable Performance Goals remains substantially uncertain.  Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Ordinary Shares).  Notwithstanding satisfaction or completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Ordinary Shares, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

(d)    Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value of the Ordinary Shares at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6.  Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that where Ordinary Shares are issued pursuant to any Other Stock Award, the nominal value of each newly issued Ordinary Share is fully paid up.

7.	COVENANTS OF THE COMPANY.

(a)    Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the authorized but unissued Ordinary Shares reasonably required to satisfy such Stock Awards.

(b)    Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Ordinary Shares upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Ordinary Shares issued or issuable pursuant to any such Stock Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Stock Awards unless and until such authority is obtained.  A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Ordinary Shares pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c)    No Obligation to Notify or Minimize Taxes.  The Company and its Affiliates shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award.  Furthermore, the Company and its Affiliates shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised.  The Company and its Affiliates have no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a)    Use of Proceeds from Sales of Ordinary Shares.  Proceeds from the sale of Ordinary Shares pursuant to Stock Awards shall constitute general funds of the Company.

(b)    Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)    Shareholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Ordinary Shares subject to such Stock Award has been entered into the books and records of the Company.

(d)    No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate the employment of an Employee with or without notice and with or without cause.

(e)    Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)    Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Ordinary Shares under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Ordinary Shares subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Ordinary Shares.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Ordinary Shares under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(g)    Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company or any Affiliate may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation, or levies or social security deduction obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no Ordinary Shares are withheld with a value exceeding the minimum amount of tax, levies and social security contribution required to be withheld by law or the practice of any revenue authority (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h)    Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s (or Affiliate’s, if applicable) intranet (or other shared electronic medium controlled by the Company or any Affiliate to which the Participant has access).

(i)    Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code.  Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate.  The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)    Compliance with Section 409A.  To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code.  Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Ordinary Shares are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(k)    Personal Data.  It shall be a term and condition of every Award that a Participant agrees and consents to:

(i)    the collection, use and processing of his Personal Data by the Company or any Subsidiary and the transfer of his Personal Data to any third party administrator of the Plan and any broker through whom Shares are to be sold on behalf of a Participant;

(ii)    the Company, its Subsidiaries or any third party administrator of the Plan, transferring the Participant’s Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the issue of Awards and the acquisition of Ordinary Shares pursuant to Awards;

(iii)    the use of Personal Data by any such person for any such purposes; and

(iv)    the transfer to and retention of Personal Data by third parties (including any situated outside the European Economic Area) for or in connection with such purposes.

(l)    Clawback/Recovery.  Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant.

9.	ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a)(i) and 3(f), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(a)(ii), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(d) and 6(c)(i), and (iv) the class(es) and number of securities and price per Ordinary Share subject to outstanding Stock Awards.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)    Dissolution or Liquidation.  Except as otherwise provided in a Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s or any Affiliate’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and any Ordinary Shares subject to the Company’s or any Affiliate’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company or an Affiliate notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction.  The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)    Stock Awards May Be Assumed.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any) in connection with such Corporate Transaction.  A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants.  The terms of any assumption, continuation or substitution shall be set by the Board.

(ii)    Stock Awards Held by Current Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)    Stock Awards Held by Persons other than Current Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)    Payment for Stock Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of any Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d)    Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)    Plan Term.  The Board may suspend or terminate the Plan at any time.  Unless terminated sooner by the Board, the Plan shall automatically terminate on May 16, 2024.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF PLAN.

The Plan originally became effective on the Effective Date.  This amendment and restatement of the Plan document is effective on May 2, 2019, provided that this amendment and restatement of the Plan is approved by the Company’s shareholders at the annual general meeting of the shareholders of the Company held on such date.

12.	CHOICE OF LAW.

The laws of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)    “2011 Plan Available Reserve” means the number of shares of common available for issuance pursuant to the grant of future awards under the 2011 Plan determined as of immediately prior to the Effective Date.

(b)    “2018 Annual Meeting” means the annual general meeting of the shareholders of the Company held in 2018.

(c)    “2018 Executive Award” means an Award granted prior to the 2018 Annual Meeting that may vest, in part, subject to approval of the amendment and restatement of the Plan by the Company’s shareholders at the 2018 Annual Meeting.

(d)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act.  The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(e)    “Award” means a Stock Award or a Performance Cash Award.

(f)    “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(g)    “Board” means the Board of Directors of the Company.

(h)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(i)    “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company: (i) such Participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) such Participant’s failure to follow the lawful directives of manager(s); (iii) such Participant’s material violation of any Company policy; (iv) such Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) such Participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) such Participant’s willful breach of any of obligations under any written agreement or covenant with the Company or violation of any statutory duty owed to the Company.  The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company (or an Affiliate, if applicable), in its sole discretion.  Any determination by the Company (or an Affiliate, if applicable) that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or Affiliate or such Participant for any other purpose.

(j)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or any Affiliate reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company or any Affiliate, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 201 of the Companies Act 1963 (as may be amended, updated or replaced from time to time) (the “1963 Act”) or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 204 of the 1963 Act, or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(k)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)    “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(m)    “Company” means Horizon Pharma Public Limited Company, a company incorporated under the laws of Ireland.

(n)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Non-employee Director, or payment of a fee for such service, shall not cause a Non-employee Director to be considered a “Consultant” for purposes of the Plan.  Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(o)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.  To the extent permitted by law, the Board or the chief executive officer of the Company (or an Affiliate, if applicable), in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer of the Company (or an Affiliate, if applicable), including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.  Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(p)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(q)    “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(r)    “Director” means a member of the Board.

(s)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(t)    “Effective Date” means the original effective date of this Plan, which was immediately prior to the effective time of the merger between Horizon Pharma, Inc. and Horizon Pharma Public Limited Company pursuant to the Transaction Agreement and Plan of Merger dated March 18, 2014.

(u)    “Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(v)    “Entity” means a corporation, partnership, limited liability company or other entity.

(w)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(x)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of Ordinary Shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(y)    “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

(i)    If the Ordinary Shares is listed on any established stock exchange or traded on the NASDAQ Global Market or the NASDAQ Global Select Market, the Fair Market Value of a share of Ordinary Shares, unless otherwise determined by the Board, shall be the closing sales price for such Ordinary Shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the day of determination, as reported in a source the Board deems reliable.

(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Ordinary Shares on the day of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Ordinary Shares, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(z)    “Horizon” means Horizon Pharma, Inc. a Delaware corporation.

(aa)    “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(bb)    “Inducement Award” means a Stock Award granted pursuant to Section 3(f) of the Plan.

(cc)    “Inducement Committee” means a Committee consisting of the majority of the Company’s independent directors or the Company’s independent compensation committee, in either case in accordance with NASDAQ Listing Rule 5635(c)(4).

(dd)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(ee)    “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(ff)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(gg)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Ordinary Shares granted pursuant to the Plan.

(hh)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(ii)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(jj)    “Ordinary Shares” or “Shares” means the ordinary shares in the capital of the Company with a nominal value of US$0.0001 per share.

(kk)    “Other Stock Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(d).

(ll)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant.  Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(mm)    “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(nn)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(oo)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(pp)    “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(qq)    “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period.  The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total shareholder return; (v) return on equity or average shareholder’s equity; (vi) return on assets, investment, or capital employed; (vii) share price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) shareholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; and (xxxiii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(rr)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria.  Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any items that are ‘unusual’ in nature or that occur ‘infrequently’ as determined under generally accepted accounting principles.

(ss)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award.  Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(tt)    “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(uu)    “Personal Data” has the same meaning as defined in the Data Protection Acts 1988 and 2003.

(vv)    “Plan” means this Horizon Pharma Public Limited Company 2014 Equity Incentive Plan.

(ww)    “Restricted Stock Award” means an award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(a).

(xx)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(yy)    “Restricted Stock Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(b).

(zz)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(aaa)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(bbb)    “Securities Act” means the Securities Act of 1933, as amended.

(ccc)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 5.

(ddd)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(eee)    “Stock Award” means any right to receive Ordinary Shares granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(fff)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant.  Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ggg)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(hhh)    “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Affiliate.

ANNEX B

HORIZON PHARMA PUBLIC LIMITED COMPANY

2014 NON-EMPLOYEE EQUITY PLAN

1.	GENERAL.

(a)    Eligible Award Recipients.  The persons eligible to receive Awards are Non-employee Directors and Consultants.  This Plan is intended as the successor to the Horizon Pharma, Inc. 2011 Equity Incentive Plan with respect to grants to Non-employee Directors and Consultants.

(b)    Available Awards.  The Plan provides for the grant of the following Awards: (i) Nonstatutory Stock Options, (ii) Stock Appreciation Rights (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, and (v) Other Stock Awards.

(c)    Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.

2.	ADMINISTRATION.

(a)    Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)    Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Ordinary Shares pursuant to a Stock Award; (E) the number of Ordinary Shares with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v)    To suspend or terminate the Plan at any time.  Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)    To amend the Plan in any respect the Board deems necessary or advisable.  However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, shareholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of Ordinary Shares available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Ordinary Shares may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan.  Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii)    To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Rule 16b-3.

(viii)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.  Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to bring the Award into compliance with Section 409A of the Code.

(ix)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and any Affiliates and that are not in conflict with the provisions of the Plan or Awards.

(x)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Non-employee Directors or Consultants who are foreign nationals or provide services outside the United States.

(c)    Delegation to Committee.

(i)    General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Rule 16b-3 Compliance.  The Committee may consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)    Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e)    Cancellation and Re-Grant of Stock Awards.  Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Ordinary Shares in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event, provided that the exercise price of any such outstanding Options or Stock Appreciation Rights under the Plan may not be reduced below the nominal value of an Ordinary Share.

3.	SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve.

(i)    Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of Ordinary Shares of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed Two Million Two Hundred Fifty Thousand (2,250,000) Ordinary Shares.  For clarity, the limitation in this Section 3(a)(i) is a limitation on the number of Ordinary Shares that may be issued pursuant to the Plan.  Accordingly, this Section 3(a)(i) does not limit the granting of Stock Awards except as provided in Section 7(a).  Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Marketplace Rule 4350(i)(1)(A)(iii), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable stock exchange rules, and such issuance shall not reduce the number of Ordinary Shares available for issuance under the Plan.  Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the Ordinary Shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Ordinary Shares), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of Ordinary Shares that may be available for issuance under the Plan.

(ii)    Subject to subsection 3(b), the number of Ordinary Shares available for issuance under the Plan shall be reduced by: (i) one (1) Ordinary Share for each Ordinary Share issued pursuant to (A) an Option granted under Section 5, or (B) a Stock Appreciation Right granted under Section 5 with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Ordinary Shares on the date of grant; (ii) 1.29 Ordinary Shares for each Ordinary Share issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted prior to May 2, 2019, and (iii) 1.40 Ordinary Shares for each Ordinary Share issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted on or after May 2, 2019.

(b)    Reversion of Shares to the Share Reserve.

(i)    Shares Available For Subsequent Issuance.  If any Stock Award is forfeited back to the Company or Ordinary Shares are redeemed or repurchased by the Company or any Affiliate (in accordance with applicable Irish law) because of the failure to meet a contingency or condition required to vest such Ordinary Shares, then the Ordinary Shares that are forfeited, redeemed or repurchased shall revert to and again become available for issuance under the Plan.  Notwithstanding the provisions of this Section 3(b)(i), to the extent there is issued an Ordinary Share pursuant to a Stock Award under the Plan (other than an Option or Stock Appreciation Right) and such Ordinary Share becomes available for issuance under the Plan pursuant to Section 3(a)(i) or this Section 3(b)(i), then the number of Ordinary Shares available for issuance under the Plan shall increase by 1.29 shares for each such Ordinary Share returning to the Plan prior to May 2, 2019 and 1.40 shares for each such Ordinary Share returning to the Plan on or after May 2, 2019.

(ii)    Shares Not Available For Subsequent Issuance.  If any Ordinary Shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of Ordinary Shares subject to the Stock Award (i.e., “net exercised”), the number of Ordinary Shares that are not delivered to the Participant shall not remain available for issuance under the Plan.  Also, any Ordinary Shares withheld by the Company pursuant to Section 8(f) or withheld or tendered as consideration for the exercise of an Option or purchase of any other Stock Award shall not again become available for issuance under the Plan.

(c)    Source of Shares.  The Ordinary Shares issuable under the Plan shall be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with applicable Irish Law.

4.	ELIGIBILITY.

Stock Awards may be granted to Non-employee Directors and Consultants as determined by the Board.

5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  All Options shall be Nonstatutory Stock Options at the time of grant.  The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)    Term.  No Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b)    Exercise Price.  The exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR on the date the Option or SAR is granted.  Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code, provided that in all cases the exercise price is not less than the nominal value of an Ordinary Share.  Each SAR will be denominated in Ordinary Shares equivalents.

(c)    Purchase Price for Options.  The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below; provided, however, that where Ordinary Shares are issued pursuant to the exercise of an Option, the nominal value of each newly issued Ordinary Share is fully paid up.  The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.  The permitted methods of payment are as follows:

(i)    by cash, check, bank draft or money order payable to the Company;

(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)    by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that:

(1)    the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Ordinary Shares to be issued;

(2)    irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued Ordinary Shares will be fully paid up in cash; and

(3)    Ordinary Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Ordinary Shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) Ordinary Shares are delivered to the Participant as a result of such exercise, and (C) Ordinary Shares are withheld to satisfy tax withholding obligations; or

(iv)    in any other form of legal consideration that may be acceptable to the Board and permissible under applicable law.

(d)    Exercise and Payment of a SAR.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.  The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of Ordinary Shares equal to the number of Ordinary Shares equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.  The appreciation distribution in respect to a Stock Appreciation Right may be paid in Ordinary Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right, provided, however, that where Ordinary Shares are issued pursuant to a Stock Appreciation Right, the nominal value of each newly issued Ordinary Share is fully paid up.

(e)    Transferability of Options and SARs.  The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine.  In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i)    Restrictions on Transfer.  An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request.  Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)    Domestic Relations Orders.  Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order.

(iii)    Beneficiary Designation.  Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise.  In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise.

(f)    Vesting Generally.  The total number of Ordinary Shares subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal.  The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised as the Board may deem appropriate.  The vesting provisions of individual Options or SARs may vary.  The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Ordinary Shares as to which an Option or SAR may be exercised.

(g)    Termination of Continuous Service.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement.  If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h)    Extension of Termination Date.  If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.  In addition, unless otherwise provided in a Participant’s Award Agreement, if the immediate sale of any Ordinary Shares received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Ordinary Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)    Disability of Participant.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement.  If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j)    Death of Participant.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affilate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement.  If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a)    Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  To the extent consistent with the Company’s Bylaws, at the Board’s election, Ordinary Shares may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board.  The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration.  A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law, provided however, that where Ordinary Shares are issued pursuant to a Restricted Stock Award the nominal value of each newly issued Ordinary Share is fully paid up.

(ii)    Vesting.  Ordinary Shares awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)    Termination of Participant’s Continuous Service.  If a Participant’s Continuous Service terminates, the Company or any Affiliate may receive through a forfeiture condition or a repurchase right any or all of the Ordinary Shares held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)    Transferability.  Rights to acquire Ordinary Shares under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Ordinary Shares awarded under the Restricted Stock Award Agreement remain subject to the terms of the Restricted Stock Award Agreement.

(v)    Dividends.  A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the Ordinary Shares subject to the Restricted Stock Award to which they relate.

(b)    Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Ordinary Shares subject to the Restricted Stock Unit Award.  The consideration to be paid (if any) by the Participant for each share of Ordinary Shares subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law, provided, however, that where Ordinary Shares are issued pursuant to a Restricted Stock Unit Award, the nominal value of each newly issued Ordinary Share is fully paid up.

(ii)    Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)    Payment.  A Restricted Stock Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)    Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)    Dividend Equivalents.  Dividend equivalents may be credited in respect of Ordinary Shares covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional Ordinary Shares covered by the Restricted

Stock Unit Award in such manner as determined by the Board.  Any additional Ordinary Shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)    Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)    Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value of the Ordinary Shares at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6.  Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that where Ordinary Shares are issued pursuant to any Other Stock Award, the nominal value of each newly issued Ordinary Share is fully paid up.

7.	COVENANTS OF THE COMPANY.

(a)    Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the authorized but unissued Ordinary Shares reasonably required to satisfy such Stock Awards.

(b)    Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Ordinary Shares upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Ordinary Shares issued or issuable pursuant to any such Stock Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Stock Awards unless and until such authority is obtained.  A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Ordinary Shares pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c)    No Obligation to Notify or Minimize Taxes.  The Company and its Affiliates shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award.  Furthermore, the Company and its Affiliates shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised.  The Company and its Affiliates have no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a)    Use of Proceeds from Sales of Ordinary Shares.  Proceeds from the sale of Ordinary Shares pursuant to Stock Awards shall constitute general funds of the Company.

(b)    Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)    Shareholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Ordinary Shares subject to such Stock Award has been entered into the books and records of the Company.

(d)    No Service Rights.  Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the

Company or an Affiliate, or (ii) the service of a Non-employee Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate laws of the country or state in which the Company or the Affiliate is incorporated, as the case may be.

(e)    Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Ordinary Shares under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Ordinary Shares subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Ordinary Shares.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Ordinary Shares under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(f)    Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company or any Affiliate may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation, levies or any social security deduction obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no Ordinary Shares are withheld with a value exceeding the minimum amount of tax, levies and social security contribution required to be withheld by law or the practice of any revenue authority (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(g)    Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s (or Affiliate’s, if applicable) intranet (or other shared electronic medium controlled by the Company or any Affiliate to which the Participant has access).

(h)    Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code.  Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still providing services to the Company or an Affilate.  The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(i)    Compliance with Section 409A.  To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code.  Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Ordinary Shares are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(j)    Personal Data.  It shall be a term and condition of every Award that a Participant agrees and consents to:

(i)    the collection, use and processing of his Personal Data by the Company or any Subsidiary and the transfer of his Personal Data to any third party administrator of the Plan and any broker through whom Shares are to be sold on behalf of a Participant;

(ii)    the Company, its Subsidiaries or any third party administrator of the Plan, transferring the Participant’s Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the issue of Awards and the acquisition of Ordinary Shares pursuant to Awards;

(iii)    the use of Personal Data by any such person for any such purposes; and

(iv)    the transfer to and retention of Personal Data by third parties (including any situated outside the European Economic Area) for or in connection with such purposes.

9.	ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a)(i) and (ii) the class(es) and number of securities and price per Ordinary Share subject to outstanding Stock Awards.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)    Dissolution or Liquidation.  Except as otherwise provided in a Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s or any Affiliate’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and any Ordinary Shares subject to the Company’s or any Affiliate’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company or an Affiliate notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction.  The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)    Stock Awards May Be Assumed.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any) in connection with such Corporate Transaction.  A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants.  The terms of any assumption, continuation or substitution shall be set by the Board.

(ii)    Stock Awards Held by Current Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)    Stock Awards Held by Persons other than Current Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)    Payment for Stock Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d)    Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)    Plan Term.  The Board may suspend or terminate the Plan at any time.  Unless terminated sooner by the Board, the Plan shall automatically terminate immediately after May 1, 2024.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF PLAN.

The Plan originally become effective on the Effective Date.  This amendment and restatement of the Plan document is effective on May 2, 2019, provided that this amendment and restatement of the Plan is approved by the Company’s shareholders at the annual general meeting of the shareholders of the Company held on such date.

12.	CHOICE OF LAW.

The laws of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act.  The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)    “Award” means a Stock Award.

(c)    “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(f)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or any Affiliate reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company or any Affiliate, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 201 of the Companies Act 1963 (as may be amended, updated or replaced from time to time) (the “1963 Act”), or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 204 of the 1963 Act., or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(g)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h)    “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(i)    “Company” means Horizon Pharma Public Limited Company, a company incorporated under the laws of Ireland.

(j)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Non-employee Director, or payment of a fee for such service, shall not cause a Non-employee Director to be considered a “Consultant” for purposes of the Plan.  Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(k)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.  To the extent permitted by law, the Board or the chief executive officer of the Company (or an Affiliate, if applicable), in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer of the Company (or an Affiliate, if applicable), including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.  Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m)    “Director” means a member of the Board.

(n)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(o)     “Effective Date” means the effective date of this Plan, which is immediately prior to the effective time of the merger between Horizon Pharma, Inc. and Horizon Pharma Public Limited Company pursuant to the Transaction Agreement and Plan of Merger dated March 18, 2014.

(p)    “Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director or Consultant, or payment of a fee for such services, shall not cause a Director or Consultant to be considered an “Employee” for purposes of the Plan.

(q)    “Entity” means a corporation, partnership, limited liability company or other entity.

(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of Ordinary Shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(t)    “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

(i)    If the Ordinary Shares is listed on any established stock exchange or traded on the NASDAQ Global Market or the NASDAQ Global Select Market, the Fair Market Value of a share of Ordinary Shares, unless otherwise determined by the Board, shall be the closing sales price for such Ordinary Shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the last market trading day prior to the day of determination, as reported in a source the Board deems reliable.

(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Ordinary Shares on the last market trading day prior to the day of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Ordinary Shares, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A of the Code.

(u)    “Non-Employee Director” means a Director who is not an Employee.

(v)    “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(x)    “Option” means a Nonstatutory Stock Option to purchase Ordinary Shares granted pursuant to the Plan.

(y)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa)    “Ordinary Shares” or “Shares” means the ordinary shares in the capital of the Company with a nominal value of US$0.0001 per share.

(bb)    “Other Stock Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(c).

(cc)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant.  Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(dd)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ee)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ff)    “Personal Data” has the same meaning as defined in the Data Protection Acts 1988 and 2003.

(gg)    “Plan” means this Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan.

(hh)    “Restricted Stock Award” means an award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(a).

(ii)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant.  Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(jj)    “Restricted Stock Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(b).

(kk)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.  Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ll)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(mm)    “Securities Act” means the Securities Act of 1933, as amended.

(nn)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 5.

(oo)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant.  Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(pp)    “Stock Award” means any right to receive Ordinary Shares granted under the Plan, including a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, or any Other Stock Award.

(qq)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant.  Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

HORIZON PHARMA PLC CONNAUGHT HOUSE 1 BURLINGTON ROAD DUBLIN 4 D04 C5Y6, IRELAND

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E59613-P19484 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — —

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HORIZON PHARMA PLC
The Board of Directors recommends you vote “FOR” each of the nominees for director listed below and “FOR” Proposals 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11.

1.	Election of Class II Director Nominees:
		For	Against	Abstain			For	Against	Abstain
	1a. Michael Grey 1b. Jeff Himawan, Ph.D.	☐ ☐	☐ ☐	☐ ☐	7.

Renewal of the Board of Directors’ existing authority to allot and issue ordinary shares for cash without first offering those ordinary shares to existing shareholders pursuant to the statutory pre-emption right that would otherwise apply under Irish law.

							☐	☐	☐
2.	Approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019 and authorization of the Audit Committee to determine the auditors’ remuneration.	☐	☐	☐	8.	Approval of motion to adjourn the Annual General Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the Annual General Meeting to approve Proposal 7.	☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement.	☐	☐	☐	9.	Approval of a change of name of our Company to Horizon Therapeutics Public Limited Company.	☐	☐	☐

4.	Authorization for us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.	☐	☐	☐	10.	Approval of the Amended and Restated 2014 Equity Incentive Plan.	☐	☐	☐

5.	Approval of an increase in the authorized share capital of the Company from €40,000 and $30,000 to €40,000 and $60,000 by the creation of an additional 300,000,000 ordinary shares of nominal value $0.0001 per share.	☐	☐	☐	11.	Approval of the Amended and Restated 2014 Non-Employee Equity Plan.	☐	☐	☐

6.	Renewal of the Board of Directors’ existing authority to allot and issue ordinary shares for cash and non-cash consideration under Irish law.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

2019 Annual General Meeting Admission Ticket

2019 Annual General Meeting of

Shareholders of Horizon Pharma plc

May 2, 2019, 3:00 p.m. Local Time (Ireland)

Connaught House

1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the

Annual General Meeting of Shareholders.

The Proxy Statement and the 2018 Annual Report to Shareholders are available at: www.proxyvote.com

The 2018 Irish Statutory Financial Statements will be available on our website at

www.horizonpharma.com on or before April 11, 2019.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

E59614-P19484

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 Proxy — HORIZON PHARMA PLC

Notice of 2019 Annual General Meeting of Shareholders

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Proxy Solicited by the Board of Directors for the Annual General Meeting of Shareholders — May 2, 2019

The undersigned hereby appoints Timothy P. Walbert and Paul W. Hoelscher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend, speak and vote, as provided on the other side, all the ordinary shares of Horizon Pharma plc that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of Horizon Pharma plc to be held at 3:00 p.m. (local time) on May 2, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting of Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4, 5, 6, 7, 8, 9, 10 AND 11.

(Proposals to be voted appear on reverse side.)